Exhibit 99.1

INTERNATIONAL CENTRE FOR SETTLEMENT OF INVESTMENT DISPUTES

WASHINGTON, D.C.

TECO GUATEMALA HOLDINGS LLC

Claimant

v.

THE REPUBLIC OF GUATEMALA

Respondent

(ICSID Case No. ARB/10/17)

AWARD

ARBITRAL TRIBUNAL

Mr. Alexis Mourre, President

Prof. William W. Park, Arbitrator

Dr. Claus von Wobeser, Arbitrator

Secretary of the Tribunal:

Mrs. Anneliese Fleckenstein

Date of dispatch to the Parties: December 19, 2013

Representing the Claimant:	Representing the Respondent:

Ms. Andrea Menaker

Mr. Jamie M. Crowe

White & Case, LLP

Washington, D.C. 20005

Unites States of America

and

Mr. Phil Barringer

Mr. Javier Cuevas

TECO Guatemala Holdings, LLC

Tampa, FL 33602

Unites States of America

Dr. Vladimir Aguilar

Attorney General of the Republic of Guatemala

Procuraduría de la República de Guatemala

Guatemala City, Guatemala

and

Mr. Sergio de la Torre Gimeno

Ms. María Luisa Flores

Mr. Alexander Cutz Calderón

Mr. Romeo López Guiterrez

Ministry of Integration and Foreign Trade

Ministry of Economy

Guatemala City, Guatemala

and

Mr. Alejandro Arenales

Mr. Alfredo Skinner-Klée

Mr. Rodolfo Salazar

Arenales & Skinner Klée

Guatemala City, Guatemala

and

Mr. Nigel Blackaby

Mr. Lluís Paradell

Mrs. Noiana Marigo

Mr. Jean-Paul Dechamps

Ms. Lauren Friedman

Ms. Michelle Grando

Freshfields Bruckhaus Deringer US LLP

Washington, D.C. 20004

Unites States of America

Contents

LIST OF ABBREVIATIONS AND TERMS USED				7

I.	THE PARTIES			10

A.		The Claimant		10

B.		The Respondent		11

II.	CONSENT TO ARBITRATION			12

III.	PROCEDURAL HISTORY			14

IV.	SUMMARY OF THE FACTS			21

A.		Background of the electricity distribution system in Guatemala		21

B.		The new regulatory framework		26

	1.		The General Electricity Law	26

		a)	Creation of the CNEE	26

		b)	Basis for calculating the tariffs	26

		c)	Procedure for calculating the tariffs	28

	2.		The RLGE	29

C.		The privatization of EEGSA		31

D.		The 1999-2003 tariffs		34

E.		Tariff review for the period 2003-2008		34

F.		Restructuring of the TECO ENERGY group		35

G.		Tariff review for 2008-2013		36

	1.		The impugned April 2007 Terms of Reference	36

	2.		The Terms of Reference	38

	3.		The Bates White VAD study	39

	4.		Establishment of the Expert Commission and discussion of the Operating Rules	41

	5.		The Expert Commission’s report and its dissolution	44

	6.		Calculation of tariffs for the 2008-2013 period and actions brought by EEGSA	45

	7.		Sale of Teco’s shares in EEGSA	51

V.	POSITION OF THE PARTIES ON JURISDICTION			52

A.		Summary of Respondent’s position		52

	1.		Teco’s claim is a mere regulatory disagreement	52

	2.		The Claimant cannot file an appeal before the Arbitral Tribunal against the decisions of the Guatemalan courts, it can only file a claim for denial of justice but it has not done so	54

	3.		The Iberdrola decision	55

B.		Summary of Claimant’s position		55

	1.		Teco’s claim relates to a violation of the Treaty and is not a mere regulatory disagreement	56

	2.		Teco’s claims are to be decided in the merits	56

	3.		The Claimant is not limited to arguing denial of justice	57

	4.		The arbitral tribunal’s decision in Iberdrola is not relevant to reviewing the Arbitral Tribunal’s jurisdiction in this case	58

VI.	POSITION OF THE PARTIES ON THE MERITS			58

A.		Claimant’s Position		58

	1.		Guatemala violated its obligation under Article 10.5 of the Treaty	59

		a)	The fundamental modification of the regulatory framework and the violation of Claimant’s legitimate expectations	59

		i.	The VAD would be calculated based on the study submitted by the distributor	60

		ii.	The LGE established that the VAD would be calculated on the basis of the VNR of a distribution network of a model efficient company	61

		iii.	Discrepancies between the distributor and the CNEE on the VAD study would be resolved by an independent Expert Commission	63

		b)	Guatemala carried out the 2008 tariff review in bad faith and in an openly arbitrary manner	64

		i.	The issuance of the Terms of Reference for the 2008 review	65

		ii.	The unjustified rejection of the Bates White study	65

		iii.	Attempts to manipulate the functioning of the Expert Commission by the CNEE	66

		iv.	The dissolution of the Expert Commission	67

		v.	Harassment of EEGSA executives	68

		c)	Guatemala’s actions violated its obligation to accord fair and equitable treatment to Teco	69

		i.	Substantial modification of the regulatory framework and frustration of the legitimate expectations of the Claimant	69

		ii.	Prohibition of arbitrary, illegal, and grossly unfair actions	70

	2.		Damages	71

		a)	Profits lost between August 2008 and October 2010	72

		b)	The loss in value of EEGSA’s shares as a result of Guatemala’s actions	72

		c)	Response to criticisms of the Respondent’s expert	73

		d)	Reasonableness of the valuation of Claimant’s experts	74

		i.	The internal rate of return (“IRR”) for the cost of equity	74

		ii.	The VNRs calculated by Bates White and Sigla	74

		iii.	The selling price at which EPM bought DECA II	75

		e)	Interest	75

B.		Respondent’s Position		76

	1.		The minimum standard of treatment under the Treaty does not cover Teco’s claims	76

	2.		The alleged representations made by Guatemala and the alleged frustration of Teco’s legitimate expectations	78

		a)	The amendment of Article 98 of RLGE in 2007	79

		b)	The FRC in the 2008 Terms of Reference	80

		c)	The role of the Expert Commission	80

		i.	Non-binding Pronouncement	81

		ii.	Function limited to the pronouncement	81

		iii.	These are aspects of domestic law that have already been decided by the Constitutional Court of Guatemala	82

	3.		The alleged arbitrariness and injustice in the 2008 tariff review	82

		a)	The Terms of Reference for the 2008 tariff review	83

		b)	The Bates White study and the use of the Sigla study by the CNEE to calculate the VAD	83

		c)	Article 98 bis of the RLGE	85

		d)	The Operating Rules	85

		e)	The alleged illicit contacts with Mr. Riubrugent	86

		f)	The alleged harassment of EEGSA’s executives	86

	4.		The damages	87

		a)	The errors in Mr. Kaczmarek’s discounted cash flow valuation method	87

		i.	Operating costs projected by Mr. Kaczmarek	87

		ii.	Mr. Kaczmarek’s projections in the “but-for” scenario	88

		b)	Errors in the valuation resulting from comparables	89

		c)	The sale of DECA II reflects the correct value for EEGSA in the actual scenario	89

		d)	Corrected valuation	90

		e)	Reasonableness of Messrs. Abdala and Schoeters’ valuation	91

		f)	Interest	91

VII.	THE PARTIES’ REQUESTS FOR RELIEF			92

A.		Claimant’s requests for relief		92

B.		Respondent’s requests for relief		92

VIII.	REASONING OF THE AWARD			93

A.		Jurisdiction		93

	1.		Minimum standard of treatment under CAFTA-DR	94

	2.		The alleged mere regulatory nature of the dispute	97

	3.		The Parties’ disagreement was allegedly resolved by the Guatemalan courts and the Claimant waived its right to raise a claim for denial of justice	98

	4.		The Iberdrola tribunal made a jurisdictional finding in favor of Guatemala	100

B.		Merits		101

	1.		The Parties’ disagreements as to the regulatory framework	102

		a)	Relevance in this arbitration of the Constitutional Court’s decisions	104

		b)	Establishment of the tariff based on the distributor’s consultant study	104

		c)	The role of the Expert Commission	109

		d)	Whether the distributor’s consultant and the Expert Commission could depart from the Terms of Reference	116

	2.		The alleged representations of the Respondent and Claimant’s legitimate expectations at the time of the investment	119

	3.		The Respondent’s behavior	122

		a)	The amendments to RLGE Article 98	122

		b)	The alleged manipulations of the Terms of Reference by the CNEE and the alleged lack of cooperation of the CNEE in the tariff review process	125

		c)	The CNEE’s decision to dissolve the Expert Commission	127

		d)	The CNEE’s rejection of the Expert Commission’s report and decision to fix the tariff based on its own consultant’s VAD study	128

		e)	The alleged retaliation of Guatemala against EEGSA	139

IX.	DAMAGES			139

	1.		Valuation base and inputs	140

		a)	Valuation base	140

		b)	The VNR	141

		c)	The FRC	142

		d)	Capital expenditures	143

	2.		Historical losses	144

	3.		Loss of value	144

	4.		Interest	147

X.	THE COSTS			149

DECISION				151

LIST OF ABBREVIATIONS AND TERMS USED

Bates White: Bates White LLC

Administrative and Financial Regulations: ICSID Administrative and Financial Regulations

Arbitration Rules: ICSID Arbitration Rules

Authorization Agreements: Authorization Agreement for distribution of electricity in the departments of Guatemala, Sacatepéquez and Escuintla of May 15, 1998 and Authorization Agreement of February 2, 1999, for distribution of electricity in the departments of Chimaltenango, Santa Rosa and Jalapa.

CAFTA-DR: Free Trade Agreement between the Dominican Republic, the United States of America, and Central America

CFD: Cash flow discount (valuation method)

CNEE: Comisión Nacional de Energía Eléctrica (National Commission of Electric Energy)

Counterfactual value: Used to refer to the valuation of EEGSA, assuming that the CNEE had implemented the decisions of the Expert Commission to correct the EEGSA VAD study in 2008

CRF: Capital Recovery Factor (In original in Spanish: Factor de Recuperación de Capital “FRC”).

Current value: Used to refer to the valuation of EEGSA in the actual conditions in which its shares were sold to EPM in October 2010

DCF: Discounted Cash Flow.

DECA I: Distribución Eléctrica Centro Americana S.A.

DECA II: Distribución Eléctrica Centro Americana Dos S.A.

DEOCSA: Distribuidora de Electricidad de Occidente S.A.

DEORSA: Distribuidora de Electricidad de Oriente S.A.

EDP: Electricidade de Portugal S.A.

EEGSA: Empresa Eléctrica de Guatemala S.A.

EPM: Empresas Públicas de Medellín E.S.P.

FET: Fair and Equitable Treatment.

FRC: see CRF.

Iberdrola: Iberdrola Energía S.A.

ICSID: International Centre for Settlement of Investment Disputes

ICSID Convention: Convention on the Settlement of Investment Disputes between States and Nationals of Other States

INDE: Instituto Nacional de Electrificación (National Institute for Electrification)

LGE: General Electricity Law

MEM: Ministry of Energy and Mines of Guatemala

Memorandum of Sale: Information Memorandum of Sale of EEGSA prepared by Salomon Smith Barney, 1998

Minutes of the First Session: Record of the agreements reached between the Parties and the Arbitral Tribunal during the first session of the Tribunal Arbitral, held on May 23, 2011

NAFTA: North America Free Trade Agreement

NERA: NERA Economic Consulting S.A.

NRV: New Replacement Value (In original in Spanish: Valor Nuevo de Reemplazo “VNR”).

PA Consulting: PA Consulting Services S.A.

Parties: Together, the Claimant and the Respondent

Preliminary Memorandum: Preliminary Information Memorandum of Sale of EEGSA prepared by Salomon Smith Barney in April 1998

Purchase and Sales Agreement: Share Purchase and Sales Agreement signed between DECA I and the Republic of Guatemala on September 11, 1998

PW Report: The report prepared by Price Waterhouse on January 11, 1991 on the privatization of EEGSA

RLGE: Regulations of the LGE, Government Resolution No. 256-97 of March 21, 1997, with subsequent modifications

SIGLA: Association formed by the consultants Sigla S.A. and Sistemas Eléctricos y Electrónicos de Potencia, Control y Comunicaciones S.A.

TECO Energy Inc.: The parent company of the Teco group dealing with energy

Teco or the Claimant: Teco Guatemala Holdings LLC

Terms of Reference: Terms of Reference for conducting the VAD study for EEGSA in the period 2008-2013; CNEE Resolution No. 13680-2007 of April 30 as amended by Resolution No. 124-2007 of October 9, 2007 and Resolution No. 5-2008 of January, 17, 2008.

TPS: Teco Power Service Corporation de Ultramar Guatemala, S.A.

USAID: The United States Agency for International Development

VAD: Value Added for Distribution (in original in Spanish Valor Agregado de Distribución)

VNR: see NRV

I.	THE PARTIES

A.	The Claimant

1.	Teco Guatemala Holdings LLC, the claimant in this arbitration (“Teco” or “the Claimant”), is a limited liability company established in 2005 under the laws of the state of Delaware in the United States of America.

2.	Teco is a subsidiary entirely owned by TECO Energy Inc. (“TECO ENERGY”), a parent company established under the laws of the state of Florida, United States of America.

3.	In 1998, another subsidiary of the group TECO ENERGY established in the Cayman Islands and known as Teco Power Service Corporation de Ultramar Guatemala, S.A. (“TPS”), together with Iberdrola Energía S.A. (“Iberdrola”) and Electricidade de Portugal S.A. (“EDP”), formed the Guatemalan company Distribución Eléctrica Centro-Americana S.A. (“DECA I”), and through the latter company, acquired 80 percent of the capital of Empresa Eléctrica de Guatemala S.A. (“EEGSA”).

4.	EEGSA is a Guatemalan electricity company. Under Ministerial Agreement No. OM-158-98 of April 2, 1998 and the Authorization Agreement of May 15, 1998, the Ministry of Energy and Mines of Guatemala (“MEM”) authorized EEGSA to distribute electricity in the departments of Guatemala, Sacatepéquez, and Escuintla for a period of 50 years. Following the privatization of EEGSA, under Ministerial Agreement No. OM-32-99 of January 11, 1999 and an Authorization Agreement of February 2, 1999, MEM also authorized EEGSA to distribute electricity in the departments of Chimaltenango, Santa Rosa and Jalapa for a period of 50 years.

5.	In August 1999, DECA I was absorbed by EEGSA and another Guatemalan company known as Distribución Eléctrica Centro-Americana 2 S.A. (“DECA II”) was created, which became the owner of 80 percent of the capital of EEGSA.

6.	TPS owned 30 percent of the capital of DECA II and the remaining capital of that company was owned by Iberdrola (49 percent) and by EDP (21 percent).

7.	In 2004, the shares of TPS in DECA II were transferred within the group TECO ENERGY to another subsidiary known as TWG Non-Merchant Inc., which later changed its name to TECO Guatemala Inc. In 2005, the shares of DECA II owned by TECO Guatemala Inc. were transferred to the Claimant.

8.	In 2010, DECA II sold its shares in EEGSA to the Colombian firm Empresas Públicas de Medellín E.S.P. (“EPM”).

9.	In this procedure, Teco is represented by:

Andrea J. Menaker

Jaime M. Crowe

Petr Polášek

Kristen M. Young

White & Case LLP

701 Thirteenth Street, NW

Washington, DC 20005-3807, USA.

Tel. +1 202 626 3600

Phil Barringer

Javier Cuebas

Teco Guatemala Holdings LLC

702 North Franklin Street

Tampa, FL 33602, USA

B.	The Respondent

10.	The Republic of Guatemala (“Guatemala” or “the Respondent”) is the Respondent in this arbitration. In this procedure, Guatemala is represented by:

Dr. Vladimir Aguilar

Attorney General of the Republic of Guatemala

Procuraduría de la República de Guatemala

and

Mr. Sergio de la Torre Gimeno

Ms. María Luisa Flores

Mr. Alexander Cutz Calderón

Mr. Romeo López Guiterrez

Ministry of Integration and Foreign Trade

Ministry of Economy

Guatemala City,

Guatemala

Alejandro Arenales

Alfredo Skinner-Klée

Rodolfo Salazar

Arenales & Skinner Klée

3ª calle 2-60 Zona 10, 01010

Edificio Topacio Azul, Of. 701

Guatemala City, Guatemala

Tel. (+1 502) 2386-9300

Nigel Blackaby

Lluis Paradell

Noiana Marigo

Jean Paul Deschamps

Lauren Friedman

Michelle Grando

Freshfields Bruckhaus Deringer LLP

701 Pennsylvania Avenue N.W.

Suite 600

Washington, DC 20004, USA

Tel. (+1 202) 7774-519

11.	The Arbitral Tribunal will refer to the Claimant and the Respondent together as “the Parties”

II.	CONSENT TO ARBITRATION

12.	The consent of the Republic of Guatemala to arbitration is established in Article 10.17.1 of the Free Trade Agreement between the Dominican Republic, the United States of America and Central America (“CAFTA-DR”), which provides that:

“Each Party consents to the submission of a claim to arbitration under this Section in Accordance with this Agreement.”

13.	Paragraphs 2 and 3 of Article 10.16 of CAFTA-DR, entitled “Submission of a Claim to Arbitration,” provides that:

“2. At least 90 days before submitting any claim to arbitration under this Section, a claimant shall deliver to the respondent a written notice of its intention to submit the claim to arbitration (‘notice of intent’) […].

3. Provided that six months have elapsed since the events giving rise to the claim, a claimant may submit a claim referred to in paragraph 1:

(a) under the ICSID Convention and the ICSID Rules of Procedure for Arbitration Proceedings, provided that both the respondent and the Party of the claimant are parties to the ICSID Convention […]”

14.	Article 10.18 of CAFTA-DR provides that:

“Conditions and Limitations on Consent of Each Party

1. No claim may be submitted to arbitration under this Section if more than three years have elapsed from the date on which the claimant first acquired, or should have first acquired, knowledge of the breach alleged under Article 10.16.1 and knowledge that the claimant (for claims brought under Article 10.16.1(a)), or the enterprise (for claims brought under Article 10.16.1(b)) has incurred loss or damage.

2. No claim may be submitted to arbitration under this Section unless:

(a) the claimant consents in writing to arbitration in accordance with the procedures set out in this Agreement; and

(b) the notice of arbitration is accompanied,

(i) for claims submitted to arbitration under Article 10.16.1(a), by the claimant’s written waiver, and

(ii) for claims submitted to arbitration under Article 10.16.1(b), by the claimant’s and the enterprise’s written waivers of any right to initiate or continue before any administrative tribunal or court under the law of any Party, or other dispute settlement procedures, any proceeding with respect to any measure alleged to constitute a breach referred to in Article 10.16.

3. Notwithstanding paragraph 2(b), the claimant (for claims brought under Article 10.16.1(a)) and the claimant or the enterprise (for claims brought under Article 10.16.1(b)) may initiate or continue an action that seeks interim injunctive relief and does not involve the payment of monetary damages before a judicial or administrative tribunal of the respondent, provided that the action is brought for the sole purpose of preserving the claimant’s or the enterprise’s rights and interests during the pendency of the arbitration.”

15.	The Claimant expressly consented to arbitration by submitting its request for arbitration (“Request for Arbitration”) dated October 20, 2010 and satisfied all requirements provided by the CAFTA-DR for the commencement of the arbitration.[1]

16.	In Accordance with Article 10.18.2(b) of CAFTA-DR, Teco also waived its right to initiate or continue before any administrative tribunal or court under the law of any of the Parties any proceeding seeking compensation for any measure alleged to constitute a breach referred to in Article 10.16 of CAFTA-DR.[2]

17.	It is undisputed that the Claimant met the requirement of notice of intent, that more than six months elapsed since the events giving rise to the claim, and that the requirement of written consent by the Parties to arbitration was met.

III.	PROCEDURAL HISTORY

18.	On January 13, 2009, the Claimant submitted its letter of intent to Guatemala, in accordance with Article 10.16.2 of CAFTA-DR.

19.	On October 20, 2010, the Claimant submitted its Request for Arbitration to the ICSID Secretariat, in accordance with Article 36 of the ICSID Convention.

20.	On November 23, 2010, the Secretary-General registered the Claimant’s Request for Arbitration.

21.	On February 11, 2011, the Arbitral Tribunal was constituted, consisting of Professor William W. Park, appointed by the Claimant, Professor Rodrigo Oreamuno, appointed by the Respondent, and Mr. Alexis Mourre, appointed jointly by the Parties to be the President of the Arbitral Tribunal.

22.	On March 30, 2011, following a request for disqualification lodged by the Claimant, Professor Oreamuno declined to serve on the Arbitral Tribunal. On same date, the Secretary General of the ICSID notified the Parties, in accordance with rule 10(1) of the ICSID Arbitration Rules (the “Rules”), that the proceeding would remain suspended in accordance with rule 10(2).

23.	On April 5, 2011, the Respondent appointed Dr. Claus von Wobeser as arbitrator and the Claimant raised no objection to such appointment. Accordingly, on April 21, 2011 the Arbitral Tribunal was reconstituted with the following members: Professor William W. Park, Dr. Claus von Wobeser, and Mr. Alexis Mourre.

[1]	Exhibit 3 to the Request for Arbitration.
[2]	Exhibit 4 to the Request for Arbitration.

24.	On May 23, 2011, in accordance with rule 13(1), the Tribunal held its first session with the Parties by conference call. The session was recorded and the Arbitral Tribunal established minutes (“Minutes of the First Session”) which were transmitted to the Parties on June 14, 2011.

25.	The Minutes of the First Session recorded the Parties’ agreement on the rules applicable to the arbitration and the provisional timetable. The Minutes of the First session also recorded that the Parties agreed that the Arbitral Tribunal had been properly constituted and that they had no objections to the appointment of its members.

26.	On September 23, 2011, the Claimant submitted its Memorial (the “Memorial”) together with factual exhibits C-1 to C-418, legal exhibits CL-1 to CL-56, the witness statements of Carlos Manuel Bastos (CWS-1), Sandra W. Callahan (CWS-2), Miguel Francisco Calleja Mediano (CWS-3), Leonardo Giacchino (CWS-4), Gordon L. Gillette (CWS-5) and Luis Maté (CWS-6), as well as the expert reports of Rodolfo Alegría Toruño (CER-1) and Brent C. Kaczmarek (CER-2).

27.	On October 25, 2011, the Respondent confirmed that it would object to the Arbitral Tribunal’s jurisdiction, but that it considered that it would be more effective for such objections to be considered at the same time as the merits. The Respondent therefore proposed the following schedule of proceedings, which was accepted by the Claimant and adopted by the Arbitral Tribunal:

“1. Respondent’s memorial on jurisdiction and counter-memorial on the merits to be submitted on January 24, 2012.

2. Claimant’s counter-memorial on jurisdiction and reply on the merits to be submitted on May 24, 2012.

3. Respondent’s rejoinder on the merits and jurisdiction to be submitted on September 24, 2012.”3

28.	On December 16, 2011, the Arbitral Tribunal issued Procedural Order No. 1, dealing with certain requests for the production of documents made by the Respondent.

29.	On January 24, 2012, the Respondent filed its memorial on jurisdiction and admissibility and counter-memorial on the merits (the “Counter-Memorial”), together with factual exhibits R-1 to R-162, legal exhibits RL-1 to RL-17, the witness statements of Carlos Eduardo Colóm Bickford (RWS-1), Enrique Moller

[3]	Respondent’s letter to the Arbitral Tribunal of October 25, 2011.

Hernández (RWS-2), Alejandro Alberto Arnau Sarmiento, Mariana Álvarez Guerrero and Edgardo Leandro Torres (Mercados Energéticos) (RWS-3), as well as the expert reports of Manuel A. Abdala and Marcelo A. Schoeters (RER-1), Mario C. Damonte (RER-2) and Juan Luis Aguilar Salguero (RER-3).

30.	On January 31, 2012, the Claimant requested the Arbitral Tribunal to exclude exhibits R-102, R-140, R-149, R-150, and R-151 and requested that the Respondent resubmit its Counter-Memorial after removing the references to such exhibits.

31.	On February 2, 2012, the Claimant requested that paragraph 10.3 of the Minutes of the First Session be amended. On February 3, 2012, the Arbitral Tribunal asked the Parties to try to reach an agreement on the matter.

32.	On February 9, 2012, the Parties agreed to amend the third paragraph of item 10 of the Minutes of the First Session concerning the obligation to translate documents by replacing “including ICSID decisions” with “apart from ICSID or other international legal decisions.”

33.	On February 10, 2012, the Arbitral Tribunal issued its order on Claimant’s January 31, 2012 request to exclude documents. The Arbitral Tribunal refused to exclude exhibits R-102, R-149, R-150 and R-151 from the record for such exhibits related to individuals who had submitted witness statements in the arbitration. Regarding exhibit R-140, the Arbitral Tribunal removed it from the record but gave the Respondent the option of replacing it by a document consisting solely of extracts from the statement made by Mr. Bastos in the Iberdrola arbitration.

34.	On March 21, 2012, the Arbitral Tribunal issued its Procedural Order No. 2, dealing with Claimant’s requests for the production of documents.

35.	On March 28, 2012, the Claimant requested that the Arbitral Tribunal order the Respondent to produce a clean copy of document G3-25 produced by the Respondent in response to the Claimant’s request to produce.

36.	On March 30, 2012, the Arbitral Tribunal directed the Parties to confer and attempt to agree on the question of the time-limit for the non-disputing parties’ submissions.

37.	On April 4, 2012, the Respondent informed the Arbitral Tribunal that it agreed to produce a clean copy of document G3-25, but that such production did not amount to a waiver of the privilege of communications between the CNEE and its internal or external legal counsels.

38.	On April 9, 2012, the Parties agreed that the time-limit for the submission of non-disputing parties’ briefs would be October 8, 2012.

39.	On April 11, 2012, the Respondent confirmed that it had produced all the documents ordered by the Arbitral Tribunal in its Procedural Order No. 2.

40.	On April 12, 2012, the Arbitral Tribunal noted the Parties’ agreement on the time-limit for the submissions of the non-disputing parties. The non-disputing parties were notified by the ICSID Secretary General of such time-limit on April 18, 2012.

41.	On May 24, 2012, the Claimant filed its reply (the “Reply”), together with factual exhibits C-419 to C-594, legal exhibits CL-57 to CL-80, the additional witness statements of Carlos Manuel Bastos (CWS-7), Sandra W. Callahan (CWS-8), Miguel Francisco Calleja Mediano (CWS-9), Leonardo Giacchino (CWS-10), Gordon L. Guillette (CWS-11) and Luis Maté (CWS-12) and the additional expert reports by Rodolfo Alegría Toruño (CER-3), Fernando Barrera Rey and Carlos Fernando Barrientos (CER-4) and Brent C. Kaczmarek (CER-5).

42.	On September 24, 2012, the Respondent filed its rejoinder (the “Rejoinder”), together with factual exhibits R-163 to R-208, legal exhibits RL-18 to RL-32, the additional witness statements of Carlos Eduardo Colom Bickford (RWS-4) and Enrique Moller Hernández (RWS-5), and expert reports by Manuel A. Abdala and Marcelo A. Schoeters (RER-4), Mario C. Damonte (RER-5) and Juan Luis Aguilar Salguero (RER-6).

43.	On September 27, 2012, the Claimant complained that the Respondent had addressed jurisdictional issues in its Rejoinder, while it had been agreed in the Minutes of the First Session that the Rejoinder would only deal with the merits. The Claimant therefore requested an opportunity to answer such jurisdictional arguments.

44.	On October 1, 2012, the Arbitral Tribunal invited the Parties to “confer and agree on the organization and agenda of the hearings” and informed them that the Arbitral Tribunal would hold “a pre-hearing conference call on Tuesday 11 December, 2012.”[4]

45.	On the same date, the Respondent agreed that the Claimant would respond to its last jurisdictional arguments no later than November 9, 2012.

46.	On October 5, 2012, the Governments of the Dominican Republic and the Republic of El Salvador submitted a non-disputing party brief pursuant to Article 10.20.2 of CAFTA-DR. On the same day, the Arbitral Tribunal granted an extension until November 23, 2012 of the time-limit for the other non-disputing parties to submit briefs.

[4]	Arbitral Tribunal message to the Parties of October 1, 2012.

47.	On October 12, 2012, the Claimant requested that exhibits R-189, R-191, R-193, R-194, R-195, R-197, R-200 and R-202, as well as any reference to such exhibits in the Rejoinder or in other documents be excluded from the record.

48.	On October 19, 2012, the Respondent objected to such request.

49.	On October 23[5], 2012, the Arbitral Tribunal decided to remove from the record exhibits R-189, R-191, R-193, R-194, R-195, R-197, R-200 and R-202, except for the parts of document R-202 relating to the evidence of Claimant’s experts and witnesses whom the Respondent had decided to cross-examine. The Arbitral Tribunal also ordered the Respondent to remove any reference to such documents in its Rejoinder or other documents exhibited therewith.

50.	On November 2, 2012, the Parties submitted to the Arbitral Tribunal their proposals for the organization of the evidentiary hearings.

51.	On November 6, 2012, the Respondent submitted its Rejoinder without the references to the removed exhibits.

52.	On November 8, 2012, the Claimant requested that the Arbitral Tribunal exclude witness statement RWS-3 and exhibit R-103 from the record since its authors would not be available for cross-examination at the evidentiary hearings.

53.	On November 9, 2012, the Arbitral Tribunal informed the Parties of its decisions concerning the organization of the evidentiary hearings.

54.	On the same date, the Claimant filed its rejoinder on jurisdiction and admissibility (“Rejoinder on Jurisdiction”).

55.	On November 15, 2012, the Republic of Honduras submitted a non-disputing party brief.

56.	On November 19, 2012, the Respondent responded to Claimant’s November 8, 2012 request for the exclusion of certain documents from the record.

57.	On November 20, 2012, the Respondent submitted the third witness statement of Carlos Eduardo Colom Bickford (RWS-6) and exhibits R-209 to R-211.

58.	On November 21, 2012, the Arbitral Tribunal decided to exclude RWS-3 from the record[6] and admitted exhibit R-103 as documentary evidence.

[5]	The letter from the ICSID Secretariat was mistakenly dated October 15, 2012.
[6]	In accordance with the Minutes of the First Session, item 15, penultimate paragraph.

59.	On November 23, 2012, the United States of America submitted a non-disputing party brief.

60.	On November 30, 2012, the Parties submitted the following list of witnesses and experts to be cross-examined:

Witnesses for the Claimant:

Gordon L. Gillette

Sandra W. Callahan

Miguel Francisco Calleja Mediano

Luis Maté

Leonardo Giacchino

Carlos Manuel Bastos

Witnesses for the Respondent:

Enrique Moller Hernández

Carlos Eduardo Colóm Bickford

Experts:

Rodolfo Alegría Toruño

Juan Luis Aguilar Salguero

Fernando Barrera-Rey

Mario C. Damonte

Brent C. Kaczmarek

Manuel A. Abdala

61.	On December 10, 2012, as permitted by the Arbitral Tribunal’s letter of November 9, 2012, the Parties submitted new documents to be used at the hearings. The Claimant submitted exhibits C-595 to C-620 and the Respondent submitted exhibits R-212 to R-226.

62.	On December 11, 2012, a pre-hearing conference call was held between the Arbitral Tribunal and the Parties.

63.	On December 21, 2012, the Parties submitted new additional documents in accordance with the Arbitral Tribunal’s order of November 9, 2012. The Claimant submitted exhibits C-621 to C-625 and the Respondent submitted exhibits R-227 to R-233.

64.	The evidentiary hearing took place on January 21 and 22, 2013 in New York, and the following witnesses called by the Claimant were examined and cross-examined: Gordon L. Gillette, Sandra W. Callahan and Miguel Francisco Calleja.

65.	On March 1, 2013, Carlos Manuel Bastos, a witness presented by the Claimant, was examined and cross-examined via videoconference.

66.	On March 8 and 9, 2013, the hearing continued at ICSID in Washington, D.C. The following witnesses called by the Parties were examined: Leonardo Giacchino, Enrique Moller and Carlos Colóm Bickford, as well as the following experts: Rodolfo Alegría Toruño, Juan Luis Aguilar Salguero, Fernando Barrera Rey, Mario C. Damonte, Brent C. Kaczmarek and Manuel A. Abdala.

67.	At the end of the hearing, the Arbitral Tribunal asked the Parties to consult and agree on the schedule and format of their post-hearing briefs and asked them whether they had any complaints about the way in which the proceedings had been conducted. Both Parties replied that they had no complaints in this respect.

68.	On March 18, 2013, the Parties informed the Arbitral Tribunal that they had been unable to reach an agreement on the schedule and format of their post-hearing briefs.

69.	On March 22, 2013, the Arbitral Tribunal decided that the Parties would submit two simultaneous rounds of post-hearing briefs. The Arbitral Tribunal did not impose page limitations but invited the Parties “to make their best efforts to contain the volume of their briefs, which should not be duplicative of the Parties’ existing memorials.”[7]

70.	In the same communication, the Arbitral Tribunal also gave the Parties until July 5, 2013 to simultaneously submit their claims for costs and until July 19, 2013 to submit any rejoinders to the other party’s claims for costs.

71.	On June 10, 2013, each party submitted its post-hearing brief (“PHB”). Claimant also submitted exhibits C-626 to C-629.

72.	On June 18, 2013, the Claimant requested the Arbitral Tribunal to exclude certain information related to the Iberdrola arbitration from Respondent’s PHB. On June 26, 2013, the Respondent objected to such request

73.	On June 25, 2013, the Parties requested the Arbitral Tribunal to modify the schedule for the remaining filings as follows: Reply PHB on July 8, 2013; submissions on costs on July 24, 2013, and reply submissions on costs on August 7, 2013. The same date, the Arbitral Tribunal accepted the Parties’ request.

74.	On June 27, 2013, the Arbitral Tribunal decided that paragraphs 10, 152 and 155 as well as footnote 18 of Respondent’s PHB would be disregarded. However, for

[7]	March 22, 2013 Arbitral Tribunal letter to the Parties.

practical purposes, the Arbitral Tribunal did not request that the Respondent resubmit its PHB. The Arbitral Tribunal also reminded the Parties “that it will resolve this case on the basis of the direct oral and written evidence produced in this case, and that no consideration will be given to either the parties pleadings or the transcripts in the Iberdrola arbitration, save of course to the limited extent identified in the Tribunal’s letters of 10 February and 15 October 2012.”

75.	On July 8, 2013, each party submitted its second PHB.

76.	On July 24, 2013 the Parties simultaneously submitted their claims for expenses and arbitration costs.

77.	On August 7, 2013, the Parties simultaneously submitted their replies on costs. The Respondent submitted an updated claim for expenses on November 18, 2013, to take into account the payment of the third advance of fees and costs requested by ICSID in its letter of 7 August 2013.

78.	On November 12, 2013, the Arbitral Tribunal declared the proceeding closed in accordance with Article 38 of the Rules.

IV.	SUMMARY OF THE FACTS

79.	This dispute arose from the alleged violation by the Comisión Nacional de Energía Eléctrica (National Commission of Electric Energy) (“CNEE”) of the Guatemalan regulatory framework for setting tariffs for distribution of energy by EEGSA, the electricity company in which the Claimant had an indirect share.

A.	Background of the electricity distribution system in Guatemala

80.	At the end of the 1980s, Guatemala’s public electricity sector was facing a series of difficulties due to insufficient generating capacity.[8]

81.	At that time, electricity generation in Guatemala was controlled by the Instituto Nacional de Electrificación (“INDE”), a State-owned body established by decree in 1959 to plan, design, construct, and finance works and facilities and to meet the electricity needs of the nation,[9] while distribution was the responsibility of the

[8]	Memorial, §§ 11 et seq.; Counter-Memorial, §§ 138 et seq.
[9]	Exhibits R-1, C-19, and C-323.

Empresa Eléctrica de Guatemala S.A. (“EEGSA”),[10] Distribuidora Eléctrica de Occidente S.A. (“DEOCSA”), and Distribuidora Eléctrica de Oriente (“DEORSA”),[11] all public corporations. EEGSA, although originally a private electricity-generating company, became in 1977 part of the government electricity system under the control of the Ministry of Energy and Mines (“MEM”).[12] In 1983, MEM transferred its share in EEGSA to INDE.[13]

82.	The difficulties facing the sector were due, on the one hand, to the fact that INDE played a dual role of regulator and operator with little or no incentive to operate efficiently and, on the other, to external factors such as unfavorable climate conditions, the oil crisis of the 1970s, the depreciation of the Guatemalan currency, and the country’s debt crisis, which made it difficult for INDE to invest the necessary funds.[14]

83.	Because of this situation, Guatemala considered the possibility of privatizing certain activities in the sector and in 1990 the President of Guatemala, Jorge Serrano, commissioned through the United States Agency for International Development (“USAID”) a study of possible options for the privatization of EEGSA.[15] On January 11, 1991, Guatemala received a report that had been prepared by Price Waterhouse between September and November 1990 (the “PW Report”).[16]

84.	The PW Report concluded that the time was not yet ripe for privatization of EEGSA, for four main reasons:

•	“Basic subsidy problem is not addressed – Subsidy problems in the power sector, although large, do not seem critical enough to rush a sale of EEGSA. This is particularly true because EEGSA is a relatively efficient operator compared to INDE, and privatizing EEGSA does not address the basic subsidy problem that would still be present in INDE’s electricity rates.

•	Regulatory mechanisms are not established. – The lack of appropriate regulatory mechanisms could lead to monopoly pricing and sharp tariff increases if EEGSA were privatized at the present time.

[10]	At the time, EEGSA mainly provided distribution services in the central region of Guatemala, the departments of Guatemala, Sacatepéquez, and Escuintla, which accounted for 80 percent of the country’s electricity consumption.
[11]	Counter-Memorial, § 41; Statement RWS-1, § 31.
[12]	Report CER-1, § 8. Upon the expiration of the concession granted in 1922, 91.7 percent of EEGSA shares were acquired by the Government of Guatemala.
[13]	Memorial, footnote 13, Report CER-1.
[14]	Report CER-1, Exhibit C-19.
[15]	Report CER-2, § 28.
[16]	Exhibit C-7.

•	Expected revenue from sale of EEGSA is low – the current economic situation, with high inflation, high interest rates, and exchange rate problems makes it a poor time to privatize due to the very low values that EEGSA is likely to command under such conditions. The limited interest of foreign investors and the lack of a local equity market are also issues that reduce the value of EEGSA to investors.

•	EEGSA and INDE are currently too interdependent – EEGSA’s close relationship and interdependency with INDE would have to be restructured to eliminate most subsidies and to establish power purchase contracts before any privatization. Further analysis would be required to examine the future of the entire Guatemalan electricity system, including INDE and the other electric distribution companies.”[17]

85.	The PW Report also estimated the book value of EEGSA’s shares at the time at US$59.6 million, and its value based on expected cash flows at approximately US$13.9 million.[18]

86.	Between 1991 and 1993, Guatemala increased its electricity tariffs in order to reduce the need for State subsidies[19] and in 1992 it started to reorganize INDE and to reduce its role in electricity generation, allowing private players to become involved in electricity generation.[20]

87.	In 1993, the Government of Guatemala, through USAID, commissioned the Chilean firm Synex Ingenieros Consultores Ltda. (“Synex”) to prepare a report describing the legal and regulatory framework needed to attain the goals of de-monopolizing and decentralizing the electricity sector in Guatemala and opening it to private participation.

88.	Synex submitted its report (“Synex Report”) in June 1993.

89.	The authors of the report, Juan Sebastián Bernstein and Jean Jacques Descazeaux, mentioned “the need to have clear rules of the game for the operation and development of the sector […], particularly as regards generating, transmitting, and distributing companies, [which] implies defining the rights, obligations and limitations of the actors participating in the industry, including the government itself.

[17]	Exhibit C-7, Executive Summary.
[18]	Exhibit C-7, p. 26.
[19]	Memorial, § 18; Exhibit C-10.
[20]	Report CER-2, § 30; Exhibit C-61.

The need for a general body of laws regulating the functioning of the electric sector seems to be an absolute need, even more so if the declared objectives are the disappearance of the directing and normative role of INDE, the entrepreneurial decentralization of the sector, and the free access of investors to production, transport and distribution of electricity. Experience shows that, paradoxically, the functioning of decentralized and competitive schemes requires precise definitions of each party’s obligations and rights if chaotic conditions are to be avoided in the industry’s operation and development.

The existing Guatemalan legislation is […] absolutely insufficient: it will obstruct the participation of private external investors in competitive generation and distribution.” [21]

90.	In addition, since there was an apparent consensus among industry players that the regulatory bodies in the electricity industry were not functioning properly, Guatemala needed “objective rules that define the parties’ obligations and rights, thus preventing the arbitrary intervention of regulatory entities.”[22] The authors stated that “it would be possible to minimize the intervention of a regulatory organism in those matters most sensitive to regulation, such as price regulation in the segments with characteristics of a natural monopoly: transmission and distribution,” and suggested for that purpose “a specific intervention […] every five or 10 years, by a high-level ad-hoc Government entity, for example a Committee formed by the Ministers of Finance and of Energy and Mines to supervise a tariff outside study commissioned by the concession holders from a prestigious consulting agency. The permanent regulatory function would be limited to overseeing compliance with the law in matters such as safety of facilities […], even if the arbitration of conflicting aspects might be given to arbitrating courts appointed by the parties.”[23]

91.	On December 7, 1994, the Congress of the Republic of Guatemala adopted Decree 64-94, repealing the Law establishing INDE and approving changes designed to de-monopolize electricity generation and partially deregulate the electricity sector.[24] Article 50 of the Organic Law on INDE specified that a comprehensive proposal for the reform of the sector would be submitted to Congress within six months.

[21]	Synex Report, p. 33 (Exhibit C-9).
[22]	Ibid., p. 34.
[23]	Ibid.
[24]	Exhibit C-397.

92.	Messrs. Bernstein and Descazeaux then drafted the new General Electricity Law and Regulations (the “Draft LGE”), the final version of which was submitted on April 4, 1995.[25]

93.	In their preamble to the Draft LGE, the authors stated that the text must “adhere to the objectives of de-concentration and de-monopolization defined by the Government and by a large number of social and political classes of the country, and create the conditions to attract private investment in generation, transmission, and distribution of electricity” and stated that, in developing the project, special emphasis had been placed on “the need to establish transparent and objective regulations for those activities with the characteristics of a natural monopoly, such as transmission and distribution.”[26]

94.	On September 19, 1996, the Congressional Commission on Energy and Mines issued a report recommending that Congress should adopt the Draft LGE. In its report, the Commission indicated that the objectives of the LGE were “the establishment of a legal framework of general application that provides legal certainty to public and private investment in the subsector, as a basic condition for the securing of financing from international credit entities and from national capitals, which seek to invest in conditions of equality and competitiveness, so as to be able to ensure maximum benefits of quality and price for electricity services to users and the urgency of taking the service to the majority of the population—approximately 70 percent—that today lacks such service…” It also included as the objectives of the LGE “the de-monopolization and de-politicization of the activities of the subsector, by creating entities and authorities that regulate and avoid the political interference that has caused, and can cause, so much distortion and damage, unless clear legal provisions of general application are established, which is precisely the intent of this law, seeking, above all, the common good.”[27]

[25]	Exhibit C-13.
[26]	Ibid., English translation provided by the Claimant.
[27]	Exhibit C-15, English translation provided by the Claimant.

B.	The new regulatory framework

95.	On October 16, 1996, by Decree 93-96, the Congress of Guatemala adopted the General Electricity Law (“LGE”), which entered into force on November 15, 1996.[28]

1.	The General Electricity Law

a)	Creation of the CNEE

96.	The LGE created the CNEE, a technical organ with its own functions and budget for the discharge of its responsibilities and duties.[29] The CNEE would be composed of three members appointed by the Executive Branch every five years, one from each of three slates proposed by the rectors of universities in Guatemala, the MEM, and wholesale agents.[30]

97.	The functions of the CNEE, as established in the LGE, are as follows:

“a) Complying with and enforcing this law and its regulations on matters within its scope of responsibility and imposing penalties on violators.

b) Watching over and ensuring performance of the obligations of the awardees and holders of concessions, protecting the rights of users and preventing conduct that is against free competition, as well as abusive or discriminatory practices.

c) Defining the transmission and distribution rates subject to regulation in accordance with this law, as well as the methodology for calculation of the same.

d) Settling disputes that arise among agents of the electrical subsector, acting as arbitrator among the parties when the latter do not reach agreement.

e) Issuing technical regulations relative to the electrical subsector and overseeing compliance with them consistent with accepted international practices.

f) Issuing provisions and regulations to ensure free access to and use of the transmission lines and distribution networks in accordance with the provisions of this Law and its regulations.”31

b)	Basis for calculating the tariffs

98.	Section IV of the LGE concerns price regulation and Chapter III of that Section deals with the tariffs applicable to end consumers for final distribution.

[28]	Exhibit C-17.
[29]	LGE, art. 4; RLGE, art. 29.
[30]	LGE, art. 5.
[31]	LGE, art. 4, English translation provided by the Claimant (Exhibit C-17).

99.	Article 71 of the LGE provides that:

“The rates to end consumers for the final distribution service, in their components of power and energy, shall be calculated by [the CNEE] as the sum of the weighted price of all the distributor purchases referenced to the inlet to the distribution network and the Value Added of Distribution (Valor Agregado de Distribución – VAD) […].

The VAD is the average cost of capital and operation of a distribution network of a benchmark-efficient company operating in a given density area.”32

100.	Article 71 of the LGE follows the “model enterprise” system, whereby VAD does not reimburse the distributor for its real costs but pays it on the basis of the costs that a hypothetical efficient company would have incurred.[33]

101.	According to Article 72 of the LGE, the VAD “shall take into account at least the following basic components:

a) Costs associated with the user, regardless of its demand for power and energy.

b) Average distribution losses, broken down into their power and energy components.

c) Costs of capital, operation, and maintenance associated with distribution, stated by unit of power supplied.”

102.	Article 73 provides that “the cost of capital per unit of power shall be calculated as the constant annuity of cost of capital corresponding to the New Replacement Value (“NRV” or in Spanish original: Valor Nuevo de Reemplazo “VNR”) of an economically sized distribution network. The annuity will be calculated with the typical useful life for distribution facilities and the discount rate that is used in calculation of the rates. The operation and maintenance cost will be that corresponding to efficient management of the benchmark distribution network.”

103.	In this connection, Article 67 of the LGE provides that “the investment annuity shall be calculated based on the New Replacement Value of the optimally designed facilities, using the discount rate that is used in the calculation of the rates and a useful life of thirty (30) years. The New Replacement Value is the cost involved in building the works and physical assets of the authorization with the technology available on the market to provide the same service. The concept of economically

[32]	LGE, art. 71, English translation provided by the Claimant (Exhibit C-17).
[33]	Memorial, § 32; Counter-Memorial, § 146.

adapted installation involves recognizing in the New Replacement Value only those facilities or parts of facilities that are economically justified to provide the required service.”[34]

104.	Article 76 of the LGE specifies that the “rates shall strictly reflect the economic cost of acquiring and distributing the electric energy.”[35]

105.	Article 79 refers to the applicable discount rate and states: “the discount rate to be used in this Law to determine the rates shall be equal to the rate of cost of capital determined by [the CNEE] through studies commissioned with private entities that specialize in the matter, and it must reflect the rate of cost of capital for activities of similar risk in the country. Cost of capital rates different from those for the activities of transmission and distribution may be used. In any event, if the discount rate should be less than an annual real rate of seven percent or greater than an annual real rate of thirteen percent, the latter values, respectively, will be used.”

c)	Procedure for calculating the tariffs

106.	Regarding the procedure for calculating tariffs, the regulatory framework establishes that the VAD used to calculate tariffs will be determined on the basis of a study conducted by a consultant commissioned by each distributor.

107.	For this purpose, Article 74 of the LGE provides that “each distributor shall calculate the VAD components through a study entrusted to an engineering firm prequalified by the Commission [the CNEE].”

108.	These engineering firms were to work under terms of reference drawn up by the CNEE, which would have the right to monitor the progress of such studies.[36]

109.	Once completed, the VAD studies would be reviewed by the CNEE, which would be able to comment on them.[37]

110.	In case of written objections, Article 75 of the LGE provides that “[the CNEE] and the distributors shall agree on the appointment of an expert commission (the “Expert Commission”) made of three members, one appointed by each party and the third by mutual agreement.” In this case, “The Expert Commission shall pronounce itself on the differences in a period of 60 days counted from its appointment.”[38]

[34]	LGE, art. 67, English translation provided by the Claimant (Exhibit C-17).
[35]	LGE, art. 76, English translation provided by the Claimant (Exhibit C-17).
[36]	RLGE, art. 97.
[37]	RLGE, art. 98.
[38]	LGE, art. 75, English translation provided by the Claimant (Exhibit C-17).

111.	The LGE specifies that the time-limits for the preparation of such studies, the review, submission of comments and the appointment of the Expert Commission, would be set in the Regulation.[39]

112.	Article 77 of the LGE states that “the methodology for determination of the rates shall be reviewed by [the CNEE] every five (5) years during the first half of January of the year in question.”

2.	The RLGE

113.	On March 21, 1997, pursuant to the transitory provisions of the LGE, the President of Guatemala and the MEM issued Government Resolution No. 256-97 containing the LGE Regulation (the “RLGE”).[40] The RLGE was amended successively in 2003,[41] 2007,[42] and 2008.[43]

114.	The RLGE, in particular, establishes the parameters for the establishment by the CNEE of the terms of reference for the studies that distributors were to commission to consulting firms,[44] as well as the deadlines for performing the necessary actions in the tariff review process.

115.	Regarding the time-limits, the RLGE specifies that the CNEE would deliver the terms of reference to each distributor every five years, eleven months before the initial effective date of the tariffs.[45]

116.	Once the terms of reference had been provided, each distributor would have three months to submit its tariff study to the CNEE. The study would include the resulting tariff schedules, the adjustment formulas and a backup report.[46]

117.	Thereafter, the CNEE would have one month to approve or reject the studies submitted by distributors, “making the observations it deems pertinent.”[47]

[39]	LGE, art. 77.
[40]	Exhibit C-21.
[41]	Exhibit R-30.
[42]	Exhibit C-105.
[43]	Exhibit C-212.
[44]	RLGE 1998, arts. 86-92, 97.
[45]	RLGE 1998, art. 98. The original time-limit of 11 months was extended to 12 months by the 2007 amendment to the RLGE (Exhibit C-105).
[46]	Ibid. The original time-limit of three months was extended to four months by the 2007 amendment to the RLGE (Exhibit C-105).
[47]	Ibid. The original time-limit of one month was extended to two months by the 2007 amendment to the RLGE (Exhibit C-105).

118.	Once the CNEE had submitted observations, the RLGE provides that:

“The Distributor, through the consultant company, shall analyze the observations, perform the corrections to the studies, and shall deliver them to [the CNEE] within the term of fifteen days after receiving the observations. If discrepancies between [the CNEE] and the Distributor persist, the procedure stipulated in Article 75 of the Law shall be followed.”48

119.	As noted above, Article 75 of the LGE provides that, in such a case:

“[The CNEE] and the distributors shall agree on the appointment of an Expert Commission made of three members, one appointed by each party and the third by mutual agreement,” and the Expert Commission “shall rule on the differences in a period of 60 days counted from its appointment.”49

120.	The last paragraph of Article 98 of the RLGE established that:

“So long as the Distributor does not deliver the tariff studies or does not perform the corrections to same, according to what is stipulated in the previous paragraphs, it may not modify its tariffs and the tariffs in effect at the time of the termination of the effective term of such tariffs shall continue to apply.”50

121.	However, Article 98 of the RLGE was amended in 2007. On March 2, 2007, the MEM issued Government Resolution No. 68-2007. Article 98 of the RLGE, as amended by that Government Resolution, reads as follows:

“In case of the Distributor’s failure to deliver the studies or the corrections to same, the Commission shall be empowered to issue and publish the corresponding tariff schedule, based on the tariff study the Commission performs independently or performing the corrections to the studies begun by the distributor.” 51

122.	In 2003, the second paragraph of Article 99 of the RLGE was also amended. Article 99 in its 1998 version provided that:

“Once the tariff study referred to in the previous Articles has been approved, [the CNEE] shall set the definitive tariff studies [sic] within a term not greater than one month as of the date on which the definitive study was approved, and shall publish them no later than April 30, in the Official Gazette. If [the CNEE] has not

[48]	Ibid., English translation provided by the Claimant (Exhibit C-21).
[49]	LGE, art. 75.
[50]	RLGE 1998, art. 98. English translation provided by the Claimant (Exhibit C-21).
[51]	RLGE as amended in 2007, art. 98, English translation provided by the Claimant (Exhibit C-104).

published the new tariffs, same may be adjusted by the distributors based on the effective adjustment formulas, save for what is set forth in the last paragraph of the previous Article. The tariffs shall apply as of May 1, immediately following the date of approval by [the CNEE].”52

123.	In its amended 2003 version, Article 99 provides that:

“If the Commission has not published the new tariffs, the tariffs of the previous tariff schedule shall continue to be applied, with their adjustment formulas […] In no case shall the Final Distribution activity of the electric service be carried out without an effective tariff schedule. Given the circumstance in which a Distributor does not have a tariff schedule, the National Electric Energy Commission shall be responsible for immediately issuing and making effective a tariff schedule so as to comply with such stated principle.”53

C.	The privatization of EEGSA

124.	On February 13, 1997, the Government of Guatemala announced its intention to privatize EEGSA and, on December 17 of that same year, President Álvaro Arzú issued Government Resolution No. 865-97, authorizing the privatization by public offering and national and international auction, in accordance with the Law on Government Procurement, of 96 percent of the EEGSA’s share capital owned by the State.[54]

125.	According to Government Resolution No. 865-97, EEGSA was responsible for organizing the public offering[55], for which purpose it established a High-Level Committee and enlisted the services of Salomon Smith Barney Holdings Inc. (“Salomon Smith Barney”) as financial consultant.

126.	In April 1998, Salomon Smith Barney prepared a preliminary information memorandum (the “Preliminary Memorandum”), which was sent to potential investors, including TECO ENERGY.[56]

127.	The Preliminary Memorandum established the goal of selling all EEGSA’s shares as follows: 80 percent would be offered to strategic investors by national and

[52]	Exhibit C-21, English translation provided by the Claimant.
[53]	Exhibit C-105, English translation provided by the Claimant.
[54]	Exhibit C-23. The difference in the percentage of EEGSA shares owned by the State (91.7 percent in 1972 and 96.1 percent in 1997) is due to the fact that profits were ploughed back by EEGSA in 1995 (see footnote 12).
[55]	Exhibit C-23, arts. 3-7.
[56]	Exhibit C-27.

international public bidding and the remaining 16.1 percent owned by the State would be sold to “priority investors” (EEGSA employees, users, and the general public). The 3.9 percent of shares that Guatemala did not control and that belonged to private investors would remain under the control of those investors.

128.	The Preliminary Memorandum referred to the regulatory framework as follows:

“Pursuant to the provisions of the Law and the Regulations, tariffs for regulated customers […] are set by adding (i) the average cost of energy purchased by the distribution company […] and (ii) the valor agregado de distribución (the Value Added for Distribution, or ‘VAD’).

Costs of energy purchased that are used to calculate tariffs for regulated consumers shall be calculated every five years and are based on a model efficient distribution company. […] It is the duty of [the CNEE] to ensure that tariffs are set on a pass-through basis.”57

129.	After describing the concept of VAD in the LGE and the RLGE, the Preliminary Memorandum notes that:

“VADs must be calculated by distributors using a study commissioned from an engineering firm […]. [The CNEE] will review those studies and may make observations, but in the event of discrepancy, a Commission of three experts will be convened to resolve the differences.”58

130.	A few paragraphs later, the Memorandum states that EEGSA had in the past “subsidized the market, which seriously undermined the company’s financial health. However, the new Law tackles this problem directly by allowing the companies (INDE and EEGSA) to set tariffs on the basis of market prices.”[59]

131.	In May 1998, EEGSA opened a data room and issued the terms of reference for the public offering,[60] as well as a memorandum of sale (the “Memorandum of Sale”)[61] and a draft share sale contract. A presentation was also prepared for a road show (“Road Show”) to take place from May 11 to May 21, 1998.[62]

[57]	Ibid., pp. 9-10.
[58]	Ibid. p. 64, Tribunal’s translation.
[59]	Ibid., Tribunal’s translation.
[60]	Exhibit C-30.
[61]	Exhibit C-29.
[62]	Exhibit C-28.

132.	The Memorandum of Sale refers to the VAD calculation and to the system envisaged in the LGE in case of a difference between the CNEE and the distributor:

“VADs must be calculated by distributors by means of a study commissioned from an engineering firm, but the Commission may dictate that the studies be grouped by density. [The CNEE] will review those studies and can make observations, but in the event of discrepancy, a Commission of three experts will be convened to resolve the differences. The Law states that for the purposes of the tariffs to be first set in May 1998, [the CNEE] may rely on VADs taken from other countries applying a similar methodology (such as Chile, Peru, and El Salvador, for example).”63

133.	In July 1998, the Board of Directors of TECO ENERGY recommended to proceed with the investment.[64]

134.	On July 9, 1998, during an internal presentation on the privatization of EEGSA, the management of TECO ENERGY expressed the view that the contemplated investment would create opportunities for synergies as well as additional protection for the group’s existing investments in Guatemala.[65]

135.	TECO ENERGY decided to participate in the share offering through its entirely owned subsidiary Teco Power Service Corporation de Ultramar Guatemala, S.A. (TPS). In order to prepare its bid, TPS formed a consortium (the “Consortium”) with Iberdrola and EDP.[66]

136.	On July 15, 1998, the Board of Directors of TECO ENERGY authorized TPS to participate in the offer.[67]

137.	As required by Article 3.2 of the terms of reference for the public offering, the Consortium formed a Guatemalan investment company known as Distribución Eléctrica Centro Americana, S.A. (DECA I) to acquire EEGSA’s shares.[68] The participation of the Consortium members in DECA I was as follows: 49 percent for Iberdrola, 30 percent for TPS and 21 percent for EDP.[69]

[63]	Exhibit C-29, p. 49.
[64]	Exhibit C-32, p. 6.
[65]	Exhibit C-33; Statement CWS-11, §5. Teco owned two electric power plants, “Alborada” and “San José”, which supplied all of EEGSA’s electricity.
[66]	Memorial, § 60. The Consortium was initially composed of Iberdrola, TPS and Coastal Power Corp., but finally Coastal Power Corp withdrew and was replaced by EDP; see Statement CWS-5, § 15.
[67]	Exhibit C-34.
[68]	Statement CWS-5, § 15.
[69]	Ibid.; Exhibit C-40, p. 7; Memorial, § 60.

138.	On July 30, 1998, after being pre-qualified, the Consortium made an offer of US$520 million for 80 percent of the shares of EEGSA, and was declared the successful bidder.[70]

139.	The closing took place on September 11, 1998.[71]

140.	In 1999, DECA I merged with EEGSA, and Iberdrola, TPS and EDP formed a new Guatemalan company known as Distribución Eléctrica Centro Americana Dos, S.A. (DECA II) to be the holding for their participation.[72]

D.	The 1999-2003 tariffs

141.	In accordance with the transitory provision 2 of the LGE, the VAD calculation procedure specified in chapter III of the LGE was not applied to the setting of tariffs for the initial period following privatization. Instead, the VAD for such initial period was established on the basis of the values used in other countries following a similar methodology. In particular, the CNEE used the values applied in El Salvador in the first quarter of 1996, adjusted to reflect Guatemala’s electricity system and economic situation.[73]

142.	On July 17, 1998, the CNEE adopted Resolution No. 15-1998, setting EEGSA tariffs for the period between July 1, 1998 and June 30, 2003.[74]

143.	According to the Claimant, during the first five-year tariff period, EEGSA was very successful, increasing its client base and energy consumption and reducing energy losses and operating costs.[75] The Consortium also invested almost US$100 million in additional capital in EEGSA in order to maintain, modernize, and expand its network,[76] and Teco lent EEGSA over US$11 million.[77]

E.	Tariff review for the period 2003-2008

144.	For the setting of tariffs in the next period, on October 9, 2002, the CNEE pre-qualified six consultants to undertake the distributor’s VAD study.[78] EEGSA selected NERA Economic Consulting S.A. (“NERA”), headed by Mr. Leonardo Giacchino. On its side, the CNEE engaged PA Consulting Services S.A. (“PA Consulting”) to advise it.[79]

[70]	Statement CWS-5, § 16; Exhibit C-36.
[71]	Memorial, § 63; Statement CWS-5, § 16; Exhibit C-38.
[72]	Memorial, § 63; Statement CWS-5, § 16; Exhibit C-44.
[73]	Exhibit C-20; Statement CWS-4, § 5; Report CER-2, § 86.
[74]	Exhibit C-35.
[75]	Memorial, §§ 68-69; Report CER-2, § 96.
[76]	Memorial, § 70; Report CER-2, Appendix 3.b.
[77]	Memorial, § 70; Statement CWS-5, § 17; Exhibit C-87, pp. 2-29.
[78]	Exhibit C-58.
[79]	Statements CWS-6, § 4; CWS-3, § 9; CWS-4, §§ 4 and 9.

145.	On October 23, 2002, the CNEE issued the terms of reference for the 2003-2008 tariff review.[80] In particular, the terms of reference specified that the consultant should base the calculations on the actual network and make the necessary adjustments to optimize it and bring it closer to the model of an efficient distributor (top-down approach).[81]

146.	EEGSA submitted the NERA final revised study on July 30, 2003.[82]

147.	The CNEE accepted the corrected study and on July 31, 2003 it issued the Resolutions No. 66-2003[83] and 67-2003[84] setting EEGSA tariffs for the 2003-2008 period.

148.	The revision resulted in an increase in EEGSA’s VAD of 12.83 percent (low voltage) and 70.78 percent (medium voltage).[85]

149.	During the second tariff period, the annual return of EEGSA on capital invested was between 7 and 10 percent.[86]

F.	Restructuring of the TECO ENERGY group

150.	Between 1998 and 2005, the TECO ENERGY group was restructured.

151.	On May 4, 2004, an intermediary company was established between TECO ENERGY and TPS, known as TWG Non-Merchant Inc.[87] (subsequently known as Teco Guatemala Inc.88), to which TPS’s shares in DECA II were transferred.[89]

152.	Teco Guatemala Holdings LLC, the Claimant in this arbitration, was constituted on April 26, 2005 and TPS’s shares in DECA II were transferred to it.[90]

[80]	Exhibit C-59.
[81]	Exhibit C-99, pp. 85-87; Statement CWS-4, § 4; Report CER-2, § 88; Counter-Memorial, § 258.
[82]	Exhibit C-77; Statement CWS-3, § 10. The corrected study specified a VNR of US$584 million and a revenue flow of US$110 million per annum, see Exhibit C-75, art. 3, table 2; Statement CWS-4, §§ 13 and 73.
[83]	Exhibit C-78.
[84]	Exhibit C-79.
[85]	Counter-Memorial, § 258.
[86]	Memorial, § 81; Statement CWS-4, § 19.
[87]	Reply, § 67; Statement CWS-11, § 10; Exhibit C-461.
[88]	Exhibit C-460.
[89]	Reply, §§ 67-68; Statement CWS-11, § 11; Exhibit C-464.
[90]	Reply, §§ 67-68; Statement CWS-11, § 11; Exhibit C-471. According to the Claimant, the TECO ENERGY group maintained its indirect interest in EEGSA from the outset of the investment.

G.	Tariff review for 2008-2013

1.	The impugned April 2007 Terms of Reference

153.	On April 30, 2007, the CNEE transmitted to EEGSA the terms of reference for the tariff review for the period 2008-2013 (“Terms of Reference”).[91]

154.	In May 2007, the term of office of the former Board of Directors of the CNEE expired and the new Board was appointed in the manner specified in the LGE and the RLGE.[92] The new Board of Directors of the CNEE was composed of Enrique Moller, Carlos Colom Bickford and César Augusto Férnandez.[93]

155.	On May 8, 2007, EEGSA made an administrative recourse to the CNEE asking for the revocation of the Terms of Reference.[94] In particular, EEGSA complained that the Terms of Reference had laid down methodological and procedural guidelines that pre-determined the consultant’s VAD study.[95] In addition, according to EEGSA, the Terms of Reference granted the CNEE powers and created obligations for EEGSA and its consultant that were not provided by the LGE, such as the obligation for the CNEE to approve each stage of the study before the study could continue and the possibility that the CNEE could consider the study as undelivered in certain circumstances for the purposes of Article 98 of the RLGE.[96]

156.	On May 11, 2007, EEGSA submitted to the CNEE its detailed comments on the Terms of Reference.[97] In particular, EEGSA proposed the addition of an article clarifying that the Terms of Reference were guidelines subject to the LGE or the RLGE, and that the consultant could depart from the Terms of Reference if it could justify doing so.[98]

157.	On May 15, 2007, the CNEE rejected EEGSA’s application for the revocation of the Terms of Reference.[99] On May 29, 2007, EEGSA brought an action in court for protection of its constitutional rights (amparo), requesting that the Terms of Reference be declared inapplicable (with the exception of items 1.1 and the first paragraph of item 1.4) because they empowered the CNEE to calculate the components of the VAD, which was not allowed by the LGE.100

[91]	Exhibit C-106.
[92]	Counter-Memorial, § 291.
[93]	Ibid., § 292.
[94]	Exhibit C-107.
[95]	Ibid., p. 5, § 1.
[96]	Ibid., pp. 5-6.
[97]	Exhibit C-108.
[98]	Ibid., p. 5.
[99]	Exhibit C-109.
100	Exhibit C-112, p. 4, § 2.

158.	EEGSA’s claim of amparo submitted that: “in the procedure of the Law, if the Commission does not agree with the study prepared by the Consultant, the differences are submitted to the decision of an Expert Commission, which has the final word. In the procedure of the Impugned Act, if the CNEE does not like the study, it considers it not delivered and issues its own VAD without any study.”101

159.	On June 4, 2007, the sixth Court of first instance in civil proceedings granted EEGSA’s provisional protection of its constitutional rights (amparo provisional) and temporarily suspended the application of the Terms of Reference.102 This protection was provisionally confirmed by the same court on June 11, 2007,103 pending a decision on the merits of the case. As will be seen below, the parties subsequently reached an agreement on the disputed issue and no decision was ultimately made on the merits.

160.	On June 21, 2007, the CNEE issued Resolution No. 55-2007, pre-qualifying as consultants to prepare the tariff study the firms PA Consulting, Quantum S.A., Mercados Energéticos S.A. (“Mercados Energéticos”), Synex, Bates White LLC (“Bates White”) and the consortium Sigla S.A./Electrotek (“Sigla”).104

161.	The CNEE also engaged Alejandro Arnau and Jean Riubrugent, from Mercados Energéticos, to advise it on the review of the Terms of Reference, in light of the amendments requested by EEGSA.

162.	On July 27, 2007, the CNEE issued a public bid in view of hiring a consultant that would assist it during the tariff review.105

163.	On August 1, 2007, EEGSA engaged Bates White as its VAD consultant. The project director within Bates White was Mr. Giacchino, who had performed the same function for NERA in the 2003 tariff review process.106

164.	On October 26, 2007, the CNEE decided to select Sigla as its own consultant.107 The CNEE also received advice from Alejandro Arnau and Jean Riubrugent from Mercados Energéticos, who had assisted them in reviewing the Terms of Reference.108

101	Ibid., 4.D, p. 6.
102	Exhibit C-114.
103	Exhibit C-115.
104	Exhibit C-117.
105	Exhibit R-40.
106	Statements CWS-3, § 23; CWS-6, § 15.
107	Exhibit R-46.
108	Counter-Memorial, §§ 307 and 323.

2.	The Terms of Reference

165.	In the second half of 2007, meetings were held between EEGSA and the CNEE to discuss the Terms of Reference, during which the CNEE agreed to replace Articles 1.7.4 and 1.9 of the Terms of Reference by new Articles 1.6.4 and 1.8.109

166.	The new Article 1.6.4 eliminated the possibility that the CNEE could interrupt the consultant’s study if it considered that the stage report did not comply with the Terms of Reference.

167.	The new Article 1.8 eliminated the possibility that the CNEE could consider the study as not delivered under Article 98 of the RLGE if it determined that information was missing or if it did not agree with the result. Article 1.8 was worded as follows:

“As prescribed in Section 98 of the Rules, the CNEE shall have a period of two (2) months to evaluate the Study’s Final Report submitted by the Distributor. As a result of the evaluation, the CNEE shall make such observations as it may deem necessary. The Distributor shall analyze said observations, make any corrections it deems appropriate and send the corrected final report of the study to the CNEE within fifteen (15) days of receiving the observations.”110

168.	The CNEE also agreed to eliminate a public consultation stage originally included in the April 2007 Terms of Reference.111

169.	EEGSA and the CNEE also agreed to include a new Article 1.10 in the Terms of Reference, entitled “Scope of the Terms of Reference”. Article 1.10 was worded as follows:

“These terms of reference set forth the guidelines to follow in preparation of the Study, and for each one of its Stages and/or described and defined studies. If there are changes in the methodologies set forth in the Study Reports, which must be fully justified, the CNEE shall make such observations regarding the changes as it deems necessary, confirming that they are consistent with the guidelines for the Study.

109	Statements CWS-3, § 21; CWS-6, § 11; Report CER-1, §§ 49-50.
110	Exhibit C-127, art. 1.8.
111	Exhibit C-108, art. 1.10; Counter-Memorial, § 309.

These terms of reference do not constitute a legal or regulatory modification, and therefore, in case of a controversy between one of the provisions of these terms of reference and the Law or the Regulations, the provisions of the latter shall prevail, in all cases applying the principle of legal hierarchy. In addition, any omission of these terms of reference, relative to aspects defined in the Law and the Regulations for tariff matters, shall be understood to be incorporated into the terms of reference.”112

170.	On August 6, 2007, EEGSA withdrew its request for protection of constitutional rights113 (amparo) and on October 9, 2007, the CNEE issued Resolution 124-2007, containing an addendum to the April 2007 Terms of Reference.114

3.	The Bates White VAD study

171.	On October 29, 2007, Bates White submitted its Stage A report to EEGSA and the CNEE.115

172.	On November 12, 2007, the CNEE contracted Sigla as its consultant to assist it in the tariff review process.116

173.	On the same date, the CNEE asked EEGSA and Bates White to prepare a presentation on their Stage A report for a technical meeting to be held on November 20, 2007.117

174.	On November 20, 2007, Bates White presented its Stage A report via video conference to the representatives of EEGSA and the CNEE, and to the CNEE’s consultants, Mercados Energéticos and Sigla, who met for that purpose in the offices of EEGSA.

175.	After the meeting, Bates White started to prepare its Stages B and C reports.118

176.	On December 17, 2007, the CNEE sent a note to EEGSA stating that the Stage A report had not been properly submitted. The basis for that statement was that the formalities for the appointment of EEGSA’s consultant had not been observed and that the CNEE had not been provided with all the information that EEGSA had given to Bates White.119

112	Exhibit C-127, English version provided by the Claimant.
113	Exhibit C-124.
114	Exhibit C-127.
115	Exhibit C-128.
116	Exhibit C-132.
117	Exhibit C-133.
118	Memorial, § 113; Statement CWS-4, § 22.
119	Exhibit C-134.

177.	On January 17, 2008, the CNEE issued resolutions No. 04-2008 and 05-2008.120 In the former, the CNEE set at 7 percent the real annual discount rate to be used to calculate distribution tariffs.121 The latter included an addendum containing amendments to the Terms of Reference.122 These amendments contained new provisions relating to the capital recovery formula, including a 50 percent depreciation factor.123

178.	The January 2008 addendum to the Terms of Reference also included new delivery dates for each stage report, including the Stage A report.

179.	On January 25, 2008, in accordance with the schedule established in the January 2008 addendum, Bates White submitted a new Stage A report,124 as well as its Stage B report125 and a copy of its contract with EEGSA.126

180.	On January 30, 2008, the CNEE sent a note to EEGSA stating that, before the reports could be considered as properly submitted, EEGSA had to provide additional documentation.127

181.	On January 31, 2008, EEGSA sent to the CNEE the requested additional documents.128

182.	On February 12, 2008, the CNEE stated that Bates White’s Stage A report did not comply with the Terms of Reference and could therefore not be used as a basis for subsequent reports.129

183.	Bates White corrected its report to reflect some of the comments made by the CNEE and rejected others, which it considered to be unfounded.130

184.	EEGSA submitted to the CNEE Bates White’s subsequent stage reports, and the CNEE commented on them.131

120	Exhibit C-153 or R-54.
121	Exhibit C-152.
122	Exhibit C-153 or R-54.
123	Counter-Memorial, § 310; Exhibit C-75, p. 7; Exhibit R-54.
124	Exhibit C-156
125	Exhibit C-157.
126	Exhibit C-154.
127	Exhibit C-158.
128	Exhibit C-159.
129	Exhibit C-161, p. 13.
130	Memorial, § 118; Statements CWS-4, § 27; CWS-6, § 19 and CWS-3, § 27.
131	On March 14, 2008, CNEE sent its comments to EEGSA on Stage C (Exhibit C-169) and Stage D (Exhibit C-170). On March 25, 2008, CNEE sent its comments to EEGSA on Stages E (Exhibit C-176) and F (Exhibit C-175).

185.	On March 31, 2008, EEGSA submitted the Bates White’s final study to the CNEE, together with final versions of each of the stage reports.132 The VNR resulting from the final study was US$1,695 million, almost three times the value of US$583.68 million calculated in 2003.133

186.	On April 11, 2008, the CNEE issued Resolution No. 63-2008, rejecting the study and directing EEGSA to “perform the corrections to the studies and […] deliver them to the Commission within the term of 15 days after receiving the observations.”134

187.	On April 22, 2008, a meeting was held between the directors of the CNEE and the chairman of the Board of EEGSA, Mr. Gonzalo Pérez. At the meeting, Mr. Pérez gave a presentation on the possibility of increasing the VAD but reducing the tariff component of energy costs, so that the VAD increase would not affect tariffs. In the presentation, EEGSA proposed a VAD increase of 10 percent, rather than the increase of 100 percent that would result from its consultant’s study as corrected on the basis of the CNEE comments.135 The CNEE did not respond to such proposal.136

188.	EEGSA submitted the corrected Bates White study on May 5, 2008, in which the consultant accepted some observations made by the CNEE and incorporated the relevant amendments, but rejected others.137 On the same day, Mr. Giacchino of Bates White responded to the observations made by the CNEE on the March 31, 2008 study.138

189.	The VNR resulting from the corrected May 5, 2008 study was US$1.3 billion.139

4.	Establishment of the Expert Commission and discussion of the Operating Rules

190.	On May 13, 2008, the CNEE informed EEGSA that it would be necessary to establish an Expert Commission and invited it to a meeting the next day to discuss its constitution and working methods.140

191.	On May 14, 2008, representatives of EEGSA and the CNEE met again to discuss the establishment of the Expert Commission and the CNEE then proposed to EEGSA a general operating framework.141 EEGSA rejected the proposals and suggested that specific rules of procedure should be set, to which the CNEE agreed in principle.142

132	Appendix to Statement RWS-1.
133	Counter-Memorial, § 331.
134	Exhibit C-193, English Translation provided by the Claimant, p. 3.
135	Exhibit C-194; Statements CWS-6, §§ 22-23 and CWS-3, § 29.
136	Statements CWS-5, § 20 and CWS-3, § 31.
137	Exhibit C-195.
138	Exhibit C-207.
139	Memorial, § 122.
140	Exhibit C-208.
141	Exhibit R-70.
142	Counter-Memorial, § 361. CNEE also sent a proposal for specific rules to EEGSA the following day, Exhibit C-210.

192.	On May 16, 2008, the CNEE transmitted to EEGSA its Resolution No. 96-2008 of May 15, 2008, stating in the last paragraph of the preamble that EEGSA had ignored “all the observations performed by the Commission through said Resolution CNEE-63-2008, incorporating in the Distribution Value Added Study unsolicited changes and additional modifications, which consequently altered other elements of the study; as such, pursuant to current legislation, [the CNEE] is charged with establishing the discrepancies with the Distribution Value Added Study to then establish the Expert Commission.”143

193.	The CNEE consequently decided in Resolution No. 96-2008 “to establish the Expert Commission referred to in Article 75 of the General Law of Electricity, which must pronounce itself on the discrepancies in the Study of Empresa Eléctrica de Guatemala, Sociedad Anónima, listed below, verifying the correct application of the Terms of Reference (ToR) of the Distribution Value Added Study approved by [the CNEE].”144 The CNEE listed nine categories of discrepancies to be considered by the Expert Commission.145

194.	As regards the membership of the Expert Commission, EEGSA decided to appoint Mr. Leonardo Giacchino, the Bates White project director,146 while the CNEE appointed Mr. Jean Riubrugent, consultant from Mercados Energéticos.147

195.	On May 19, 2008, Government Resolution No. 145-2008 added an Article 98 bis to the RLGE, entitled “Procedure and terms to constitute the Expert Commission,” establishing that the CNEE and the distributor had three days to form the Expert Commission, consisting of one expert appointed by each party and a third appointed by mutual agreement. If no agreement could be reached on the third member of the Expert Commission, that member would be appointed by the MEM from amongst the candidates proposed by the parties.148

143	Exhibit C-209, last preambular paragraph. English translation was provided by the Claimant.
144	Ibid.
145	Ibid., pp. 3-21.
146	Memorial, § 127; Statements CWS-3, § 33; CWS-6, § 37; CWS-4, § 34.
147	Counter-Memorial, § 352.
148	Exhibit C-212.

196.	This Government Resolution was published on May 26, 2008 and came into force on May 27, 2008, so that it was not applicable to the current tariff review process for 2008-2013.149

197.	Also on May 19, 2008, EEGSA transmitted to the CNEE draft operating rules (“Operating Rules”) for the Expert Commission.150

198.	Although EEGSA agreed that Bates White would have to correct the study in order to reflect the Expert Commission’s pronouncements151, there was no agreement as to who would then assess whether such corrections properly reflected the Expert Commission’s views. The CNEE proposed that it would have to make such determination itself,152 while EEGSA considered that the Expert Commission would have to ascertain whether the corrections correctly reflected its views.153

199.	On May 21, 2008, following a meeting with EEGSA, the CNEE proposed new draft Operating Rules, providing that the CNEE would review and approve the corrections in the light of the opinions of the Expert Commission.154

200.	On May 23, 2008, EEGSA complained that the Resolution No. 96-2008 had unilaterally and arbitrarily established the discrepancies to be resolved by the Expert Commission, including items to which the CNEE had not previously objected.155 According to EEGSA, the Resolution constituted “a violation of the guarantees of National Treatment and Minimum Treatment Level, as well as a constructive expropriation attempt of [EEGSA], according to what is stipulated in several international treaties to which Guatemala is a party.”156

201.	On May 23, 2008, Mr. Quijivix, of the CNEE, circulated a new version of the Operating Rules, highlighting rules 8, 9, and 12 which had not yet been agreed.157

202.	A further version of the draft Operating Rules was circulated by Mr. Quijivix on May 28, 2008.158 The Claimant submits that this version of the rules was accepted by the CNEE.159 The Respondent maintains that no agreement was reached on that draft.160

149	Memorial, § 135.
150	Exhibit C-211.
151	Rules proposed by EEGSA on May 19, 2008, rule 14 (Exhibit C-211), and Operating Rules proposed by CNEE on May 15, 2008, § 3 (Exhibit C-210).
152	Exhibit C-210, § 3.
153	Exhibit C-211, rule 14.
154	Exhibit C-213, rule 13.
155	Exhibit C-215.
156	Ibid.
157	Exhibit C-214.
158	Exhibit C-218.
159	Memorial, § 137.
160	Counter-Memorial, §§ 366 et seq.

203.	On May 28, 2008, the President of the CNEE, Carlos Colom, proposed that Carlos Bastos should be appointed to chair the Expert Commission. EEGSA agreed, after informing the CNEE that Mr. Bastos had in the past participated in a small project for EEGSA on the wholesale electricity market.161

204.	On June 2, 2008, Mr. Calleja of EEGSA forwarded to Mr. Bastos the e-mail from Mr. Quijivix dated May 28, 2008, with the last draft of the proposed Operating Rules.162 The Claimant submits that Mr. Calleja informed Mr. Quijivix that he had done so,163 but the Respondent denies having been informed of this.164

205.	A few days later, the CNEE, EEGSA, and Mr. Bastos discussed certain administrative matters relating to the proceedings to be followed before the Expert Commission.165

206.	On June 6, 2008, the CNEE and EEGSA signed the deed of appointment of the Expert Commission. On June 12, 2008, the experts informed both parties that they were assuming their functions and described their understanding of their mission.166

207.	On June 26, 2008, the chairman of the Expert Commission, Mr. Carlos Bastos, signed separate service contracts with the CNEE167 and with EEGSA.168

5.	The Expert Commission’s report and its dissolution

208.	On July 23 and 24, 2008, certain Guatemalan newspapers published articles reproducing statements made by the President of the CNEE, Mr. Colom, according to which the Expert Commission’s report would not be binding and would only be considered as recommendations that the CNEE could elect to implement.169

209.	On July 25, 2008, the Expert Commission delivered its report to the CNEE and to EEGSA.170 On the same date, the CNEE adopted its Resolution No. 3121, dissolving the Expert Commission.

161	Exhibits C-233 and C-151.
162	Exhibit C-220.
163	Memorial, § 140; Statement CWS-3, § 42.
164	Counter-Memorial, §§ 368 et seq.
165	Ibid., § 370.
166	Exhibit R-83.
167	Exhibit R-85.
168	Exhibit R-84.
169	Exhibits C-242 and C-243.
170	Exhibit C-246.

210.	In its report, the Expert Commission summarized its findings as follows:

“The issue is to discern whether the Consultant’s Tariff Study, considering the ToR as guidelines, has performed a task that is in accordance with the requirements of the Law and the Regulations, or otherwise determine if given the justifications of the deviations, the CNEE maintained and certifies that the requirements of the ToR better reflect the requirements of the Law.”171

211.	On July 28, 2008, Mr. Giacchino of Bates White sent a letter to the Expert Commission, with a copy to the CNEE and EEGSA, stating that the Bates White study has been modified “taking into account the decisions of the Expert Commission […] for your verification that the changes made do faithfully reflect the decision of the Expert Commission.”172

212.	EEGSA also sent to the CNEE, along with a copy of Bates White’s letter mentioned above, copies of the revised stage reports and a CD with the supporting files.173 The final revised Bates White study calculated an VNR of US$1,053 million.174

213.	On even date, the CNEE notified EEGSA of its Resolution No. 3121 dissolving the Expert Commission.175

214.	On the same day, the CNEE wrote to Mr. Bastos acknowledging receipt of the Expert Commission’s report, and informing him that “the activities corresponding to the execution of [his] contract ended July 25, with the delivery of the referenced report.”176

6.	Calculation of tariffs for the 2008-2013 period and actions brought by EEGSA

215.	On July 29, 2008, EEGSA brought an action for the protection of its constitutional rights (amparo), requesting that CNEE’s Resolution No. 3121 be reversed and that the CNEE be ordered to comply with the Expert Commission’s report.177 EEGSA informed the members of the Expert Commission that its recourse had the effect of suspending the CNEE’s Resolution and that the Expert Commission should therefore proceed to review whether the Bates White study reflected its opinions.178

171	Ibid., p. 13, English version.
172	Exhibit C-253; Statement CWS-4, § 65.
173	Exhibit C-254.
174	Exhibit C-265; Statement CWS-4, §§ 71-72.
175	Exhibit C-247.
176	Exhibit C-251.
177	Exhibit C-249.
178	Statement CWS-3, § 47; Exhibit C-270.

216.	On the same date, Mr. Bastos sent a letter to the other members of the Expert Commission inviting them to a meeting to analyze the last version of the Bates White’s study.179 Mr. Riubrugent, the member of the Expert Commission appointed by the CNEE, confirmed on July 30 that he would participate by conference call.180

217.	On July 30, 2008, the Court of first instance of Guatemala admitted EEGSA’s recourse of amparo and provisionally ordered the CNEE to “comply in full with the decision of the Expert Commission, allowing it to conclude its work, especially the final review of the changes presented to the Expert Commission by the firm Bates White”, and to “abstain from using mechanisms tending to manipulate, change or unilaterally interpret those changes already approved.”181

218.	However, on the same day, the Court suspended the amparo proceedings on the grounds that EEGSA had not exhausted the available administrative remedies.182

219.	On July 31, 2008, Mr. Riubrugent informed Mr. Giacchino and Mr. Bastos that, in view of the situation and of instructions given to him by the CNEE regarding the end of his obligations and the fact that he might be overstepping his authority, he would not participate in the conference call scheduled for July 31.183

220.	The experts Bastos and Giacchino nonetheless met at Bates White’s offices in Washington D.C.

221.	On the following day, both experts sent a letter to the CNEE and EEGSA announcing that they had reviewed all the documents concerning the tariff calculation and verified that all the Expert Commission’s pronouncements had been implemented in Bates White’s July 28, 2008 revised study.184

222.	On even date, the CNEE issued Resolutions No. 144-2008, 145-2008, and 146-2008.

223.	In Resolution No. 144-2008, dated July 29, 2008, the CNEE stated that the Expert Commission’s report had confirmed that Bates White’s May 2008 study had failed “to correct all of the observations made… through said Resolution CNEE-63-2008.” Consequently, in accordance with Articles 98 and 99 of the RLGE, the CNEE was empowered to set the tariffs on the basis of its own VAD study.185

179	Exhibit C-271.
180	Exhibit C-281.
181	Exhibit C-275.
182	Exhibit C-278.
183	Exhibit C-281.
184	Exhibits C-284 and C-288.
185	Exhibit C-272.

224.	In Resolutions No.145-2008 and 146-2008, the CNEE set the tariffs and periodic adjustment formulas for EEGSA clients, effective August 1, 2008 and July 31, 2013,186 on the basis of the Sigla study.187

225.	The Sigla study adopted the Capital Recovery Factor (“CRF” or in its Spanish original: Factor de Recuperación de Capital “FRC”) set forth in the Terms of Reference and consequently depreciated the VNR by 50 percent.188 In addition the Sigla study used 2006 prices for its calculation instead of the prices available in 2007,189 and applied a different method for determining the density of demand in the EEGSA distribution area.190

226.	The Sigla study concluded to an VNR of US$465.3 million (implying a VAD of US$85 million). Such VNR was lower than the VNR that had been calculated for the 2003-2008 tariff period, which was US$583.7 million.191

227.	On August 1, 2008, EEGSA initiated administrative recourses against Resolutions No. 144-2008, 145-2008 and 146-2008.192 On August 12, it filed an action of amparo requesting protection against the CNEE Resolution No. 3121.193

228.	In August 2008, EEGSA unsuccessfully met with the CNEE and with Guatemalan government officials in an attempt to reach an agreement on the applicable tariffs.194

229.	On August 20, 2008, the MEM rejected the administrative recourse against Resolutions No. 144-2008, 145-2008 and 146-2008.195 The basis for the MEM’s decision was that these resolutions were not directed to individuals but were rather texts of a general nature applying to all consumers of EEGSA’s electricity distribution service.196

230.	EEGSA started to invoice using the new tariffs on August 21, 2008.197

231.	On August 26, 2008, EEGSA brought a second action for constitutional protection against Resolution No. 144-2008.

186	Exhibits C-273 and C-274.
187	Exhibit C-272.
188	Exhibit C-267, Stage D, p. 2; ibid. Stage G, p. 3; Report CER-2, §§ 13, 119, 122.
189	Exhibit C-267, Stage D, p. 1; ibid. Stage G, p. 1.
190	See Exhibits C-267, Stage A, p. 55 and Exhibit C-246, discrepancy A.2, p. 17; Statement CWS-1, §§ 23-26.
191	Reply, § 56.
192	Exhibits C-285, C-286, and C-287.
193	Exhibit C-291.
194	Memorial, §§ 200-203; Statements CWS-5, § 23 and CWS-6, §§ 61-62; Exhibit C-292.
195	Exhibits C-293, C-294, and C-295.
196	Ibid.
197	Memorial, § 204.

232.	On May 15, 2009, the second Civil Court of first instance granted EEGSA protection against Resolution No. 144-2008,198 and on August 31, 2009 the eighth Civil Court of first instance granted protection against CNEE Ruling 3121 and ordered the CNEE to issue a new resolution guaranteeing the right of defense and the principles of due process and legality, “allowing the Expert Commission to fulfill the purpose for which it was created in the first place.”199

233.	The CNEE subsequently appealed against these judicial decisions and, in a majority decision dated November 18, 2009, the Constitutional Court reversed the judgment of the second civil court of first instance, thus putting an end to the judicial proceedings against Resolution No. 144-2008.200

234.	Such decision reads in its relevant parts as follows:

“Expecting the Expert Commission to decide a conflict and empowering it to issue a binding decision breaches the principle of legality of the Rule of Law, and this is because even if persons can do anything [that is] not forbidden by the law (Section 5 of the Constitution), authorities can only do what the law allows them to do (Section 154 ibidem); therefore, if we only consider the General Electricity Law, the power to approve tariff schemes is vested in the National Electricity Commission and in no way, whether directly or indirectly, in an expert commission, the nature of which has been considered.

[…]

Understanding that the members in charge of the experts’ study have a further role or that their report is binding breaches Section 154, paragraph three, of the Constitution, which forbids the delegation of duties, unless authorized by law, which is not the case under the General Electricity Law, which does not contain any provisions transferring the power to set forth or issue the tariff scheme for the five-year period to the Expert Commission.

It is evident that the National Electricity Commission, not having the obligation to be bound by the opinion issued by the Expert Commission, caused no damage to its counterparty by deciding to dissolve the Expert Commission, taking into consideration that its purpose had been fulfilled and, therefore, the right to due process invoked in the amparo action herein has been observed in all its phases.

198	Exhibit C-328.
199	Exhibit C-330.
200	Exhibit C-331.

The role of the National Electricity Commission of fixing the tariff schemes is a legitimate power granted by the General Electricity Law whereby it represents the State, and regulated in Sections 60, 61, 7,1 and 73 of the mentioned law, which must restrict any discretional excess, since it refers to verifiable concepts stating that those tariffs ‘must be compatible with standard distribution costs of efficient companies,’ structured ‘to promote equal treatment of consumers and the sector’s economic efficiency,’ that ‘the Distribution Added Value shall be related to the average capital and operations costs of a distribution network of an efficient company of reference,’ and, likewise that the ‘cost of operation and maintenance shall correspond to an efficient management of the reference distribution network.’ It is estimated that tariffs fixed, when the report by the Expert Commission has not been accepted as valid to guide this policy, cannot be, within its discretion, harmful or unreasonably arbitrary, in view of the indicators of efficient operators as a reference, as the one conditioned in temporary Section 2 of the related Law, which made reference to the ‘values used in other countries applying a similar methodology.’ However, the rationality of the tariff schemes approved was not reported as damage or as evidence in this amparo action, and the only damage reported focused on the concept of legal due process, which was already analyzed (paragraph a) of section VI of the conclusions).”201

235.	In a second judgment, dated February 24, 2010, the Constitutional Court reversed the judgment of the eighth civil court of first instance and considered that the dissolution of the Expert Commission could not be damaging to EEGSA, since the Commission’s report was not binding on the CNEE. The judgment reads as follows:

“… it should be noted that Sections 75 and 77 of the General Electricity Law and the third paragraph of Section 98 and Section 98 bis of its Rules set forth the procedure to create the Expert Commission and the time frame for the Commission to meet and to issue an opinion on the matters submitted thereto: the discrepancies arising from the tariff study based on the terms of reference. In the case at hand, the Expert Commission was created in compliance with the relevant Law and its Rules and, within the statutory period, issued its opinion on the discrepancies found by the National Electricity Commission between the tariff study submitted by the petitioner and the terms of reference previously set by the

201	Ibid., p. 18 et seq., English translation provided by the Claimant.

respondent authority. It should be pointed out that the Law and its Rules—the only Guatemalan legal rules applicable in the case—empower the Expert Commission only to issue its opinion on the above-mentioned discrepancies. In submitting its opinion, the Expert Commission performed the duty imposed thereon by the Law and its Rules. Therefore, given that it had already fulfilled its legal purpose, that it was a temporary rather than a permanent commission empowered to issue an opinion enabling the competent authority to set the tariffs, and that it had to meet no other duty in the proceedings, the dissolution of the commission could by no means cause damage to the petitioner because the respondent authority merely followed the procedure established by the Law and its Rules.”

[…]

As ruled on this issue by the Court […], in relation to the nature of the experts’ opinion discussed herein, it is worthy of note that ‘Expertise understood as wisdom, practice, experience, or skill in a science and art, has traditionally been used as an aid to which authorities resort when they need to make a decision regarding a certain subject. An expert is an assistant who provides an opinion on the best decision, although, pursuant to common legislation and Guatemalan legal practice, it is understood that scientific and technical knowledge do not constitute a judgment, but rather elements to guide the decision to be made by the authorities. Therefore, the authority making the decision has no obligation to base such decision on the experts’ opinions…’ Additionally, in reference to the scope of opinions like this, this Court has held that: ‘Regarding its scope, the opinion is not binding upon the body seeking the advice whenever books of authority classify it as optional—advice that the Administration is not obliged to require—or compulsory—advice that is expressly necessary pursuant to the law—unless the opinion is expressly binding, as required by law and as a basis for the administrative decision.’ […]

Based on the above remarks, requiring the Expert Commission to solve the dispute between the petitioner and the respondent authority; granting it jurisdiction to issue a binding decision; and even empowering it to approve the tariff studies, as the Court held, would violate the well-developed legality principle of the Rule of Law and would infringe the principle of public office subject to the law, because the General Electricity Law […] entitle[s] the

National Electricity Commission, as the only responsible agency, to set distribution tariffs and to approve tariff studies […], which constitutes a public duty that, in keeping with Section 154 of the Guatemalan Constitution, may not be delegated.

[…]

… in the Guatemalan legal system, the National Electricity Commission shall review the studies conducted by the distributor and, in the event of discrepancies, shall appoint an Expert Commission, which shall issue an opinion on the discrepancies within 60 days following its creation. The Rules provide that, if the Distributor fails to send the studies or corrections to those studies, the National Electricity Commission (governmental agency of public law) may issue and publish the related tariff scheme based on the tariff study prepared independently by the commission or making the necessary corrections to the studies prepared by the distributor. […] In view of the above, the National Electricity Commission caused no damage to the petitioner when it dissolved the Expert Commission and when it followed the procedure to devise the tariff schemes, given that such task—a state duty, as has been pointed out—is a lawful power granted by Sections 60, 61, 71 and 73 of the General Electricity Law.”202

7.	Sale of Teco’s shares in EEGSA

236.	In mid-2010, the Colombian firm EPM informed Iberdrola that it was interested in purchasing EEGSA. Teco and its partners started negotiations to sell DECA II to EPM and, after a few weeks of negotiations, on October 6, 2010, EPM made the Consortium a firm offer to purchase DECA II for US$605 million.203 Teco’s share of the price for its 30 percent ownership of DECA II was US$181.5 million.204

237.	On October 21, 2010, the Consortium and EPM closed the sale of DECA II for the amount specified in EPM’s offer of October 6, 2010.205

202	Exhibit C-345, pp. 15-17, English translation provided by the Claimant.
203	Exhibit C-352.
204	Statement CWS-2, § 11.
205	Exhibit C-356.

V.	POSITION OF THE PARTIES ON JURISDICTION

A.	Summary of Respondent’s position

238.	The Respondent contends that: (1) the case stated by the Claimant is nothing more than a regulatory disagreement on the interpretation of Guatemalan domestic law, the interpretation of which is not a matter for this Arbitral Tribunal but for the Guatemalan courts, which have already decided the issue. According to the Respondent (2) the Claimant cannot use an international mechanism to file an appeal against the decisions of the Supreme Court of Guatemala and could only have challenged those decisions under international law by presenting a denial of justice claim. This has not been done, however, and there has been no allegation by the Claimant in this regard. Finally, (3) the Respondent cites the decision of the Arbitral Tribunal in the Iberdrola case.

1.	Teco’s claim is a mere regulatory disagreement

239.	Guatemala contends that the Claimant’s claim is essentially based on its disagreement with the way the Guatemalan regulator interpreted and applied the regulatory framework in the tariff review process for 2008-2013.206

240.	Although the Claimant refers to the amendments to Article 98 RLGE in 2007 and 2008, such is not the basis for its claim. What Claimant submits is that such provision, as amended in 2007, was incorrectly applied by the CNEE. In addition, Teco never complained about the 2007 amendment before this arbitration, and such a claim would now be time-barred. With respect to the 2008 amendment, Claimant admits that it was not applied, and therefore could not have caused Teco any harm.207

241.	The Claimant’s claim is therefore limited to the CNEE’s interpretation of the Guatemalan regulatory framework concerning the role of the Expert Commission and the regulator’s power to approve the VAD and EEGSA’s rate of return based on a tariff study prepared by its own consultant rather than by the distributor’s consultant.208

242.	Respondent argues that such regulatory disagreements cannot give rise to claims under the Treaty because the CNEE has the right and duty to interpret the law and

206	Rejoinder, § 38.
207	Counter-Memorial, § 59; Rejoinder, § 41.
208	Counter-Memorial, §§ 55 and 78; Rejoinder, §§ 40 et seq.

take positions on issues that are within its jurisdiction. The General Electricity Law (LGE) itself and its regulations provide that the CNEE is the party responsible for complying with and enforcing these laws,209 and in particular they provide that the CNEE has the responsibility to “define the transmission and distribution tariffs […] as well as the methodology for calculation of the same” and to conduct the tariff review process.210

243.	Even if the regulator was mistaken in its interpretation of the regulatory framework, this cannot result in a violation of an international treaty, particularly when local courts have already decided on the matter.211

244.	The Claimant itself realized that their differences in respect to the regulatory framework should be brought before the courts of Guatemala. The Claimant and EEGSA challenged the April 2008 Terms of Reference before the Guatemalan courts and obtained a temporary protection measure. The Claimant also raised their differences regarding the procedure for fixing the tariffs before the courts of Guatemala, and in particular the interpretation of the role of the Expert Commission; these appeals were admitted and processed by the courts of Guatemala, but ultimately the Constitutional Court decided in favor of the CNEE.

245.	On November 18, 2009, the Constitutional Court decided whether the ruling of the Expert Commission was binding, as well as on the disputed extent of the regulator’s power to set the tariff based on its own consultant’s VAD study. The Respondent summarizes as follows what is in its view the content of the court’s decisions in this respect: “a) The CNEE is the only entity empowered to approve the tariffs and is not authorized to delegate this function; (b) The Expert Commission has the sole function of issuing a pronouncement on discrepancies between the VAD study submitted by the distributor and the Terms of Reference issued by the CNEE; (c) The regulatory framework does not establish any additional function for the Expert Commission after it has issued its pronouncement; (d) Because of the advisory nature of expert reports under Guatemalan law and the responsibility of the CNEE to approve the tariffs, the pronouncement of the Expert Commission cannot be binding; and (e) Finally, the Court affirmed the regulatory nature of the CNEE’s function to approve the tariffs, which must reflect legal criteria, in particular the costs, including the cost of capital.”212

209	Counter-Memorial, § 56.
210	Ibid., § 57; LGE arts. 4 (c), 61 and 71.
211	Counter-Memorial, § 112.
212	Counter-Memorial, § 125; Rejoinder, § 49 (b).

246.	The Respondent further asserts that, in its decision of February 24, 2010, the Constitutional Court found that: “(a) the relevant legislation does not grant the Expert Commission any function other than to issue a pronouncement on the discrepancies between the CNEE and the distributor; (b) the dissolution of the Expert Commission once its pronouncement had already been issued could not have caused harm to EEGSA; and (c) given the advisory nature of expert pronouncements under Guatemalan law and the non-delegable nature of the CNEE’s duties and responsibilities regarding adoption of the tariffs, according to the principles of legality and organization of the public administration, the pronouncement of the Expert Commission cannot be binding.”213

2.	The Claimant cannot file an appeal before the Arbitral Tribunal against the decisions of the Guatemalan courts, it can only file a claim for denial of justice but it has not done so

247.	According to Guatemala, the Claimant is now asking the Arbitral Tribunal to act as an appellate court on these issues, which, is not possible, as has been established by many investment arbitration tribunals.214 The Claimant could only have submitted an international claim if it had claimed and proved that there was a denial of justice, which it has not alleged.215

248.	When disagreements between a regulator and the regulated entities arise, what the State must ensure is that its courts are available to provide due process and do not issue arbitrary decisions. A State is internationally responsible only when this process fails, as Guatemala’s conduct is not limited to the performance of the CNEE but also includes the actions of its courts.216

213	Counter-Memorial, § 126; Rejoinder, § 49 (a).
214	Counter-Memorial, §§ 79-83 and Rejoinder, §§ 62 et seq. citing ADF Group Inc. v. United States of America, ICSID Case No. ARB (AF)/001, Award, January 9, 2003 (CL-4), § 190 (hereinafter “ADF Award”), Robert Azinian et al. v. United Mexican States, ICSID Case No. ARB (AF)/97/2), Award, November 1, 1999 (RL-2), § 99; Waste Management Inc. v. United Mexican States, ICSID Case No. ARB (AF)/00/3, Award, April 30, 2004 (CL-46), § 12 (hereinafter “Waste Management Award”); Saluka Investments BV v. Czech Republic, UNCITRAL Case, Partial Award, March 17, 2006 (CL-42) (hereinafter “Saluka Award”), Generation Ukraine v. Ukraine, ICSID Case No. ARB/00/9, Award, September 16, 2003 (RL-6) (hereinafter “Generation Ukraine Award”); EnCana Corporation v. Republic of Ecuador, LCIA Case No. UN3481, (hereinafter “EnCana v. Ecuador”, Award, February 3, 2006 (RL-9), § 194; Marvin Feldman v. United Mexican States, ICSID Case No. ARB (AF)/99/1, Final Award, December 16, 2002 (RL-5), §§ 134, 140; GAMI Investments Inc. v. United Mexican States, UNCITRAL, Final Award, November 15, 2004 (RL-7), § 100; Parkerings-Compagniet AS v. Republic of Lithuania, ICSID Case No. ARB/05/8, Award, September 11, 2007 (RL-10) (hereinafter “Parkerings-Compagniet Award”), §§ 315-317; Iberdrola Energía SA v. Republic of Guatemala, ICSID Case No. ARB/09/5, Award, August 17, 2012 (RL-34) (hereinafter “Iberdrola Award”), §§ 369-372 and 418-421.
215	Counter-Memorial §§ 113-118.
216	Ibid., §§ 113, 117.

249.	In this regard, the Respondent contends that the Claimant only alleges that the decisions of the Constitutional Court were wrong or incorrect and that they appear to have been “influenced by political considerations,” but does not provide any substantiation, foundation, or evidence whatsoever for such contentions.217

250.	To the contrary, the Guatemala’s Constitutional Court granted the Claimant a full opportunity to expound its arguments and issued reasoned and informed decisions. Moreover, the Constitutional Court has repeatedly demonstrated its independence from political power.218

3.	The Iberdrola decision

251.	The Respondent asserts that its position on the lack of jurisdiction of the Arbitral Tribunal is supported by the decision of the tribunal in the Iberdrola case.219

252.	The Iberdrola case is identical to the present case as to the facts. On the same facts, the Arbitral Tribunal decided that it was dealing with a claim under Guatemalan law and not international law, and that in order to deal with such claims it “would have to act as regulatory authority, as administrative entity and as trial court.” As a consequence, after dismissing the denial of justice claim, the Iberdrola tribunal concluded that it did not have jurisdiction to decide the case.220

253.	Respondent also notes that the Iberdrola case was based on the BIT between Spain and Guatemala, under which the autonomous standard of treatment is more demanding than the international minimum standard applicable to this case. Even so, the tribunal found that the claims were not justiciable under international law.221

B.	Summary of Claimant’s position

254.	According to Teco: (1) the claim concerns a violation of the Treaty and is not merely a regulatory disagreement. In any case (2) the Claimant argues that the basis for its claims is something that should be decided on the merits. Teco also argues that (3) it is not limited to bringing a claim for denial of justice, and that (4) the decision in Iberdrola is not relevant to the jurisdiction of this Arbitral Tribunal.

217	Rejoinder, § 45.
218	Counter-Memorial, § 128 and footnote 120.
219	Iberdrola Award, supra footnote 214.
220	Rejoinder, § 60.
221	Ibid., § 61.

1.	Teco’s claim relates to a violation of the Treaty and is not a mere regulatory disagreement

255.	Respondent’s jurisdictional objections are unfounded and should be rejected because the Claimant is not pleading a mere regulatory disagreement. Nor is it asking the Arbitral Tribunal to act as an extraordinary court of appeal. What Claimant is asking for is a review of Guatemala’s actions during the 2008-2013 tariff review process, in light of Respondent’s obligation under Article 10.5 of the Treaty to accord Teco’s investment fair and equitable treatment.222

256.	The Claimant does not require the Arbitral Tribunal to act as a regulatory body or as an extraordinary court of appeal. Teco is in fact not asking the Arbitral Tribunal to decide whether the decisions of the Expert Commission were correct. Nor is it asking that it conducts a new tariff review for the 2008-2013 period or that it reviews Guatemalan court decisions. The point Teco is raising in this arbitration is that Guatemala was under an international obligation to comply with the Expert Commission’s decisions, regardless of whether such decisions were correct as a technical matter under Guatemalan law. What the Arbitral Tribunal must decide is whether Guatemala acted contrary to its previous actions, in violation of the Claimant’s legitimate expectations, or arbitrarily and in bad faith in re-calculating EEGSA’s VAD for the 2008-2013 period. The Arbitral Tribunal is also called to decide whether there was a fundamental change to the legal and regulatory framework and therefore a violation of the Respondent’s obligations under the Treaty.223

2.	Teco’s claims are to be decided in the merits

257.	According to the Claimant, in assessing its jurisdiction, the Arbitral Tribunal needs not establish that the claims are correct in substance. It is sufficient that it establishes that the facts alleged by the Claimant, if proved, would be likely to fall within the

222	Rejoinder on Jurisdiction, § 3.
223	Reply, §§ 8, 246 et seq.; Rejoinder on Jurisdiction, § 14.

Treaty provisions.224 This approach is supported by a long line of consistent arbitral decisions.225 The Claimant avers that its claim and the underlying facts comply with the above requirement because, if proven, they would constitute a breach of the Treaty.226

258.	Although the Respondent cited several decisions to support its allegations of lack of jurisdiction,227 it failed to cite a single decision in which a tribunal declined jurisdiction in the circumstances of the present case.228 This shows that the decision on whether this claim turns on a mere difference of opinion over regulatory interpretation or on a violation of the Treaty is a matter to be decided in the merits and cannot form the basis for a jurisdictional objection.229

3.	The Claimant is not limited to arguing denial of justice

259.	Contrary to Respondent’s contentions, the decisions made by the Constitutional Court of Guatemala do not deprive the Arbitration Tribunal of its jurisdiction, nor do they limit the Claimant to making a claim for denial of justice.230

260.	As a matter of fact, such decisions have no res judicata effect with respect to the Claimant, as the causes of action in the present proceedings are different from those present in the Iberdrola arbitration. The parties involved are also different. Moreover, the fact that a domestic court has found the CNEE’s actions to be lawful does not preclude international liability, as it is well established that a State may not rely upon the provisions of its own internal law to avoid its international obligations.231

224	Reply, § 284; Rejoinder on Jurisdiction, §§ 9 et seq.
225	Bayindir Insaat Turizm Ticaret Ve Sanayi v. Islamic Republic of Pakistan, ICSID Case No. ARB/03/29, Decision on Jurisdiction, November 14, 2005 (CL-84) (hereinafter “Bayindir Decision”), § 197; Telefónica S.A. v. Argentine Republic, ICSID Case No. ARB/03/20, Decision on Jurisdiction, May 25, 2006 (CL-96), § 56 (hereinafter “Telefónica Decision”); Oil Platforms Claims Tribunal Iran-US., ICJ, 803, 856, Ruling on preliminary objections, December 12, 1996 (CL-63), § 32; Saipem SpA v. Bangladesh, ICSID Case No. ARB/05/07, Decision on Jurisdiction, March 21, 2007 (CL-93), §§ 85-86; SGS Société Générale de Surveillance S.A. v. Republic of the Philippines, ICSID Case No. ARB/02/6, Decision on Jurisdiction, January 29, 2004 (CL-69), § 157; Methanex Corporation v. United States of America, UNCITRAL (NAFTA Chapter 11), First Partial Award, August 7, 2002 (CL-64), §§ 116-121; Plama Consortium Ltd. v. Bulgaria, ICSID Case No. ARB/03/24, Decision on Jurisdiction, February 8, 2005, (CL-66), §§ 118-119; Bayindir Insaat Turizm Ticaret Ve Sanayi AS v. Islamic Republic of Pakistan, ICSID Case No. ARB/03/29, Award, August 27, 2009 (CL-59), §§ 193-197; Jan de Nul N.V. & Dredging International N.V. v. Arab Republic of Egypt, ICSID Case No. ARB/07/21, Award, November 6, 2008, (RL-11), §§ 69-71; Construttori Salini S.p.A. and Italstrade S.p.A. v. Hashemite Kingdom of Jordan, ICSID Case No. ARB/02/13, Award, January 13, 2006 (CL-67), §§ 137-151; Noble Energy Inc. and Machala Power Cia Ltd. v. Republic of Ecuador and General Electricity Council, ICSID Case No. ARB/05/12, Decision on Jurisdiction, March 5, 2008 (CL-65), §§ 150-153; Desert Line Projects LLC v. Republic of Yemen, ICSID Case No. ARB/05/17, Award, February 6, 2008 (CL-61), §§ 129-132.
226	Rejoinder on Jurisdiction, § 13.
227	Counter-Memorial, §§ 79-112.
228	Reply, § 283.
229	Ibid., § 286.
230	Rejoinder on Jurisdiction, § 7.
231	Ibid., § 7.

4.	The arbitral tribunal’s decision in Iberdrola is not relevant to reviewing the Arbitral Tribunal’s jurisdiction in this case

261.	The Claimant also avers that the decision in Iberdrola232 is not relevant because of the different way in which that case was presented.233

262.	In addition, the Claimant alleges that the Iberdrola tribunal erred to the extent that it concluded it did not have jurisdiction to consider issues of domestic law in a regulatory context, as investment tribunals frequently rule on issues of domestic law in determining whether there has been a breach of an investment treaty.234

263.	Finally, Teco submits that, in the Iberdrola case, the Arbitral Tribunal failed to analyze or even consider the claims relating to the legitimate expectations. In the present case it cannot be said that Teco’s legitimate expectations arguments concern a mere regulatory disagreement under Guatemalan law. In fact, according to the Claimant, this is an aspect that does not depend at all upon the correct interpretation of Guatemalan law.235

VI.	POSITION OF THE PARTIES ON THE MERITS

A.	Claimant’s Position

264.	According to the Claimant: (1) Guatemala breached Article 10.5 of the Treaty by failing to give fair and equitable treatment to Teco’s investment, with the aim of imposing an unreasonably low VAD on EEGSA, and in doing so (2) it caused the Claimant to suffer damages for which compensation has to be paid.

232	Iberdrola Award, supra footnote 214.
233	Rejoinder on Jurisdiction, §§ 4, 25 et seq.
234	Ibid., §§ 5, 31 et seq. citing Ioannis Kardossopoulos v. Georgia, ICSID Case No. ARB/05/18, Decision on Jurisdiction, July 6, 2007 (CL-88), § 145; Asian Agricultural Products Ltd. v. Democratic Socialist Republic of Sri Lanka, ICSID Case No. ARB/87/3, Final Award, June 27, 1990 (CL-82), § 21; Total S.A. v. Argentine Republic, ICSID Case No. ARB/04/1, Decision on Liability, December 27, 2010 (CL-70), § 39 (hereinafter “Total Decision”); Azurix Corp. v. Argentine Republic, ICSID Case No. ARB/01/12, Decision on Jurisdiction, December 8, 2003 (CL-83), § 95; EDF International S.A., SAUR International S.A. and Leon Participaciones Argentinas S.A. v. Argentine Republic, ICSID Case No. ARB/03/23, Award, June 11, 2012 (CL-86), §§ 994-1051; Railroad Development Corp. v. Republic of Guatemala, ICSID Case No. ARB/07/23, Award, June 29, 2012 (CL-92), § 235 citing Waste Management Award, supra footnote 214, PSEG Global Inc. and Konya Elektrik Uretim ve Ticaret Limited Sirketi v. Republic of Turkey, ICSID Case No. ARB/02/5, Award, January 19, 2007 (CL-37), §§ 246-248; Tecmed Environmental Technology, S.A. v. United Mexican States, ICSID Case No. ARB (AF)/00/2, Award, May 29, 2003 (CL-95), §§ 164-166.
235	Rejoinder on Jurisdiction, § 43.

1.	Guatemala violated its obligation under Article 10.5 of the Treaty

265.	The Claimant argues that Guatemala violated its obligation of fair and equitable treatment, first (a) when it modified fundamentally the legal and regulatory framework, contrary to its representations, thus frustrating Teco’s legitimate expectations and, second, (b) when it engaged in unfair and arbitrary actions during the 2008-2013 tariff review process, with the intent of controlling the process and its outcome. According to Teco, (c) Respondent’s actions constitute breaches of Article 10.5 of the Treaty.

a)	The fundamental modification of the regulatory framework and the violation of Claimant’s legitimate expectations

266.	Teco argues that Guatemala made representations to the Claimant that were designed to induce it to invest in the country’s electricity sector, and that after having obtained the benefit of a high price for EEGSA’s shares, the Respondent frustrated Teco’s legitimate expectations.

267.	Contrary to the submissions of the Respondent, States are liable for failing to respect the investor’s legitimate expectations,236 and the protection of legitimate expectations is a fundamental aspect of the obligation to accord fair and equitable treatment under the customary international law minimum standard of treatment.237

268.	In respect of Guatemala’s argument that Teco did not exist at the time of EEGSA’s privatization, the Claimant asserts that Teco is part of the same group of companies that originally acquired EEGSA, and that the acquisition in 2005 was merely an internal corporate transfer within the group. Moreover, according to Teco, the companies involved shared virtually all the same officers and directors.238 Accordingly, the Claimant argues that Teco shared the expectations of the other companies of the same group.239

236	Memorial, §§ 245-258; Reply, § 254.
237	Reply, § 255, citing BG Group v. Argentina Republic, UNCITRAL Case, Final Award, December 24, 2007, (CL-9), § 310, (hereinafter “BG Group Award”) which in turn cites Waste Management Award, supra footnote 214, § 98, and Generation Ukraine Award, supra footnote 214, §§ 20 and 37.
238	Reply, § 67-68; Statement CWS-11, §§ 10-11; Exhibits C-324, C-526, C-527, C-543, C-428, C-459, C-461, C-464, C-471, C-526, C-469, and C-472.
239	Reply, § 68.

269.	Regarding the violation of its legitimate expectations, Teco avers that Guatemala – by virtue of the specific provisions of the LGE and the RLGE,240 as well as the statements it made during the road show241 and in the Memorandum of Sale242 to promote the sale of EEGSA’s shares – made the following representations, which it immediately thereafter betrayed: (i) that the VAD would be calculated based on a study commissioned by the distributor; (ii) that the VAD would be calculated on the basis of the VNR of a distribution network of a model efficient company; and (iii) that, in case of discrepancies between EEGSA and the CNEE on the VAD study, the discrepancies would be resolved by an independent Expert Commission.

i.	The VAD would be calculated based on the study submitted by the distributor

270.	The Respondent made representations on several occasions according to which VADs must be calculated by a consultant chosen by the distributor.243

271.	Article 74 of the LGE provides specifically that the VAD components should be calculated by the distributor through a study conducted by one of the firms prequalified by the CNEE.

272.	The Memorandum of Sale also stated that the VAD was to be calculated by distributors by means of a study commissioned from an engineering firm.244

273.	Teco avers that such representations implied an essential guarantee for the investor, assuring the latter that it would play an important role in the setting of the VAD. This was an essential part of the balancing that the LGE struck between the distributor and the regulator in the tariff review process.245

274.	The Respondent nonetheless amended Article 98 of the LGE in 2007 to give the CNEE an option, in certain cases, to set the VAD on the basis of a study prepared by its own consultant rather than by the distributor’s.246

275.	According to the Claimant, such an amendment was contrary to Guatemala’s representation that the VAD would be established based on a study provided by the distributor, which involved a system of checks and balances between the regulatory

240	Exhibits C-17 and C-21.
241	Exhibit C-28.
242	Exhibit C-29.
243	Rejoinder on Jurisdiction, § 15.
244	Memorandum of Sale, p. 63 (Exhibit C-29).
245	Transcript, Day 1, 11:34, §§ 7 et seq.
246	Article 98 as amended in 2007 (Exhibit C-104).

authority and the distributors so that the tariffs would be set on the basis of objective and impartial criteria.247 Teco states that the amendment was also unconstitutional, as it modified a statutory provision by regulation.248

276.	Teco argues that, despite the illegality of said amendment, it decided not to challenge it in 2007, first because it considered that the new provision would not be applicable to it because EEGSA planned on submitting its consultant’s studies to the CNEE in a timely and complete manner, and second because it did not want to strain its relationship with the CNEE at a time when the 2008 tariff review process was about to begin.249

277.	This amendment provided support to the November 18, 2009 decision of the Constitutional Court of Guatemala, in which the court approved the CNEE’s decision to apply its own tariff.250 As a matter of fact, without such an amendment, there would have been no basis in the LGE or the RLGE for the CNEE to rely upon its own VAD study to calculate EEGSA’s VAD for the 2008-2013 tariff period.251

278.	The Claimant therefore argues that this amendment of the LGE and the way in which it was interpreted by Guatemala was a fundamental departure from the regulatory framework upon which Teco had relied when making its investment.252

279.	Finally, contrary to the Respondent’s contention, its allegations regarding the 2007 amendment to Article 98 of the RLGE are not time-barred under the Treaty, because according to Article 10.16(2)(b-c) of the Treaty, the investor is not required to identify every measure about which it complains in its notice of intent. In any event, the Claimant did indeed identify this amendment in its Request for Arbitration.253

ii.	The LGE established that the VAD would be calculated on the basis of the VNR of a distribution network of a model efficient company

280.	Article 73 of the LGE provides that the distributor’s return should be calculated based on the VNR of a model efficient company, and Article 79 of the LGE states that the rate of return should correspond to a rate of between 7 percent and 13 percent of the VNR.254

247	Memorial, § 264; Report CER-1, §§ 20-40.
248	Memorial, § 90; Report CER-1, § 40.
249	Reply, § 100.
250	Ibid., §§ 214-215; Exhibit C-331, p. 15-20.
251	Rejoinder on Jurisdiction, § 20; Reports CER-3, § 78 and CER-1, § 67.
252	Rejoinder on Jurisdiction, § 20.
253	Ibid., § 23.
254	Memorial, § 261; LGE, art. 79 (Exhibit C-17).

281.	The VNR, which is the basis for calculating the distributor’s VAD, can therefore not be reduced by depreciation, since the concept of new replacement value is inconsistent with a depreciated value.255

282.	The Claimant avers that Guatemala introduced the model company concept in the LGE in order to increase EEGSA’s privatization value,256 which explains why the consortium paid US$520 million for EEGSA despite the valuation, made some years before in the PW Report, of only US$13.9 million.257

283.	Teco, having paid a value higher than the actual value for EEGSA’s assets, needed to recover its investment base through higher electricity tariffs guaranteed by the LGE.258

284.	This expectation was frustrated by Resolution No. 05-2008, which amended the FRC initially contained in the Terms of Reference and thereby cut by half the VNR of the model company. According to Teco, the exchanges between the CNEE and its consultant show that the unlawful calculation of the FRC was designed with the specific purpose of significantly reducing EEGSA’s VAD.259

285.	According to Teco, this provision violated the LGE as it depreciated by half the value of a fictitious company that should by law have been considered as new.

286.	The Expert Commission confirmed that the FRC imposed by the CNEE in the Terms of Reference was contrary to the express provisions of the LGE. The CNEE misinterpreted the concept of the VNR as established in the law, and this had the effect of halving the return that had been promised to EEGSA.260

287.	Teco also argues that, because of other irregularities committed by the CNEE, the latter imposed tariffs upon EEGSA based on a VAD that did not meet the expected rate of return.261

255	Memorial, § 33 and footnote 104; Exhibit C-246.
256	Memorial, § 262; Report CER-2, §§ 59-64.
257	Memorial, §§ 34, 62, and 271; Report CER-2, §§ 58, 64 and 65.
258	Memorial, § 262.
259	Reply, §§ 51 (footnote 239), 116, and 138-140.
260	Reply, § 116, footnote 624; Exhibit C-246, p. 92.
261	Memorial, § 221, footnote 843.

iii.	Discrepancies between the distributor and the CNEE on the VAD study would be resolved by an independent Expert Commission

288.	Article 75 of the LGE provides that, in case of discrepancies between the distributor and the CNEE on the VAD study, an Expert Commission shall pronounce itself on such discrepancies.

289.	Furthermore, when promoting the privatization of EEGSA, Guatemala reported in the Memorandum of Sale to potential investors that “in the event of discrepancy, a Commission of three experts will be convened to resolve the differences.”262

290.	Indeed, the terms of reference for the 2003 tariff review provided that any discrepancies would be “reconciled” by the Expert Commission.263

291.	The CNEE also stated in November 2003, during judicial proceedings unrelated to this arbitration, that “[i]n the event of discrepancies, pursuant to Article 98 [of the RLGE] and [Article] 75 of the [LGE], an Expert Commission shall be constituted, which shall resolve [the discrepancies] in a term of 60 days.”264

292.	In Teco’s submission, the Respondent’s argument that the Expert Commission’s decisions were merely advisory and non-binding is disproved by Guatemala’s own behavior. In fact, had it been so, Guatemala would not have attempted to interfere with the appointment of the chairman of the Expert Commission and to influence Mr. Jean Riubrugent.265 Respondent’s position that the CNEE had the power to unilaterally calculate the VAD irrespective of the Expert Commission’s determinations would also be inconsistent with its own argument that Article 98 bis, which provided for the possibility that the Government could appoint the chairman of the Expert Commission, was necessary in order to prevent indefinite delays in the calculation of the VAD.266

293.	Guatemala’s arguments that the mission of the Expert Commission was limited to noting the existence of discrepancies, or that the use of the verb “pronounce” in the LGE implied that the Expert Commission could only express a non-binding opinion, are opportunistic. Guatemala only adopted such positions once it found that the decision of the Expert Commission implied an increase in EEGSA’s VAD.

262	Exhibit C-29, p. 49.
263	Memorial, § 278.
264	CNEE Answer to Constitutional Challenge 1782-2003 dated November 10, 2003, English translation provided by the Claimant (Exhibit C-81), Scheme, p. 6.
265	Reply, §§ 138-140; Rejoinder on Jurisdiction, § 17.
266	Rejoinder on Jurisdiction, § 22, referring to Rejoinder, §§ 212-213.

294.	Both the specific meaning of the term “pronounce” in a legal context267 and the logical meaning of said provision in the LGE as well as the other representations made by Guatemala indicate that the Expert Commission had the authority to resolve disputes between the distributor and the CNEE in a binding manner.

295.	The representations made in this respect were relevant to the investor, as the powers granted to the Expert Commission ensured a fair, depoliticized and efficient method of resolving disputes between the CNEE and the distributor.268

296.	In breach of the many representations made by Guatemala and the CNEE, the CNEE decided to ignore the Expert Commission’s report and to instead impose a VAD based on a study prepared by its own consultant Sigla, which neither EEGSA nor its consultant knew about and in preparation of which they had no input.269

297.	In Teco’s submission, it is only after having learnt of the Expert Commission’s adverse rulings that the CNEE came up with the argument that the Expert Commission’s role was limited to recording the differences between the CNEE and the distributor. It did so in order to justify its decision to dissolve the Expert Commission, disregard its report and impose a VAD based on the Sigla report.270

298.	The Claimant also alleges that, in its decisions of November 18, 2009 and February 24, 2010, the Guatemalan Constitutional Court misinterpreted the applicable regulatory framework. According to Teco, those decisions are so devoid of reasons and so contrary to the law that it can only be concluded that they were motivated by political interest to prevent any increase in electricity rates, as shown in the statement of the President of Guatemala and uncle of the CNEE’s chairman, Mr. Alvarez Colom, in which he stated that reducing tariffs had been an achievement of his administration.271

b)	Guatemala carried out the 2008 tariff review in bad faith and in an openly arbitrary manner

299.	Teco’s claim is also based on the fact that the Respondent conducted the tariff review for the 2008-2013 period in an unjust and arbitrary manner, intending to manipulate the process and control the outcome of the tariff review.

267	Reply, § 43; Exhibit C-50; Reports CER-1, § 76 and CER-3, § 38.
268	Memorial, § 44.
269	Ibid., § 268.
270	Reply, §§ 158-164; Rejoinder on Jurisdiction, § 18; Exhibit C-547.
271	Transcript, Day 1, p. 59, §§ 17 et seq.; Exhibit C-604.

300.	The Claimant’s arguments in this respect relate to: (i) the issuance of the Terms of Reference which included illegal provisions; (ii) the unjustified rejection of the Bates White study; (iii) the attempts to tamper with the functioning of the Expert Commission; (iv) the unilateral dissolution of the Expert Commission before it had completed its work; and (v) the harassment of EEGSA’s executives.

i.	The issuance of the Terms of Reference for the 2008 review

301.	The Claimant contends that the CNEE drafted the Terms of Reference for the 2008-2013 period so as to require a reduction in the VAD while granting itself the right to interfere in and even stop the studies if it disagreed with their content, all this being contrary to the relevant provisions of the LGE and the RLGE.272

302.	Article 1.9 of the Terms of Reference was particularly controversial, as it gave the CNEE discretion to deem the distributor’s study “not received” within the meaning of the recently amended Article 98 of the RLGE if any section of the study was lacking or even if, in its own judgment, this study did not conform to the Terms of Reference or was incomplete. According to the Claimant, this provision would allow the CNEE to position itself to ignore the distributor’s study and replace it with its own study whenever it did not like the study presented by the distributor.273

303.	Teco challenged these Terms of Reference and only withdrew its appeal after the CNEE agreed to modify them and include two key provisions: Article 1.8, according to which the distributor only needed to make the corrections to the study that it deemed appropriate; and Article 1.10, stating that the Terms of Reference were only guidelines subject to the LGE and its regulations and that the distributor could deviate from the Terms of Reference if it considered that they contravened the LGE.274

ii.	The unjustified rejection of the Bates White study

304.	The Claimant alleges that the CNEE, for trivial reasons, refused to accept several stages of the Bates White study, thus hindering and delaying the normal procedure.

305.	Guatemala used frivolous excuses for not accepting the Bates White stage reports, such as the lack of signature from an EEGSA-authorized representative on the letter accompanying the stage reports of the study or the lack of a deed appointing the EEGSA consultant.275

272	Memorial, § 266; Report CER-2, §§ 41-45; Statements CWS-3, §§ 15-18, and CWS-6, §§ 8-9.
273	Memorial, §§ 99; Reply CER-1, §§ 41-43.
274	Memorial, §§ 106-107; Reply, §§ 107-109.
275	Memorial, §§ 113 et seq.; Reply, §§ 117 et seq.

306.	Finally, after putting up several obstacles to the admission of the stage reports and having made several corrections to them, the CNEE decided that there were still discrepancies in the May 5, 2008 version of the Bates White VAD study and called for the formation of an Expert Commission, setting forth the discrepancies to be resolved. However, when dealing with this in its Resolution No. 96-2008, the CNEE distorted the presentation of the discrepancies to include aspects of the Bates White study to which it had not previously objected and which Bates White could not therefore have been able to either correct or answer.

iii.	Attempts to manipulate the functioning of the Expert Commission by the CNEE

307.	The Respondent attempted to manipulate the functioning of the Expert Commission in various ways: through the adoption of Article 98 bis RLGE; by trying to establish that it would be the CNEE that would ultimately verify whether the consultant complied with the Expert Commission’s rulings; and by maintaining improper contacts with the member of the Expert Commission appointed by the CNEE, Mr. Jean Riubrugent.

•	The adoption of Article 98 bis RLGE

308.	After convening the Expert Commission, Guatemala added Article 98 bis to the RLGE, allowing it to appoint the third member of the Expert Commission, in contradiction with Article 75 LGE.

309.	According to the Claimant, although this provision was not enforced by the CNEE because EEGSA would have challenged its retroactivity, its adoption demonstrates the CNEE’s attempts to improperly, arbitrarily, and unfairly control the tariff review process in violation of Teco’s legitimate expectation that the tariff review would be performed in a fair and depoliticized manner.276

276	Reply, § 249.

•	The attempt to have the CNEE decide on the incorporation of the rulings of the Expert Commission in the consultant’s study

310.	During the negotiations to establish the Operating Rules of the Expert Commission, the CNEE sought to reserve for itself the last word on whether the Bates White study had implemented the Expert Commission’s rulings, thereby allowing it to manipulate the outcome of the process.277

311.	An agreement was reached in this respect between EEGSA and the CNEE to include Article 12 of the Operating Rules. According to Article 12, the Expert Commission would be entrusted to review whether the VAD study had complied with the Expert Commission’s decisions. The Operating Rules were communicated to the chairman of the Expert Commission.278

•	Improper communications with the expert appointed by the CNEE

312.	The Claimant argues that, contrary to the provisions of the LGE, according to which the experts should be impartial and independent, and contrary to the Operating Rules, according to which any ex parte contact with the members of the Expert Commission was prohibited, the CNEE remained in contact throughout the process with its expert, who was instructed to take decisions that suited them.279

313.	In particular, Teco argues that the emails exchanged between the CNEE and Mr. Riubrugent show that the CNEE had devised an unlawful FRC calculation with its consultant for the specific purpose of reducing the VAD, and then provided its own appointee expert, Mr. Riubrugent, with materials to support the CNEE’s position within the Expert Commission.280

iv.	The dissolution of the Expert Commission

314.	Once the Expert Commission had issued its report and the CNEE had realized that such report would imply an increase in the VAD, the CNEE dissolved the Expert Commission without allowing it to review and approve the corrections made in the Bates White study. The CNEE thus disregarded Article 12 of the Operating Rules to which the parties had agreed. In addition, the CNEE threatened its expert, Mr. Riubrugent, in order to dissuade him from participating in the review of the corrected Bates White study.281

277	Memorial, § 267.
278	Ibid., §§ 137 et seq.
279	Reply, §§ 139-140.
280	Ibid., § 4; Exhibits C-494 and C-496.
281	Memorial, § 268.

315.	Finally, the CNEE ignored the report of the Expert Commission, as well as the statements of engineers Bastos and Giacchino according to which Bates White had corrected its study in compliance with the report, and it instead imposed a VAD based on a study prepared by its own consultant, Sigla, which neither EEGSA nor its consultant knew about and in which they had had no input.282

316.	As a consequence, unreasonably low tariff rates were set for the 2008-2013 period. Such tariffs were set arbitrarily, entirely at the discretion of the CNEE, in violation of the provisions of the LGE and contrary to Teco’s legitimate expectations.283

317.	The tariffs set by the CNEE were economically unviable for Teco, which was forced to sell its shares in EEGSA for a price significantly lower than their value and at a substantial loss.284

v.	Harassment of EEGSA executives

318.	The Claimant alleges that, after having carried out the 2008 tariff review, the Respondent took actions to harass EEGSA executives, ultimately forcing them to leave Guatemala.285

319.	In particular, on August 26, 2008, the Guatemalan Public Prosecutor’s Office petitioned the Criminal Court to issue arrest warrants against two of EEGSA’s senior managers, including Mr. Maté, on patently baseless charges. The warrants were issued by the Court on August 29, 2008. Although a provisional recourse of amparo suspending the arrest warrant was issued by the Criminal Court a few days later, Mr. Maté, who was out of the country at the time, decided not to return to Guatemala.286

320.	Teco also notes that on September 1, 2008, while Mr. Calleja was on a radio program discussing the CNEE’s unlawful actions and the severe economic consequences for EEGSA, his car was broken into and his laptop stolen. After this incident, Mr. Calleja also decided to leave Guatemala with his family.287

282	Ibid., § 268.
283	Ibid., § 268.
284	Reply, §§ 217-219.
285	Ibid., §§ 208 et seq.
286	Memorial, § 205; Exhibit C-299; Statement CWS-6, §§ 70-71.
287	Memorial, § 206; Statement CWS-3, § 55.

c)	Guatemala’s actions violated its obligation to accord fair and equitable treatment to Teco

321.	Teco states that Guatemala violated its obligation to accord its investment fair and equitable treatment when it (i) substantially altered the regulatory framework, frustrating the legitimate expectations of the Claimant, and (ii) acted arbitrarily, illegally, and in bad faith during the 2008 tariff review process.

i.	Substantial modification of the regulatory framework and frustration of the legitimate expectations of the Claimant

322.	The Claimant alleges that, just as in the case of actions of the Media Council in CME v. Czech Republic, the actions of the CNEE cannot be considered as part of the normal exercise of regulatory authority in compliance and enforcement of the law. To the contrary, the CNEE substantially changed the regulatory framework that had been established to attract investors and upon which Teco had relied to make its investment.288

323.	A breach by the State of specific representations made to foster investment is a violation of the minimum standard of treatment.289 Contrary to Guatemala’s contention, and as established by all tribunals constituted under NAFTA or other investment treaties having addressed the issue, the investor’s legitimate expectations are protected.290

324.	Teco accepts that the protection of legitimate expectations does not refer to mere subjective expectations and that expectations should be analyzed objectively, checking whether the State made specific representations on which a reasonable investor would have relied to make their investment.291

288	Memorial, § 269.
289	Transcript, Day 1, p. 116, citing ADC Affiliate Limited and ADC & ADMC Management Limited v. Republic of Hungary, ICSID Case No. ARB/03/16 (hereinafter “ADC v. Hungary” and Duke Energy Electroquil Partners and Electroquil S.A. v. Republic of Ecuador, ICSID Case No. ARB/04/19 (hereinafter “Duke Energy v. Ecuador”).
290	Reply, § 254 citing ADC v. Hungary, supra footnote 289, Award, October 2, 2006 (CL-3), § 424; BG Group Award, supra footnote 237, §§ 295, 310; Waste Management Award, supra footnote 214, § 98; International Thunderbird Gaming Corporation v. United Mexican States, UNCITRAL, Award, January 26, 2006 (CL-25) (hereinafter “Thunderbird Award”), Glamis Gold v. United States of America, UNCITRAL, Award, June 8, 2009 (CL-23) (hereinafter “Glamis Gold Award”); Duke Energy v. Ecuador supra footnote 289, Award, August 18, 2008 (CL-19), §§ 337, 340.
291	Transcript, Day 1, p. 68, § 24 - p. 69, § 15.

325.	Such representations can be made through laws, regulations or policies declared by the State. They can also emanate from prospectuses or offering circulars in the case of a privatization even if such documents have not been prepared by the State when they are issued on its behalf.292

326.	As stated by the ICSID Secretary General, “[t]he weight of authority suggests that an undertaking or promise need not be directed specifically to the investor and that reliance on publicly announced representations or well-known market conditions is a sufficient foundation for investor expectations.”293

327.	As a consequence, if the State fundamentally changes its regulations or policies, whether through amendments to the existing regulation or by issuing a new and different interpretation of the same, this would defeat the legitimate expectations of the investor and would violate the obligation of fair and equitable treatment. The Claimant argues, relying on the Total decision,294 that although the obligation of fair and equitable treatment does not operate as a stability clause or prevent the State from changing its laws, in the case of long-term investments, regulations should provide a clear framework for future operations. The concept of regulatory fairness or regulatory certainty applies, and the State cannot therefore change its regulatory regime so as to prevent the investor from recouping its investment and making reasonable profits.295

328.	The Claimant alleges that Guatemala failed to ensure a stable and predictable legal and business environment; it disregarded the system of checks and balances established under the LGE and the RLGE by ignoring the Expert Commission’s Report and Bates White’s revised study, and it fundamentally altered the legal and business environment under which Teco had invested in EEGSA.296

ii.	Prohibition of arbitrary, illegal, and grossly unfair actions

329.	The Claimant contends that the obligation to accord fair and equitable treatment, as it has been understood in virtually all NAFTA arbitration decisions or under the Treaty, prohibits conduct that is arbitrary, grossly irregular, unjust, or idiosyncratic and behaviors that exhibit a complete lack of transparency and candor in an administrative proceeding.

292	Reply, § 259, 265-266.
293	Ibid., § 258, citing Kinnear M. “The Continuous Development of the Fair and Equitable Treatment Standard” in Investment Treaty Law, Current Issues III (2009), A. Bjorklund, I. Laird, S. Ripinsky (eds.) (CL-73) p. 228.
294	Total Decision, supra footnote 234, § 122.
295	Reply, § 260.
296	Memorial, § 270.

330.	Several tribunals have established that, although it is not necessary to prove bad faith in order to establish a violation of the minimum standard of treatment, if it is proved that the State acted in bad faith this establishes a violation of the standard.297

331.	Guatemala’s actions infringed “a sense of fairness, equity and reasonableness”, in violation of the standard set forth by the NAFTA tribunal in Merrill v. Ring,298 and as such they “constitute an unexpected and shocking repudiation of [the LGE’s] policy’s very purpose and goals or otherwise subvert a domestic law or policy for an ulterior motive.”299

332.	According to Teco, as in Biwater Gauff v. Tanzania, Guatemala’s “failure to put in place an independent, impartial regulator, insulated from political influence, constitutes a breach of the fair and equitable treatment standard, in that it represents a departure from [the investor’s] legitimate expectation.”300

2.	Damages

333.	Teco argues that the fact that the CNEE has fixed the VAD too low for the 2008-2013 period has caused it considerable loss and, in particular, it claims compensation for (a) lost cash flow that its investment would have earned had EEGSA been able to collect the VAD to which it was entitled between August 1, 2008, the date the CNEE imposed its tariffs, and October 21, 2010 when Teco sold its investment in EEGSA, plus (b) the difference between the actual market value of Teco’s EEGSA shares in October 2010 with the VAD approved by the CNEE and the amount that its shares would have been worth had Guatemala not breached its Treaty obligations. In addition, Teco is also claiming (c) pre- and post-award compounded interest at a rate of 8.8 percent.301

334.	According to the Claimant, the compensation awarded by the Arbitral Tribunal must be complete, that is, it must compensate for the injuries caused by the internationally unlawful act and re-establish the status quo that would have existed but for the wrongful act.302

297	Transcript, Day 1, pp. 115 et seq., citing Alex Genin and others v. Republic of Estonia, ICSID Case No. ARB/99/2, Award, June 25, 2001 (RL-3) (hereinafter “Genin Award”), Glamis Gold Award, supra footnote 290.
298	Memorial, § 280; CL-29, § 210.
299	Memorial, § 280; CL-12, § 293.
300	Memorial, § 280; CL-10, § 615.
301	Claimant PHB, § 202.
302	Memorial, § 281; Chorzow Factory PCIJ, Ser. A. No. 17, 1928 (CL-15).

a)	Profits lost between August 2008 and October 2010

335.	Regarding Teco’s lost profits between August 1, 2008 and October 21, 2010, the Claimant asserts that they constitute the difference between the actual historical results and the cash flow projection made by Mr. Kaczmarek if the Bates White corrected final report had been applied.303

336.	Mr. Kaczmarek used EEGSA’s current and projected financial statements to calculate the loss of free cash flow of the firm,304 and estimated EEGSA’s cash flows loss between August 1, 2008 and October 21, 2010 at US$87 million.305 As a consequence, Teco’s loss, given its 24.3 percent stake in the company, was US$21,100,552.306

b)	The loss in value of EEGSA’s shares as a result of Guatemala’s actions

337.	To determine the loss in value of EEGSA’s shares, Mr. Kaczmarek calculated the value of the company in the current scenario, i.e. with tariffs set according to the values established in the Sigla study (“actual value”) and compared it with the value that the company would have had if the tariffs had been fixed according to the corrected Bates White final study (“but-for value”).307

338.	Mr. Kaczmarek calculated both values by three different methods: the discounted cash flow (“DCF”) method, the comparable publicly-traded companies method, and the comparable transactions method. Then the expert assigned to each specific valuation method a certain weighting, depending on the level of confidence that he thought they deserved. Thus, he assigned a value of 60 percent to the DCF Approach, 30 percent to the comparable publicly-traded company approach, and 10 percent to the comparable transaction approach.308

303	Memorial, §§ 284-286.
304	Report CER-2, § 155.
305	Report CER-5, p. 9, Table 3. Expert Kaczmarek concluded that cash flow in the “but-for” scenario was US$170 million, from which the cash flow in the actual scenario of US$83 million should be subtracted to get the amount of flow lost: US$87 million.
306	Report CER-5, § 141, Table 14.
307	Memorial, §§ 283-286.
308	Memorial, § 296; Report CER-2, § 218.

339.	Based on these calculations, the Claimant’s expert concluded that EEGSA’s actual value was US$562.4 million and its but-for value US$1,479.3 million.309

340.	Mr. Kaczmarek then subtracted US$87.6 million from EEGSA’s net debt as of October 21, 2010 and concluded that the capital investment of the Claimant, considering its percentage of 24.26 percent equity interest in the company, amounted to US$115,198,529 and US$337,683,311 in the actual and “but-for” scenarios respectively. Therefore, Teco’s loss as a result of the decrease in fair market value of its shares in EEGSA is US$222,484,783.310

c)	Response to criticisms of the Respondent’s expert

341.	Teco submits that the arguments used by Respondent’s expert to criticize the reference made by Mr. Kaczmarek to comparable311 companies and the use of the comparable transactions method are incorrect.312

342.	The sample employed by Kaczmarek in fact included twelve businesses and nine transactions while, according to most leading practitioners, significant confidence can be derived from a sample of four to seven companies.313

343.	Moreover, Teco rejects Guatemala’s claim that the weighting of the various methods was arbitrary and results-oriented,314 and argues that the procedure to assign the weights was based on objective criteria. Mr. Kaczmarek had legitimate reasons to assign greater weight to businesses or operations that were the most similar to EEGSA.315

344.	Regarding the criticisms according to which the Claimant’s expert underestimated the capital costs, the Claimant states that when calculating EEGSA’s value, its expert properly projected EEGSA’s actual capital expenditures316 rather than those of a model company, which is what the capital costs figures in the Bates White Study represent.317

345.	Teco also avers that Guatemala’s expert miscalculated the amount of capital expenditures in the Bates White study by adding together the capital expenditures

309	Reply, § 303; Report CER-5, § 140, Table 13.
310	Report CER-5, §§ 140-141.
311	Report RER-1, § 73.
312	Reply, §§ 292 et seq.
313	Ibid., § 293.
314	Report RER-1, §§ 72-76.
315	Reply, § 294; Report CER-2, § 108.
316	Report CER-2, § 40, Figure 9.
317	Reply § 296, Report CER-5, § 43.

and the return of the capital portion of the VAD. Said expert’s projections for EEGSA’s capital expenditures are out of line with the capital costs of EEGSA itself or the amount of capital expenditures for other comparable distribution companies.318

346.	Moreover, the Claimant argues that Respondent’s expert did not calculate EEGSA’s “but-for” valuation by using the Bates White study, but relied instead on Mr. Damonte’s model, which does not incorporate all of the Expert Commission’s rulings.319 The Claimant argues that it makes no sense to calculate EEGSA’s value in the “but-for” scenario by using a model that does not accept the Expert Commission’s rulings.320

347.	Regarding the value of Teco in the actual scenario, the Claimant agrees that the real transaction price of the company that is being valued is the best evidence of that company’s actual value; in this case, however, the sale was of DECA II and not only of EEGSA, and the price paid by EPM did not specify the price paid for EEGSA, thus the Claimant considered it more appropriate to conduct the valuation using other traditional valuation methods.321

d)	Reasonableness of the valuation of Claimant’s experts

348.	According to the Claimant, the three following additional tests show that its expert’s valuation is reasonable.322

i.	The internal rate of return (“IRR”) for the cost of equity

349.	In both scenarios, actual (0.6 percent) and “but-for” (7.7 percent), the IRR is below the real cost of equity (11.01 percent).323

ii.	The VNRs calculated by Bates White and Sigla

350.	According to Mr. Kaczmarek, the valuation of EEGSA could be checked against EEGSA’s VNR, which should approximate the fair market value of EEGSA. He submits that the valuation of EEGSA in the “but-for” scenario was within 6 percent of Bates White’s VNR value, and that the valuation of EEGSA in the actual scenario was lower than Sigla’s VNR because Sigla used the CNEE’s FRC, which reduced EEGSA’s return on capital.324

318	Reply, § 297; Reports CER-2, § 40, Figure 9; CER-5, §§ 39-41, Figure 2.
319	Reply, § 299; Counter-Memorial, § 603. Expert Damonte, for example, failed to incorporate the decision of the Expert Commission on the FRC, preferring to create his own formula. While the Expert Commission formula allowed EEGSA to get a return on the 81 percent of the VNR, Mr. Damonte’s formula depreciates the capital base by 30 percent.
320	Reply, §§ 299 et seq.
321	Ibid., § 302.
322	Report CER-2, §§ 155-156.
323	Memorial, § 300; Reply, § 304.
324	Memorial, §§ 302 et seq; Report CER-2, §§ 234-235.

iii.	The selling price at which EPM bought DECA II

351.	Teco received US$181.5 million for its share of DECA II, and analyzing the value allocated to each company of DECA II, EEGSA accounted for 62.2 percent, which, according to the Claimant, results in an implied valuation for EEGSA of US$498 million.325

e)	Interest

352.	Article 10.26(1) of the Treaty provides for an award of monetary damages and any “applicable interest”. The Claimant therefore contends that it should be awarded both pre-award and post-award compound interest at a rate of 8.8 percent up to the date of effective discharge of the obligations.326

353.	Respondent’s expert Dr. Abdala acknowledged at the hearing that this would be an appropriate pre-award interest rate for the period between August 1, 2008 and October 21, 2010, since it corresponds to EEGSA’s WACC at that time327.

354.	Claimant argues that the same interest rate should be applied from the date of the sale of EEGSA up to the date of the award because Teco sold its interest in EEGSA as a result of Respondent’s actions during the 2008-2013 tariff review.

355.	According to the Claimant, this same rate should also apply to post-award interest because, as explained by its expert Mr. Kaczmarek, there is no reason to differentiate between the rate applicable pre- and post- award.328

356.	As the ILC Articles on State Responsibility also recognize, interest must run until the date the obligation to pay is fulfilled.329

357.	Interest should be capitalized annually, for it is now widely recognized that “tribunal practice has shifted towards awarding compound interest when requested by the claimant.”330

325	Memorial, § 305; Report CER-2, § 241.
326	Claimant PHB, § 202.
327	Ibid.; Transcript, Day 6, p. 1587, §§ 7-13.
328	Claimant PHB, § 202; Transcript, Day 6, p. 1599, §§ 17-20.
329	Memorial, § 309.
330	Ibid., § 311, citing Elihu Lauterpacht and Penelope Nevill, “The Different forms of Reparation: Interest.” in The Law of International Responsibility 618 (2010) (CL-51); F.A. Mann “Compound Interest as an Item of Damage in International Law,” 21 UC DAVIS L. J. 577, 586 (1988) (CL-52); Metalclad Corporation v. United Mexican States, ICSID Case No. ARB (AF)/97/1, Award, August 30, 2000 (CL-30), § 128; Cargill Incorporated v. United Mexican States, ICSID Case No. ARB (AF)/05/2, Award, September 18, 2009 (CL-12) (hereinafter “Cargill Award”), § 544; Pope & Talbot Inc. v. Government of Canada, UNCITRAL (NAFTA), Award of damages, May 31, 2002, (CL-36), § 90; Gemplus S.A., SLP, S.A. and Gemplus Industrial, S.A. de C.V. v. United Mexican States, ICSID Cases No. ARB (AF)/04/3 & ARB (AF)/04/4, Award, June 16, 2010 (CL-22), §§ 16-26.

358.	The Claimant opposes the Defendant’s contention that a risk-free rate similar to that applied to U.S. sovereign debt331 should be applied. As a matter of fact, this would not be a commercially reasonable rate because it is not available to participants in the commercial sector. According to Teco, the Respondent does not cite a single case in which an arbitral tribunal has ordered capitalized interest to be paid at a risk-free rate.332

359.	The Claimant also rejects Guatemala’s argument that interest accruing after the sale of EEGSA should be set at a risk-free rate because, since that time, the Claimant was no longer exposed to the risk of operating said company. According to Teco, that fact is irrelevant because EEGSA was valued by discounting projected future cash flows at the company’s cost of capital.333

B.	Respondent’s Position

360.	According to the Respondent: (1) the dispute between the Parties in this arbitration relates to a difference of opinion regarding the application of the regulatory framework of the electricity sector in Guatemala, which is not covered by the minimum standard of treatment under the Treaty. The Respondent, nevertheless, answered the specific allegations made by the Claimant with respect to (2) the alleged frustration of its legitimate expectations, and (3) the alleged injust and arbitrary actions taken by the State in the tariff review process. Finally, (4) Guatemala addressed Claimant’s claim for damages.

1.	The minimum standard of treatment under the Treaty does not cover Teco’s claims

361.	The applicable standard is the minimum standard of treatment under international law in accordance with Article 10.5 of the Treaty. Guatemala contends that the Claimant therefore has the burden of proof of the “general and consistent practice of States that they follow from a sense of legal obligation” in order to provide content to the minimum standard of treatment, but it has not satisfied this burden.334

331	Report RER-1, §§ 108-111.
332	Reply, § 318.
333	Ibid., § 320.
334	Counter-Memorial, § 463.

362.	In order to constitute a breach of the international minimum standard of treatment, the State’s conduct must be particularly egregious against the investor’s interests, as various Arbitral Tribunals constituted under NAFTA or other treaties have decided.335

363.	The international minimum standard of treatment accords an ample margin of appreciation to the State, it is therefore not to be applied to disputes stemming from supposed irregularities allegedly contrary to the domestic law, the determination of which is reserved for the local courts.336 Although the decision of a regulatory body may be subject to criticism or even be contrary to law from the perspective of the relevant domestic legislation, it does not for that reason alone violate international law. For this, the conduct must constitute a deliberate violation of the regulatory authority’s obligations or an insufficiency of Government action falling far below international standards.337

364.	The Respondent contends that the present case concerns discrepancies between the investor and the regulator regarding the interpretation of the regulatory framework and cannot be considered a case of direct and shocking repudiation of the applicable rules. Therefore, the Claimant’s claims must be brought before the domestic courts.338

365.	Guatemala’s position is that a violation of domestic law does not breach the international minimum standard of treatment unless it is a manifest and unjustified repudiation of a right and the victim did not have access to domestic courts, that is, justice has been denied.339 However, the Respondent submits that the Claimant has already brought its case before the local courts of Guatemala, that such courts were available to hear its claims and have done so independently and impartially, as is clear from the various favorable decisions obtained by the Claimant.340 In any case, the Claimant has not alleged denial of justice in this arbitration.341

335	Ibid., §§ 464 et seq., citing Cargill Award, supra footnote 330, §§ 284-286; Glamis Gold Award, supra footnote 290, §§ 616-617; Thunderbird Award, supra footnote 290, § 194; Genin Award, supra footnote 297, §§ 365, 367.
336	Counter-Memorial, §§ 468 et seq., citing SD Myers, Inc. v. Government of Canada, UNCITRAL; International Thunderbird Gaming Corporation v. United Mexican States, UNCITRAL; GAMI Investments Inc. v. United Mexican States; Cargill Incorporated v. United Mexican States; ADF Group Inc. v. United States of America, ICSID Case No. ARB(AF):00/1; Alex Genin and others v. Republic of Estonia, ICSID Case No. ARB/99/2; Glamis Gold Ltd. v. United States of America, UNCITRAL; EnCana v. Ecuador, supra footnote 214.
337	Counter-Memorial, § 477.
338	Ibid., § 479.
339	Ibid., § 484.
340	Rejoinder, § 48.
341	Notice of Arbitration, §§ 71 et seq. Rejoinder on Jurisdiction, §§ 49 et seq.

366.	Finally, the doctrine of legitimate expectations does not apply in the context of the international minimum standard of treatment, as the practice and opinio juris of State Parties to the Treaty demonstrate.342 Guatemala submits that the Claimant has yet to provide a single example of a violation of the international minimum standard of treatment in which the breach of legitimate expectations was found to be the basis of the State’s responsibility.343

367.	Furthermore, the autonomous standard referred to by the Claimant, although not applicable in this case, does not protect the mere ordinary expectations of an investor that a public authority will not breach a contract or will not commit any irregularity under the applicable regulatory framework.344

2.	The alleged representations made by Guatemala and the alleged frustration of Teco’s legitimate expectations

368.	The Respondent argues that, contrary to Claimant’s averment, the electricity regulatory framework under which Teco made its investment continues to be in effect because, although there have been some adjustments to the regulations, these are normal and were expected and accepted by Teco in the Authorization Agreements, which did not contain any stability clause.345

369.	Teco’s own attitude is inconsistent with its claims in the arbitration, as shown by the declarations of its CEO who, three months before initiating arbitration, stated that Guatemala was a market in which the rules were clear and there was certainty.346

370.	Moreover, Guatemala rejects the idea that Teco could have created legitimate expectations at the time that EEGSA was privatized, because at that time Teco had yet to come into existence. Indeed, Teco was created in 2005 and it was only then that it acquired the shares in EEGSA, so expectations could hardly have been created based on the statements of Guatemala during the privatization process.347

342	Rejoinder, § 172.
343	Ibid., § 182.
344	Ibid., §§ 183-184, citing Parkerings-Compagniet Award, supra footnote 214, §§ 332-333.
345	Counter-Memorial, §§ 560-561 referring to the agreements authorizing EEGSA to distribute electricity of 15, May 1998 and February 2, 1999, see above, § 4.
346	Counter-Memorial, § 44.
347	Ibid., §§ 541 et seq.

371.	Although Teco has alleged that EEGSA’s shares always belonged to the same group of companies and the expectations of the group were transferred to Teco, a simple reference to being a member of a group is not enough to exclude an analysis of the transfer of legitimate expectations. According to Guatemala, this would require inquiring into and demonstrating what the expectations of each company of the group were in relation to the investment in Guatemala.348 The Claimant has not proven that the company that acquired the EEGSA shares in 1998 had the same executives as Teco.349

372.	With regard to the regulatory framework and the tariff-setting process, Guatemala responded to the Claimant’s allegations about (a) the amendment of Article 98 of the RLGE in 2007, (b) the FRC in the 2008 Terms of Reference, and (c) the role of the Expert Commission.

a)	The amendment of Article 98 of RLGE in 2007

373.	Guatemala contends that, contrary to the allegations of the Claimant, the 2007 amendment to Article 98 RLGE was not politically conceived to interfere with the 2008 tariff review, nor was it unconstitutional or in violation of the LGE.350

374.	The 2007 amendment originated in an amendment of Articles 98 and 99 of the RLGE made in 2003, which had solved some problems concerning the tariff review timeframe and sought to address the situation in which, for whatever reason, the distributor did not have a tariff schedule in place after the expiration of the existing tariff.351

375.	The 2007 amendment to Article 98 RLGE sought to correct the undesirable situation that could arise if the distributor did not submit or correct its study, for in such cases the RLGE would have rewarded the distributor with the continued application of the existing tariffs, which could be beneficial for the defaulting distributor because in an efficient business system, the distributor tends to reduce costs progressively, which should result in a reduction of tariffs.352

348	Rejoinder, § 178.
349	Ibid., § 178-181.
350	Counter-Memorial, § 260.
351	Ibid., §§ 265-266
352	Ibid., §§ 277 et seq.

376.	In any case, at no point before this arbitration did EEGSA or its shareholders ever object to the 2003 and 2007 RLGE reforms.353 In fact, given that the modification took place in March 2007 and the Claimant only raised the argument in its October 2010 Request for Arbitration, such claim falls outside the three year time limitation provided by Article 10.18.1 of CAFTA-DR and is therefore time-barred.354

b)	The FRC in the 2008 Terms of Reference

377.	According to the Respondent, the FRC was established by the CNEE in the Terms of Reference for the 2008 review and EEGSA never disputed that provision.355 The argument put forward by EEGSA’s consultant, Bates White, according to which they raised no objection to the factor two in this formula but simply ignored it because it was understood to be a mistake, cannot be admitted.356

378.	In addition, this formula was adopted in the Terms of Reference of all other electricity distribution companies. Unlike EEGSA, other electricity distribution companies – DEORSA and DEOCSA – discussed it with the CNEE and reached an agreement to reduce the depreciation from 50 percent to 42.2 percent.357 According to the Respondent, calculating the return on a gross capital base would be contrary to the LGE, the basic principles of regulatory economics and the previous practice of the CNEE. Literature published on the subject by Mr. Giacchino himself also considered that to be the case.358 The Expert Commission shared that view.

c)	The role of the Expert Commission

379.	The LGE only provides that the Expert Commission should “pronounce itself” on the discrepancies between the CNEE and the distributor’s consultant, and that it had a period of sixty days in which to do so.

380.	Guatemala contends, therefore, that (i) the “pronouncement” of the Expert Commission was not binding, and that (ii) the role of the Expert Commission was

353	Ibid., § 283.
354	Rejoinder, § 21 and footnote 27.
355	Ibid., § 306.
356	Statement CWS-4, § 59.
357	Rejoinder, § 330; Reports RER-5, § 389 and RER-2, § 192.
358	Counter-Memorial, § 399; Rejoinder, § 447; Exhibit R-87, pp. 104-106.

terminated when it pronounced itself on the discrepancies because there was no provision for any post-ruling procedure. In any event, (iii) the Claimant reiterates that those issues relate to the interpretation of the applicable domestic law and were already decided upon by the competent court.

i.	Non-binding Pronouncement

381.	The pronouncements of the Expert Commission on the discrepancies between the CNEE and the distributor’s consultant were not binding and should be interpreted as a technical opinion for the benefit of the CNEE.359

382.	The Respondent points out that, under the LGE, the CNEE has the power and responsibility to approve tariffs and enforce the LGE.360

383.	According to Guatemala, this interpretation is derived from the fact that there is no express provision establishing that the Expert Commission’s report should be binding for the purposes of determining the VAD. On the contrary, the term “pronounce itself,” according to the Dictionary of the Royal Spanish Academy, means to “declare” or “show oneself to be in favor or against something.”361

384.	Moreover, under Guatemalan civil law, expert opinions are always advisory in nature. Article 3 of the Law on Administrative Proceedings provides that a decision by a technical body cannot be binding.362

ii.	Function limited to the pronouncement

385.	The Respondent contends that nowhere in the LGE or the RGLE is it provided that the Expert Commission should perform any additional functions once it has made its pronouncement. Nor is there any statement regarding this in the presentations made by Guatemala prior to privatization, when the Official Commission was being incorporated, or in the contract between the CNEE and members of the Expert Commission. Therefore, once the Expert Commission has issued a pronouncement, the task returns to the CNEE which, according to the LGE and the RLGE, is the authority responsible for setting the distributors’ VAD and setting tariff schedules. At no time is it stated that the Expert Commission could replace the CNEE in these tasks.363

359	Counter-Memorial, §§ 501 et seq.; Report RER-3, § 48.
360	Counter-Memorial § 502; LGE, arts. 4, 60, 61, and 71; RLGE, arts. 3, 82, 83, 92, 93(3) and 99.
361	Counter-Memorial, § 502 (d); Exhibit R-154.
362	Respondent PHB, §§ 161 et seq.; Transcript, Day 5, p. 1264, §§ 15-19.
363	Rejoinder, §§ 432 et seq.

iii.	These are aspects of domestic law that have already been decided by the Constitutional Court of Guatemala

386.	In any case, the Respondent asserts that both the role of the Expert Commission and the scope of its pronouncements are matters of interpretation of Guatemalan law that were decided by the Constitutional Court of Guatemala through fully reasoned decisions and after a proper judicial process in which all the Claimant’s procedural safeguards were respected.364

387.	Finally, the Respondent denies the allegations made by Teco that the Constitutional Court’s decision were politically influenced. There is no evidence of any such influence and the Constitutional Court has demonstrated its independence on numerous occasions.365

3.	The alleged arbitrariness and injustice in the 2008 tariff review

388.	The Respondent contends that the Claimant uses the term “arbitrary” to reinforce its claim without even elaborating on the concept of arbitrariness.366 Guatemala denies having conducted the 2008 tariff review in an arbitrary and unfair manner, and argues that the CNEE only fulfilled its role as laid down in the LGE to establish the terms of the review and to verify the VAD studies presented by distributors.367

389.	The statements made by Teco’s executives, their purchaser (EPM) and other foreign agents operating in the electricity market in Guatemala, as well as the actual figures regarding foreign investment in the country, all confirm that the system is not arbitrary and that there are proper legal safeguards in Guatemala.368

390.	In particular, the Respondent replied to the Claimant’s contentions regarding (a) the Terms of Reference for the 2008 tariff review, (b) the Bates White study and use of the Sigla study to calculate EEGSA’s VAD, (c) Article 98 bis of the RLGE, (d) the alleged Operating Rules of the Expert Commission, (e) the alleged improper contacts between the CNEE and Mr. Riubrugent, and (f) the alleged harassment of EEGSA’s executives.

364	Counter-Memorial, §§ 124 et seq.
365	Ibid., §§ 33-34.
366	Ibid., §§ 525 et seq.
367	Memorial, §§ 531-532; Reply, § 169.
368	Transcript, Day 1, p. 209, §§ 17 et seq.

a)	The Terms of Reference for the 2008 tariff review

391.	Guatemala notes that the terms of reference applicable to the previous tariff review for 2003-2008 granted the CNEE an equal or greater degree of control, and EEGSA accepted that at the time without any objection.369 In particular, the provision in Article 1.9 that “the CNEE may also consider the Study as not received if, in its own judgment, the results requested in the ToR were not included, such that the Study may be deemed to be incomplete, or to provide a partial or distorted portrayal”370 already existed in the 2003-2008 tariff review terms of reference.371

392.	The CNEE decided to make certain modifications in order to avoid the delays that the amparo procedure would entail, but without sacrificing any of its powers.372 In particular, the inclusion of Article 1.10 did not imply that the CNEE was delegating its legal power to approve the distributor’s VAD study,373 as can be seen by comparing the wording proposed by EEGSA (“the consultant may vary, in a justified manner, the methodologies […] based on its knowledge and experience”) and the wording finally adopted (“in the event of deviations in the methodologies set forth […] which must be fully justified, the CNEE shall make such observations regarding the changes as it deems necessary, confirming that they are consistent with the guidelines of the Study”).374

b)	The Bates White study and the use of the Sigla study by the CNEE to calculate the VAD

393.	Guatemala contends that, by rejecting the stage reports of the Bates White study, by making relevant comments to the consultant, and finally by stating their discrepancies, the CNEE was only complying with its legal obligations as a regulatory body.

394.	Bates White refused from the beginning of the review process to submit supporting information and documentation that was necessary for the CNEE to perform an audit

369	Counter-Memorial, §§ 301 et seq.
370	Exhibit C-106, English translation provided by the Claimant.
371	Rejoinder, § 297.
372	Counter-Memorial, § 306.
373	Ibid., §§ 314-315; Rejoinder, § 299; Statement RWS-4, §§ 6-8.
374	Rejoinder, § 299; Exhibits C-108 and R-44.

of the study. In addition, its study reports were not traceable, that is to say the interlinking between the data could not be verified375. In fact, this was one of the discrepancies brought to the attention of the Expert Commission, in respect of which it ruled in favor of the CNEE.376

395.	The Respondent points out that the first VNR calculated by Bates White in 2008 was up from US$744 million at the end of the previous period to US$1,695 million in the first March 2008 Bates White study, representing an increase of 245 percent in the required capital base, which is even more striking that Mr. Giacchino had participated in both studies. According to Guatemala, these figures are even more significant when compared with the predictions of Teco’s business model, in which an increase in the 2008 VAD of between 2 percent and 3 percent in actual terms was projected.377

396.	The VAD, initially estimated at US$552 million would also immediately change to US$454 million in the corrected May 5, 2008 study, and US$252 million in the July 28, 2008 version, reflecting the lack of credibility of the Bates White study.378

397.	Furthermore, in a meeting requested by the President of Iberdrola in Latin America, Mr. Gonzalo Pérez, the latter declared that the Bates White study was not useful and proposed that the CNEE agree on a limited increase of the VAD over the previous period, that is US$175 million.379 This, according to Guatemala, shows that the values contained in the tariff studies did not reflect the economic reality or an efficient VNR.380

398.	The Bates White study did not comply with the LGE or with the Terms of Reference; it was full of errors and inconsistencies and could not be audited. In fact, the Expert Commission issued a pronouncement in favor of the CNEE in 56 percent of the discrepancies submitted to it, including the exclusion of underground lines, issues of traceability of the study, and non-use of comparable prices in the international market.381

375	Counter-Memorial, § 513(a).
376	Exhibit R-87, pp. 15-17.
377	Transcript, Day 1, p. 217, §§ 4-10.
378	Transcript, Day 1, p. 225, §§ 22 et seq.
379	Exhibit R-65.
380	Rejoinder, § 355.
381	Counter-Memorial, §§ 390 et seq.

399.	Guatemala also affirms that the July 28, 2008 Bates White study did not incorporate the totality of pronouncements issued by the Expert Commission, as confirmed subsequently by a study of Mercados Energéticos.382

400.	In view of the above, the Bates White study was not reliable and the CNEE exercised its powers and responsibilities in accordance with the law when it rejected it and decided to instead use the Sigla study to calculate the VAD.383

c)	Article 98 bis of the RLGE

401.	The Respondent asserts that the adoption of Article 98 bis of the RLGE in 2008 was only intended to fill a lacuna in the RLGE if the CNEE and the distributor failed to agree on the appointment of the chairman of the Expert Commission, in which case the RLGE did not provide a solution.384

402.	Nothing can be inferred from the fact that Article 98 bis provides that the chairman of the Expert Commission should be appointed by the Government of Guatemala, because the appointment had to be made from names included in a list provided by both parties, and also because the LGE and the RLGE established the conditions that all the members of the Expert Commission should fulfill.385

403.	In any event, this provision was not applied in this case because the parties agreed to appoint Mr. Bastos as chairman of the Expert Commission. As a consequence, it cannot have caused damage to Teco.386

d)	The Operating Rules

404.	The Respondent denies that the parties reached an agreement on the Operating Rules applicable to the Expert Commission, and in particular on the purportedly adopted Rule 12, which provided that the Expert Commission would be responsible for confirming whether the distributor’s study reflected its opinions.387

405.	Although these rules were discussed on several occasions and several drafts proposed by each party were exchanged, the parties never reached a final agreement on the Operating Rules, which were therefore never adopted.388

382	Ibid., §§ 428 et seq.; Exhibit R-103.
383	Counter-Memorial, § 511 et seq.
384	Ibid., § 353; Rejoinder, §§ 212 and 400 et seq.
385	Transcript, Day 1, p 273, §§ 1-10.
386	Rejoinder, § 400; Memorial, § 135; Statement RWS-1, § 121.
387	Counter-Memorial, § 363.
388	Ibid., § 366.

406.	This is evidenced by the fact that, even in the purported final version of the Operating Rules, the heading reads “Proposed Operating Rules.” Furthermore, as for any decision taken by an administrative agency of the State, any agreement by the CNEE regarding the Operating Rules had to be formalized in an official document. As a matter of fact and as a matter of law, State bodies do not exercise their authority through emails or simple letters but by way of official documents. It is also noteworthy that there is no mention of the purportedly adopted Operating Rules in the document establishing the Expert Commission or in the contracts signed between the experts and the CNEE.389

407.	The only documents presented by the Claimant to prove its claim are emails – more precisely internal EEGSA emails – as well as an email sent by Mr. Giacchino to the chairman of the Expert Commission without copying the CNEE.390 Such evidence is insufficient.

e)	The alleged illicit contacts with Mr. Riubrugent

408.	According to Guatemala, the exchanges of emails that took place in December and January 2008 between Mr. Jean Riubrugent and the CNEE are innocuous and were intended only to clarify technical issues,391 to exchange information and to make clarifications392 in order for the latter to have a better understanding of the position of the CNEE393.

409.	Teco’s arguments in this respect are absurd because EEGSA appointed in the Expert Commission Dr. Leonardo Giacchino, who was its own consultant and had himself authored the Bates White study, which the Expert Commission had to analyze.394

f)	The alleged harassment of EEGSA’s executives

410.	The arguments relating to the alleged criminal prosecution of EEGSA’s executives only seek to give a political flavor to the Claimant’s claim in order to raise it to the international level.395

389	Ibid., §§ 371 et seq.
390	Exhibit R-79.
391	Rejoinder, § 43; Exhibits C-567 and C-490.
392	Rejoinder, § 43; Exhibits C-499, C-504, and C-505.
393	Rejoinder, § 43; Exhibits C-489, C-496, C-501, and C-500.
394	Rejoinder, § 43.
395	Counter-Memorial, § 456; Rejoinder, § 488.

411.	At the time when the arrest warrant was issued, the tariff schedules had already been in force for almost a month. In addition, the Office of the Public Prosecutor is an agency of the Public Ministry, a local decentralized entity that acted on its own, and the CNEE executives had themselves been the object of similar complaints. In any case, the arrest warrant was revoked two days after issuance by the Court of Appeals in Guatemala City.396

412.	As to the theft of Mr. Calleja’s laptop, it is in Respondent’s submission unfounded and frivolous, and was probably caused by the latter’s own negligence. In addition, the Claimant did not present any evidence to prove the theft or the basis for its accusations.397

4.	The damages

413.	The Respondent contends that, even if the Arbitral Tribunal decides that it has jurisdiction and Guatemala violated its obligations under the Treaty, it must in any case conclude that Teco has not suffered any loss.398

414.	The Respondent presents (1) the main errors in the valuation made by Mr. Kaczmarek, to then (2) provide a corrected valuation of the alleged damage suffered by Teco, and finally (3) criticize the parameters of reasonableness advanced by experts Abdala and Schoeters.

a)	The errors in Mr. Kaczmarek’s discounted cash flow valuation method

i.	Operating costs projected by Mr. Kaczmarek

415.	The Claimant’s arguments as to its operating costs are not credible. Teco’s expert estimated that EEGSA should have a high income to meet the future costs of operating and investment, but when he calculates the costs that EEGSA will actually incur in the future, he assumes operating and investment costs that are significantly lower, which results in an artificial increase in the company’s value.399

396	Exhibit C-301.
397	Counter-Memorial, § 459.
398	Rejoinder, § 494.
399	Counter-Memorial, § 601; Report RER-1, § 41.

ii.	Mr. Kaczmarek’s projections in the “but-for” scenario

416.	The projections made by Mr. Kaczmarek based on the July 28, 2008 Bates White study in order to calculate the historical and future damages are incorrect because he uses the result of the study without verifying whether its premises are reasonable or whether it properly includes the pronouncements of the Expert Commission in their entirety.400 The Barrera report is a preconceived analysis which was tailor-made to support the Bates White study and contains no genuine analysis of the validity of said study.401

417.	The July 28, 2008 Bates White study does not accurately reflect all of the pronouncements of the Expert Commission, as confirmed by the CNEE’s consultant Mercados Energéticos, and by the expert Mr. Damonte,402 who, by incorporating the pronouncements403 of the Expert Commission, arrives at a VNR that is about 40 percent lower than that of the Bates White study.404

418.	Furthermore, the level of depreciation used by Kaczmarek is inadequate, as he accepts the formula adopted by the Expert Commission without considering that the Expert Commission could not change that formula without overstepping its powers.

419.	In addition, the formula adopted by Kaczmarek contains serious conceptual and implementation errors. The formula overcompensates the investor. As correctly pointed out by Mr. Damonte:

“The formula proposed by the EC calculates the average of depreciation plus the return on capital, starting, in each tariff revision, from capital without depreciation and subtracting the accumulated depreciation each year for five years. […] Conceptually, this means that each tariff period will begin with accumulated depreciation at zero, and it will be depreciated over five years only. In the next period the cycle will repeat. My conclusion is that, by applying it during various tariff periods, assets will be depreciating over five years and then all the depreciation accrued over the five years is reincorporated in the assets in the next tariff period. This procedure is clearly wrong, as evidenced by the Net Present Value Test.”405

400	Counter-Memorial, § 603.
401	Rejoinder, §§ 499-500.
402	Counter-Memorial, § 603; Exhibit R-103, Statement RWS-3.
403	Mr. Damonte states that to apply many of the pronouncements of the Expert Commission, additional information and optimizations impossible to achieve in the time available are required, Report RER-2, § 176.
404	Reports RER-2, Chapter 5 and RER-1, § 50.
405	Counter-Memorial, § 606, citing Report RER-2, §§ 178-179.

420.	Mr. Damonte proposes using the “Constant Annuity” formula, which is commonly used and in fact was used in the 2003-2008 review period. According to this formula, Mr. Damonte gets a depreciation factor of 1.42 for the capital base, which means that the network’s accumulated depreciation is 30 percent and the return would be calculated on the remaining 70 percent.406

b)	Errors in the valuation resulting from comparables

421.	The Respondent contends that the comparable valuation method used by Mr. Kaczmarek is not relevant in this case, and the DCF method should be preferred for the following reasons:

i.	The small sample size used (twelve public corporations and nine transactions) makes them volatile and rather unreliable;407

ii.	The companies and transactions selected have characteristics different from those of EEGSA; as a consequence, the comparison is far-fetched;408

iii.	The valuation is based on the EBITDA that was estimated by Mr. Kaczmarek by using the DCF method, this method however suffers from errors that make it inappropriate,409 and

iv.	The ad hoc weighting used by Mr. Kaczmarek in averaging is unjustified and biased. Mr. Kaczmarek assigns a greater weight to companies or transactions with higher multiples, thereby artificially producing a higher valuation for EEGSA.410

c)	The sale of DECA II reflects the correct value for EEGSA in the actual scenario

422.	Guatemala contends that the best reference for establishing EEGSA’s value in the actual scenario is the price paid by EPM to acquire the DECA II block of shares;

406	Counter-Memorial, § 607; Reports RER-1, § 71 and RER-2, Chapter 6.3.
407	Report RER-1, § 73, Mr. Kaczmarek admits he has the least amount of confidence in his valuation by comparables calculations for these reasons, Report CER-2, § 218.
408	Exhibit R-112; Report RER-1, §§ 73, 76.
409	Report RER-1, § 74.
410	Ibid., § 75.

such price in fact reflects the agreement between independent parties under free market conditions, and it is free from the possible errors that are inherent in the DCF method and from the lack of companies that could be properly compared to EEGSA.411

423.	Both Teco and Iberdrola have maintained that EPM’s offer was a “global value,” and that it was impossible to identify the price paid for EEGSA in the DECA II transaction.412

424.	However, during the arbitration proceedings, Guatemala obtained a document prepared by Citibank, EEGSA’s advisor in the sale of its shares, which shows a value of US$582 million.413 Thus, the Respondent contends that this value, which was provided by Teco itself, should be used.414

425.	In any case, in its reliance to the DCF method to assess EEGSA’s sale price, Mr. Kaczmarek underestimated EEGSA’s value by relying on an EBITDA for 2009 instead of more current information available at the time of the DECA II sale, that could have more precisely reflected the reality of EEGSA’s business. The experts Abdala and Schoeters, who used that latter information, calculated the value as US$518 million,415 which is the value that ought to have been attributed to EEGSA in the alternative.416

d)	Corrected valuation

426.	Once its experts corrected the existing errors in the valuation submitted by the Claimant, the losses alleged by Teco are reduced to zero if the value of EEGSA provided by Citibank is used, or to US$8.1 million if using a value inferred from the sale in the actual scenario.417

427.	The Respondent also argues that the damage is zero if the Arbitral Tribunal considers that the FRC should include a 50 percent depreciation. In this respect, Teco never sought or justified a modification of the FRC, as DEORSA and DEOCSA did.418

428.	According to Guatemala, this is because, in the actual scenario, EEGSA invested less than expected, making greater funds available for shareholders.419

411	Counter-Memorial, § 612.
[41][2]	Ibid., § 613.
413	Report RER-1, § 82; Exhibit C-531, p. 7.
414	Counter-Memorial, § 615.
415	Ibid., § 614; Report RER-1, § 81.
416	Counter-Memorial, §§ 614-615.
417	Rejoinder, §§ 508-510; Report RER-4, § 78, Table VI.
418	Counter-Memorial, § 619.
419	Rejoinder, § 510; Report RER-4, §§ 70-71.

e)	Reasonableness of Messrs. Abdala and Schoeters’ valuation

429.	The valuation of EESGA’s VAD proposed by Messrs. Abdala and Schoeters is reasonable. As a matter of fact, the historical evolution of the VAD as well as the analysis performed by Messrs. Abdala and Schoeters are in line with the VAD of Compańía de Alumbrado Eléctrico de El Salvador (“CAESS”) (the main distributor of electricity in El Salvador).

430.	Moreover, Messrs. Abdala and Schoeters have suggested as an additional verification that the proposed VNR be compared to the Accounting Asset Base (or RAB), estimated at US$483 million, which is very similar to Mr. Damonte’s corrected VNR (net of depreciation), which was estimated at US$466.8 million.420

431.	The experts proposed by Guatemala present an additional proof of reasonableness by calculating the IRR prospectively at the time of the second tariff review (2008). This method, using the corrected model, results in a value of 7.3 percent, in line with the regulatory requirement of 7 percent.421 The IRR calculation proposed by Mr. Kaczmarek to support the Bates White study is completely incorrect422 because: (i) it refers to an IRR of the shareholder, which the regulatory framework simply does not contemplate, (ii) it includes activities that are not covered under the regulatory framework, which are thus unrelated to the alleged measures, (iii) it calculates the IRR from 1998, thus covering a period that is not related to the 2008 tariff review, and (iv) it takes into account the price offered in the tender, when nothing in the regulatory framework permits this.

f)	Interest

432.	The Respondent argues that in order to update the historical losses claimed to their currency value as of October 21, 2010, it is necessary to actualize the presumed damages calculated by the cash flow method from the date the damages occurred until the aforementioned date, and in order to do so, it is necessary to apply an actualization factor based on EEGSA’s cost of capital, which is best represented by the WACC.423

420	Rejoinder, § 496; Report RER-4, §§ 24, 45-50.
421	Rejoinder, § 512; Report RER-4, §§ 65-67.
422	Rejoinder, § 517; Report RER-4, §§ 51-67.
423	Counter-Memorial, § 624; Report RER-1, Section V.

433.	According to Guatelama, it would be appropriate to use, post October 21, 2010, an actualization factor based on a risk-free rate, such as US 10-year government bonds (2.8 percent during the period of October 2010-December 2011)424. As a matter of fact, such a risk-free rate would reflect the fact that, starting from the moment when Teco relinquished its participation in EEGSA, it was no longer exposed to the risk of operating that company.425

VII.	THE PARTIES’ REQUESTS FOR RELIEF

A.	Claimant’s requests for relief

434.	In its July 8, 2013 Post-Hearing Reply, the Claimant requested that the Arbitral Tribunal issue an Award:

1.	Finding that the Tribunal has jurisdiction ratione materiae over the Claimant’s claim arising under Article 10.5 of DR-CAFTA;

2.	Finding that Respondent has breached its obligation under Article 10.5 of the DR-CAFTA to accord Claimant’s investment in EEGSA fair and equitable treatment;

3.	Ordering Respondent to pay compensation to Claimant in the amount of US$243.6 million;

4.	Ordering the Respondent to pay interest on the above amount at 8.8 percent, compounded from 1 August 2008 until full payment has been made; and

5.	Ordering Respondent to pay Claimant’s legal fees and costs incurred in these proceedings.

B.	Respondent’s requests for relief

435.	In its July 8, 2013 Post-Hearing Reply, the Respondent requested that the Arbitral Tribunal:

1.	Declare that it does not have jurisdiction over the claim filed by TGH;

2.	Alternatively and subsidiarily, to reject each and every one of the claims made by TGH on their merits; and, in addition to either case;

424	Respondent PHB Reply, § 175; Report RER-1, § 111.
425	Counter-Memorial, § 626; Rejoinder, § 519; Reports RER-1, Section V and RER-4, §§ 81, 83 and 84.

3.	Grant any other compensation to Guatemala that the Tribunal deems appropriate and fair; and

4.	Order that TGH pay all costs of these arbitration proceedings, including the fees and costs of the Tribunal and ICSID as well as all fees and costs incurred by Guatemala for its legal representation in this arbitration, with interest prior and subsequent to the award being issued until the date of actual payment.

VIII.	REASONING OF THE AWARD

436.	The Arbitral Tribunal will first deal with the Parties’ positions on jurisdiction (A), and then with the merits (B).

A.	Jurisdiction

437.	As an initial matter, it is not in dispute that Guatemala, under the reservations that will be discussed hereafter, has consented to arbitrate claims arising from an investment under CAFTA-DR.

438.	It is also not in dispute that Claimant’s 30 percent shareholding in EEGSA qualifies as an investment pursuant to Article 10.28 of CAFTA-DR. Article 10.28 (b) of CAFTA-DR qualifies as an investment any asset that an investor owns or control, including shares in an enterprise.

439.	It is equally not in dispute that Claimant’s 30 percent shareholding in EEGSA qualifies as an investment under Article 25.1 of the ICSID Convention.

440.	Finally, it is not in dispute that the Claimant qualifies as an investor pursuant to CAFTA-DR.

441.	Respondent’s jurisdictional objections are (2) that the Claimant raises a mere regulatory disagreement as to the interpretation of the laws of Guatemala, which cannot give raise to claims under CAFTA-DR, (3) that such disagreement was resolved by the Guatemalan courts and that the Claimant waived its right to raise a claim for denial of justice, and (4) that the Arbitral Tribunal should give deference to the jurisdictional decision made by the Iberdrola arbitral tribunal in favor of Guatemala.

442.	The Arbitral Tribunal will address each of these objections, after having defined the content of the minimum standard of treatment under CAFTA-DR (1).

1.	Minimum standard of treatment under CAFTA-DR

443.	The minimum standard applicable to this case is defined as follows in Article 10.5, paragraph 2, of the CAFTA-DR: “For greater certainty, paragraph 1 prescribes the customary international law minimum standard of treatment of aliens as the minimum standard of treatment to be afforded to covered investments. The concepts of ‘fair and equitable treatment’ and ‘full protection and security’ do not require treatment in addition to or beyond that which is required by that standard, and do not create additional substantive rights. The obligation in paragraph 1 to provide: (a) ‘fair and equitable treatment’ includes the obligation not to deny justice in criminal, civil, or administrative adjudicatory proceedings in accordance with the principle of due process embodied in the principal legal systems of the world; and (b) ‘full protection and security’ requires each Party to provide the level of police protection required under customary international law.”

444.	In order to assess whether it has jurisdiction to decide the present dispute, the Arbitral Tribunal must determine whether the facts alleged by the Claimant are capable, if proven, of constituting breaches of the Respondent’s international obligations under CAFTA-DR.

445.	As found by many arbitral tribunals, in performing this task, the Arbitral Tribunal applies a prima facie test.426

446.	Claimant essentially avers that Guatemala failed to accord its investment treatment in accordance with customary international law, in particular fair and equitable treatment (“FET”).

447.	In order for the Arbitral Tribunal to assess whether the Claimant has made a prima facie case of breach by Guatemala of its obligation to grant FET, it is necessary, as a threshold matter, to define the applicable standard under Article 10.5 of the CAFTA-DR.

448.	In this respect, Article 10.5(2) provides that FET under CAFTA-DR does not require treatment in addition to or beyond what is required by the minimum standard of treatment applicable under customary international law. Article 10.5 also provides that the minimum standard “includes the obligation not to deny justice in criminal, civil, or administrative adjudicatory proceedings in accordance with the principle of due process embodied in the principal legal systems of the world.”

426	Telefónica Decision, supra footnote 225; Bayindir Decision supra footnote 225, § 197; Impregilo S.p.A. v. Islamic Republic of Pakistan, ICSID Case No. ARB/03/3, Decision on Jurisdiction, April 22, 2005.

449.	Guatemala avers that, under the minimum standard, the State conduct must be “extreme and outrageous”427 in order to constitute a breach of Article 10.5.

450.	Guatemala relies, in this respect, on several awards made under the North America Free Trade Agreement (“NAFTA”).428

451.	Guatemala further submits that, unless the State conduct constitutes “a deliberate violation of the regulatory authority’s duties and obligations or an insufficiency of action falling far below international standards”429, any dispute as to the State’s regulatory conduct should be submitted to the local courts, and “only if the local court has committed a denial of justice may a claim of unfair and inequitable treatment be submitted to an international tribunal.”430

452.	According to the Claimant, the minimum standard of FET prohibits conduct that is arbitrary, grossly irregular, unjust or idiosyncratic, and behaviors that exhibit a complete lack of transparency and candor in an administrative proceeding.431

453.	The Claimant also considers that although it is not necessary to prove bad faith in order to establish a violation of the minimum standard, such a violation is established if the State acted in bad faith.432

454.	The Arbitral Tribunal considers that the minimum standard of FET under Article 10.5 of CAFTA-DR is infringed by conduct attributed to the State and harmful to the investor if the conduct is arbitrary, grossly unfair or idiosyncratic, is discriminatory or involves a lack of due process leading to an outcome which offends judicial propriety.

455.	The Arbitral Tribunal agrees with the many arbitral tribunals433 and authorities434 that have confirmed that such is the content of the minimum standard of treatment in customary international law.

427	Counter-Memorial, § 464.
428	Cargill Award, supra footnote 330, § 296; Glamis Gold Award, supra footnote 290, §§ 616-617; Thunderbird Award, supra footnote 290, § 194; Counter-Memorial, §§ 474 et seq.
429	Counter-Memorial, § 477.
430	Ibid., § 480.
431	Memorial, § 233, citing Waste Management Award, supra footnote 214, § 98: “Taken together, the S.D. Myers, Mondev, ADF and Loewen cases suggest that the minimum standard of treatment of fair and equitable treatment is infringed by conduct attributable to the State and harmful to the claimant if the conduct is arbitrary, grossly unfair, unjust or idiosyncratic, is discriminatory and exposes the claimant to sectional or racial prejudice, or involves a lack of due process leading to an outcome which offends judicial propriety.”
432	Transcript, Day 1, pp. 114 et seq., citing Genin Award, supra footnote 297, and Glamis Gold Award, supra footnote 290.
433	Waste Management Award, supra footnote 214, § 98; Glamis Gold Award, supra footnote 290, § 627.
434	Grierson-Weiler and Laird “Standards of Treatment”, Chapter 8, The Oxford Handbook of International Investment Law, Oxford University Press, 2008, pp. 270-271; MacLachlan, Shore, and Weininger “Treatment of Investors”, Chapter 7, International Investment Arbitration, Oxford University Press, 2007, pp 226 et seq.

456.	The Arbitral Tribunal also considers that the minimum standard is part and parcel of the international principle of good faith435. There is no doubt in the eyes of the Arbitral Tribunal that the principle of good faith is part of customary international law436 as established by Article 38.1(b) of the Statute of the International Court of Justice, and that a lack of good faith on the part of the State or of one of its organs should be taken into account in order to assess whether the minimum standard was breached.

457.	Finally, the Arbitral Tribunal considers that, pursuant to Article 10.5 of CEFTA-DR, a lack of due process in the context of administrative proceedings such as the tariff review process constitutes a breach of the minimum standard. In assessing whether there has been such a breach of due process, it is relevant that the Guatemalan administration entirely failed to provide reasons for its decisions or disregarded its own rules.

458.	Based on such principles, the Arbitral Tribunal considers that a willful disregard of the fundamental principles upon which the regulatory framework is based, a complete lack of candor or good faith on the part of the regulator in its dealings with the investor, as well as a total lack of reasoning, would constitute a breach of the minimum standard.437

459.	In the case at hand, the Claimant alleges that Guatemala’s actions infringed “a sense of fairness, equity and reasonableness”438, and “constitutes an unexpected and shocking repudiation of [the LGE’s] policy’s very purpose and goals or otherwise subverts a domestic law or policy for an ulterior motive.”439

435	Grierson-Weiler and Laird, “Standards of Treatment”, Chapter 8, The Oxford Handbook of International Investment Law, p. 272, as well as the authors and decisions quoted in footnote 31; in particular, Schreuer “Fair and Equitable Treatment in Arbitral Practice, 6 JWIT, § 384: “Arbitral Tribunals have confirmed that good faith is inherent in fair and equitable treatment”, and Dolzer “Fair and Equitable Treatment: a Key Standard in Investment Treaties” 39 Int’Law 87 (2005) § 91. “The substance of the standard of fair and equitable treatment will in large part overlap with the meaning of a good faith clause in its broader setting, with one significant aspect embracing the related notions of venire contra factum proprium and estoppel”.
436	Anthony D’Amato “Good Faith” in Encyclopedia of Public International Law, 1992, p. 600: “The principle of good faith is rooted in a natural law conception of customary international law. […] The principle of good faith thus owes its present authoritative status to the natural law foundations of general international law, to customary international law as derived from the articulation of that custom in numerous treaties […]”.
437	For abuse of authority, Grierson-Weiler and Laird, “Standards of Treatment” in The Oxford Handbook of Investment International Law, Oxfords University Press, 2008, pp. 284 et seq.
438	Memorial, § 280, citing Merrill & Ring Forestry L.P. v. Government of Canada, UNCITRAL, Award, March 31, 2010 (CL-29), § 210.
439	Memorial, § 280 citing Cargill Award, supra footnote 330, § 293.

460.	Essentially, the Claimant alleges that, by failing to abide by the conclusions of the Expert Commission and by unilaterally imposing a tariff based on its own consultant’s study, Guatemala repudiated the fundamental principles upon which the regulatory framework was based and upon which it relied when making the investment.440

461.	The Claimant also alleges that the CNEE failed to act in good faith in the process of establishing the tariff for 2008-2013, and acted in manifest breach of the law in disbanding the Expert Commission in July 2008.441

462.	Such allegations are supported by evidence that the Arbitral Tribunal will have to assess.

463.	According to the Claimant, such behavior does not only constitute a breach of the regulatory framework established by Guatemala, but also a breach of Respondent’s international obligations under CAFTA-DR.442

464.	The Arbitral Tribunal considers that the Claimant has made allegations that are such, if proved, as to establish a breach of Guatemala’s obligations under the minimum standard, as defined in previous sections of this award.

465.	There is in fact no doubt in the eyes of the Arbitral Tribunal that, if the Claimant proves that Guatemala acted arbitrarily and in complete and willful disregard of the applicable regulatory framework, or showed a complete lack of candor or good faith in the regulatory process, such behavior would constitute a breach of the minimum standard.

2.	The alleged mere regulatory nature of the dispute

466.	The Arbitral Tribunal disagrees with Guatemala’s argument that Teco’s claim, in spite of its “labeling” as a breach of international law, would be no more than a domestic dispute on the interpretation of Guatemalan law, which does not fall within the jurisdiction of an international tribunal.443

467.	As said above, this dispute is about whether the Respondent breached its obligations under the minimum standard of treatment. It is an international dispute in which the Arbitral Tribunal will be called to apply international law.

440	Claimant PHB, § 134.
441	Memorial, §§ 143 et seq.
442	Claimant PHB, §§ 38 et seq.
443	Counter-Memorial, §§ 3, 100-106.

468.	The fact that, in order to assess the Respondent’s alleged responsibility in international law, the Arbitral Tribunal will have to decide certain points of interpretation of the regulatory framework by applying Guatemalan law, does not and cannot deprive the Arbitral Tribunal of its jurisdiction.

469.	Article 42(1) of the ICSID Convention is very clear in that international tribunals can and must apply the laws of the host State to the questions in dispute that are submitted to such law.

470.	However, in spite of the fact that this Arbitral Tribunal will have to apply Guatemalan law to some of the questions in dispute, the fundamental question that this Arbitral Tribunal ultimately has to decide is, on the evidence, whether the Respondent’s behavior is such as to constitute a breach of the minimum standard of treatment under international law.

3.	The Parties’ disagreement was allegedly resolved by the Guatemalan courts and the Claimant waived its right to raise a claim for denial of justice

471.	The Arbitral Tribunal also disagrees with the conclusions drawn by Guatemala from the absence of a denial of justice claim.

472.	The fact that the Claimant did not make the argument that there was a denial of justice in Guatemalan judicial proceedings cannot deprive the Arbitral Tribunal of its jurisdiction to assess whether the Respondent’s conduct was in breach of its international obligations.

473.	The Claimant’s case is in fact not based on denial of justice before the Guatemalan courts, but primarily on the arbitrary conduct of the CNEE in establishing the tariff, as well as on an alleged lack of due process in the tariff review process.

474.	It is indeed true that the Guatemalan courts have decided some of the questions in dispute concerning the interpretation of the Guatemalan regulatory framework and the regularity of some of the CNEE’s decisions under such law. It is also true that this Arbitral Tribunal will have to apply Guatemalan law to some of the regulatory aspects of the dispute, and that, in so doing, it may have to defer to the decisions made by the Guatemalan courts when such aspects of the dispute are subject to Guatemalan law.

475.

However, the Arbitral Tribunal’s task is fundamentally to assess the legal relevance of the facts under customary international law. As a consequence, although the decisions made by the Constitutional Court of Guatemala will have consequences on the findings that the Arbitral Tribunal will have to make under Guatemalan law, such circumstance cannot deprive the Arbitral Tribunal of its jurisdiction to decide the case under international law. In addition, as will be discussed further, the parties in the Guatemalan court proceedings were in any event different.

476.	The Arbitral Tribunal disagrees with Guatemala that the Claimant asks it “to act as an appellate court of third or fourth instance in matters governed by Guatemalan law.”444

477.	This Tribunal’s task is not and cannot be to review the findings made by the courts of Guatemala under Guatemalan law. The Arbitral Tribunal’s task is rather to apply international law to the facts in dispute, including the content of Guatemalan law as interpreted by the Constitutional Court.

478.	The Arbitral Tribunal also disagrees that “Guatemala cannot be held responsible under the treaty and international law solely on the basis of whether an entity such as the CNEE has acted rightly or wrongly in the exercise of its functions.”445

479.	It is in fact undisputed (for Guatemala did not make an argument to the contrary) that the CNEE is a State organ and that its actions are attributable to Guatemala in international law. The conduct of a state organ such as the CNEE is indeed attributable to the State. Article 4 of the ILC Articles on State Responsibility provides to that effect that: “The conduct of any State organ shall be considered an act of that State under international law, whether the organ exercises legislative, executive, judicial or any other functions, whatever position it holds in the organization of the State, and whatever its character as an organ of the central Government or of a territorial unit of the State”, and that “an organ includes any person or entity which has that status in accordance with the internal law of the State.”446

480.	If the behavior of the CNEE is found to have been grossly unfair or idiosyncratic, or if the CNEE is found to have acted in bad faith or with a complete lack of candor in the regulatory process, such a behavior would constitute a breach of the minimum standard in international law.

444	Ibid., § 79.
445	Ibid., § 114.
446	Draft Articles on Responsibility of States for Internationally Wrongful Acts of the International Law Commission of the United Nations.

481.	In particular, would the Arbitral Tribunal find – as the Claimant avers - that the CNEE willfully disregarded the fundamental principles of the regulatory framework in force at the time of the tariff review process in dispute, such a disregard would amount to a breach of international law.

482.	The Arbitral Tribunal also disagrees with Guatemala’s contention that, in case of disagreement on the actions or decisions taken by the regulator “the State cannot be held responsible […] since another branch of the Government, the judiciary, has been called to intervene and has issued a decision on the matter.”447

483.	As a matter of fact, as said above, the disputes resolved by the Guatemalan judiciary are not the same as the one which this Arbitral Tribunal now has to decide. The Arbitral Tribunal may of course give deference to what was decided as a matter of Guatemalan law by the Guatemalan Constitutional Court. However, such decisions made under Guatemalan law cannot be determinative of this Arbitral Tribunal’s assessment of the application of international law to the facts of the case.

484.	In addition, as said above, the loss allegedly suffered by the Claimant derives primarily from the actions taken by the CNEE, rather than from the decisions made by the Guatemalan judiciary. As a consequence, there is no need for the Claimant to establish a denial of justice in order to find the State in breach of its international obligations as a consequence of the actions taken by the CNEE.

4.	The Iberdrola tribunal made a jurisdictional finding in favor of Guatemala

485.	The Respondent has in several occasions relied on the award made on 17 August 2012 by the Iberdrola arbitral tribunal. The Respondent did not however submit that the Iberdrola decision would have res judicata effects in the present case, or that it would be binding or have the value of a precedent. Guatemala has nonetheless underlined that the Iberdrola case is identical to the present one as to the facts, and that the Iberdrola tribunal had to apply an autonomous standard of treatment which is more demanding for the States than the minimum standard applicable to the present case.448

447	Counter-Memorial, § 113.
448	Respondent PHB, §§ 75-76; Iberdrola Award, supra footnote 214.

486.	The Arbitral Tribunal has made it clear, in the course of this arbitration, that it would not rely on evidence presented in the Iberdrola arbitration.449 Although the factual matrix in both cases is similar, the applicable treaties and the parties are different. In addition, the legal arguments and the evidence have been presented differently.

487.	The Arbitral Tribunal’s task is to resolve the present dispute on the basis of the legal arguments and the evidence presented before it. As a consequence, the Arbitral Tribunal, in making its findings on jurisdiction, cannot and will not rely on the findings of the Iberdrola tribunal.

488.	Based on the foregoing, the Arbitral Tribunal finds that it has jurisdiction to decide the dispute.

B.	Merits

489.	The present dispute essentially rests on an allegation of abuse of power by the regulator and disregard of the regulatory framework in the context of an administrative tariff review process.

490.	The Arbitral Tribunal, in deciding this dispute, is mindful of the deference that international tribunals should pay to a sovereign State’s regulatory powers.

491.	As the Methanex tribunal stated: “as a matter of general international law, a non-discriminatory regulation for a public purpose, which is enacted in accordance with due process and, which affects, inter alias, a foreign investor or investment, is not deemed expropriatory and compensable unless specific commitments had been given by the regulating government to the then putative foreign investor contemplating investment that the government would refrain from such regulation.”450 The Arbitral Tribunal agrees.

492.	However, the deference to the State’s regulatory powers cannot amount to condoning behaviors that are manifestly arbitrary, idiosyncratic, or that show a complete lack of candor in the conduction of the regulatory process.

493.	As a consequence, although the role of an international tribunal is not to second-guess or to review decisions that have been made genuinely and in good faith by a sovereign in the normal exercise of its powers, it is up to an international arbitral

449	Letters from the Arbitral Tribunal to the Parties dated February 10, 2012, October 23, 2012, and June 27, 2013.
450	Methanex Corporation v. the United States of America, UNCITRAL (NAFTA), Final Award, August 3, 2005, § 7 of part IV.

tribunal to sanction decisions that amount to an abuse of power, are arbitrary, or are taken in manifest disregard of the applicable legal rules and in breach of due process in regulatory matters.

494.	In order to support their respective positions, the Parties have made opposed submissions as to the content of the regulatory framework. The Arbitral Tribunal will thus first (1) address the Parties’ disagreements as to the interpretation of the LGE and the RLGE.

495.	The Arbitral Tribunal will then (2) address the Parties’ arguments as to the alleged representations made by the Respondent to the Claimant, and Claimant’s alleged legitimate expectations deriving from such representations.

496.	The Arbitral Tribunal will then (3) deal with the Parties’ arguments relating to the Respondent’s behavior, and (4) decide whether such behavior constitutes a breach of Respondent’s international obligations.

1.	The Parties’ disagreements as to the regulatory framework

497.	The Claimant’s case is based in large part on the assertion that the CNEE willfully and without reasons disregarded the regulatory framework applicable to the setting of electricity tariffs in Guatemala, as established by the LGE and the RLGE.

498.	The Parties are however in disagreement not only on the interpretation of certain specific provisions of the LGE and the RLGE, but also on the fundamental principles upon which the regulatory framework is premised as far as the tariff review process is concerned.

499.	It is therefore necessary, before entering into any analysis of Claimant’s assertions that the CNEE disregarded the regulatory framework, to address these disagreements.

500.	In dealing with these matters, the Arbitral Tribunal will apply Guatemalan law, in light of the relevant findings of the Guatemala Constitutional Court.451

501.	The regulatory framework establishes two sets of rules regarding the establishment of electricity tariffs. The first relates to the method of calculation of the tariff, while the second – which the Tribunal considers of greater relevance for the solution of this dispute – applies to the regulatory process leading to the establishment of the tariff.

451	Article 42.1 of the ICSID Convention.

502.	The Arbitral Tribunal considers that, as far as the regulatory process leading to the establishment of the tariffs is concerned, the regulatory framework rests on two clear fundamental principles.

503.	The first is that (b), save in the limited exceptions set by the regulatory framework, the tariff would be established based on a VAD study made by a consultant commissioned by the distributor.

504.	The second is that (c), in case of disagreement between the distributor and the CNEE on such study, a neutral Expert Commission would be called to pronounce itself.

505.	The Arbitral Tribunal considers that both principles are the cornerstone of the regulatory framework as far as the tariff review process is concerned.

506.	By providing that the tariff would be established based on a VAD study realized by the distributor’s consultant, the regulatory framework guarantees that the distributor would have an active role in determining the VAD and prevents the regulator from determining it alone and discretionally, save in limited circumstances.

507.	By providing that the regulator would have to make reasoned observations on the distributor’s VAD study, the regulatory framework also ensured that setting the tariff would be a bilateral and cooperative process.

508.	Finally, by providing that an Expert Commission would pronounce itself on any disagreement between the regulator and the distributor concerning the VAD, the regulatory framework intended to ensure the neutrality and objectivity of the tariff review process.

509.	The Arbitral Tribunal will examine these principles in more detail in following sections of this award.

510.	The Arbitral Tribunal will then deal with the Parties’ disagreement on the effects of the Terms of Reference and whether Bates Whites and the Expert Commission were allowed to depart from the same (d).

511.	As a preliminary matter, the Arbitral Tribunal will discuss the extent to which it needs to give deference to the decisions made by the Constitutional Court on matters of interpretation of the LGE and the RLGE (a).

a)	Relevance in this arbitration of the Constitutional Court’s decisions

512.	As explained in previous sections of this award452, further to several sets of judicial proceedings initiated by EEGSA, the Constitutional Court of Guatemala rendered two decisions.

513.	The first is dated November 18, 2009 and essentially decides that, because the Expert Commission’s report is not binding upon the CNEE and because the regulator has the exclusive power to set the tariffs, the CNEE was entitled to fix the tariffs on the basis of its own independent study.

514.	The second is dated February 24, 2010 and essentially decides that the CNEE was entitled to disband the Expert Commission on July 28, 2008.

515.	Guatemala has submitted on several occasions that these decisions have disposed of the dispute submitted to this Arbitral Tribunal.453 The Arbitral Tribunal disagrees.

516.	As a matter of fact, the decisions of the Constitutional Court cannot have the effect of a precedent or have any res judicata effect in this arbitration. Nor can they obviously have disposed of the present dispute.

517.	Not only are the parties different (EEGSA and the CNEE before the national court and Teco and Guatemala in this arbitration), but this Tribunal has to resolve an entirely different dispute on the basis of different legal rules. The Arbitral Tribunal has to assess whether the regulator’s conduct materializes a breach of the State’s obligations under the customary international law minimum standard.

518.	As a consequence, this Arbitral Tribunal is not bound by the Constitutional Court’s decisions.

519.	The findings of the Constitutional Court may nevertheless be relevant to the solution of the present international law dispute. However, this is only so insofar as the Constitutional Court interpreted aspects of the regulatory framework that are submitted to Guatemalan law and which the Arbitral Tribunal finds of relevance in order to assess whether the State’s international obligations were breached.

b)	Establishment of the tariff based on the distributor’s consultant study

520.	It is undisputed that the electricity tariffs, under Article 71 of the LGE, are based on “the sum of the weighted price of all the distributor purchases referenced to the inlet

452	See above, §§ 233-235.
453	Counter-Memorial, §§ 124 et seq.

to the distribution network and the Valued Added Distribution” (Valor Agregado de Distribución - VAD).454 The VAD is therefore one of the factors that is used by the CNEE in fixing the tariffs.

521.	It is also undisputed that, pursuant to Article 71 of the LGE, the VAD is “the average cost of capital and operation of a distribution network of a benchmark efficient company operating in a given density area.”455

522.	Pursuant to Article 74 of the LGE, “each distributor shall calculate the VAD components through a study entrusted to an engineering firm prequalified by the Commission. The Commission may decide that several distributors commission only one study if the distribution densities are similar in each group and use only one VAD to determine the rates of all qualified companies in the same group.”456

523.	Article 97, second paragraph of the RLGE, provides that the CNEE establishes a list of pre-qualified consultants amongst which the distributor elects the one entrusted to realize its VAD study. Article 97 of the RLGE, third paragraph, provides for the obligation for each distributor to contract one of the pre-qualified consultants to establish its VAD study.

524.	Article 98 of the RLGE sets limited circumstances in which the regulator may disregard the distributor’s study and establish the VAD based on its own unilateral study.

525.	Article 98 provides to that effect that “in case of the distributor’s failure to deliver the studies or the corrections to same, the Commission shall be empowered to issue and publish the corresponding tariff schedule, based on the tariff study the Commission performs independently or performing the corrections to the studies begun by the distributor.”457

526.	Article 98 therefore clearly establishes that the CNEE could calculate the VAD on the basis of its own independent study in two limited occurrences: (i) in case of a failure by the distributor to deliver its own study, or (ii) in case of a failure by the distributor to correct its study according to the LGE and the RLGE.

527.	The LGE therefore clearly establishes the principle that the VAD component of the tariff would be established on the basis of a study realized by a consultant pre- qualified by the CNEE and chosen by the distributor. Once the VAD is so established, the CNEE can calculate and fix the tariffs.

454	LGE art. 71, English translation provided by the Claimant (Exhibit C-17).
455	Ibid.
456	Ibid., art. 74.
457	RLGE, art. 98, English translation provided by the Claimant (Exhibit C-105).

528.	Respondent contends in this respect that “the approved law contains no obligation to ensure that the VAD approved is the one determined by the distributor’s study.”458 The Arbitral Tribunal disagrees.

529.	First, it would not make any sense for the regulatory framework to establish a process whereby the distributor is requested to submit a VAD study, the regulator is requested to comment on the same, and a neutral Expert Commission is called to make a pronouncement in case of disagreement, if the regulator had the discretion to disregard the distributor’s study.

530.	Second, Article 98 RLGE is very clear in that the regulator may only disregard the distributor’s VAD study and apply its own unilateral VAD study in limited circumstances. As a consequence, if such circumstances are not met, the regulator has the obligation to set the VAD on the basis of the distributor’s study.

531.	This is of course not to say that the distributor’s study is binding upon the regulator. The regulator may disagree on certain parts of the study, in which case the Expert Commission would make a pronouncement which, although not in itself binding, the regulator would in good faith have to consider with care. What Article 98 excludes, however, is the regulator’s discretion to reject without reasons the distributor’s study and – as the case may be – the Expert Commission’s pronouncements.

532.	Such principles were obviously of great relevance to any electricity distributor in Guatemala.

533.	It is relevant in this respect that these principles were considered, in the 1993 study contracted by USAID from the consultants Juan Sebastian Bernstein and Jean Jacques Descazeaux for the benefit of the government of Guatemala at the time of the privatization of the country’s electricity sector, as an important element of the depolitization of the tariff review process: “The problem of the likely mal-functioning of a regulatory organism in electricity has been forcefully put forward in Guatemala. This perception is shared by the political, social and economic sectors consulted in the country. In the consultant’s judgment, this reinforces the need of having objective rules which define the parties’ obligations and rights, thus preventing the arbitrary intervention of regulatory entities. It is thought that it would be possible to minimize

458	Respondent PHB, § 49.

the intervention of a regulatory organism in those matters most sensitive to regulation, such as price regulation in the segments with characteristics of a natural monopoly: transmission and distribution. In this case, a specific intervention might be considered, for example, every 5 or 10 years, by a high level ad-hoc Government entity, for example, a Committee formed by the Ministers of Finance and of Energy and Mines, to supervise a tariff outside study commissioned by the concession holders from a prestigious consulting agency. The permanent regulatory function would be limited to overseeing compliance with the law in matters such as safety of facilities (a function that might be assigned to the Ministry of Energy and Mines, for example), even if the arbitration of conflicting aspects might be given to arbitrating courts appointed by the parties.“459

534.	The question here is whether the regulatory framework permitted the regulator, in the circumstances of the case, to disregard the distributor’s study and to apply its own. The Parties are in disagreement in this regard.

535.	It is undisputed that EEGSA did not fail to deliver its VAD study. Such study was in fact commissioned from Bates White and delivered to the CNEE for the first time in March 2008460, i.e. within the three months’ time-limit provided by Article 98 of the RLGE, second paragraph. Guatemala has not submitted that EEGSA would not have timely delivered its VAD study.

536.	Guatemala’s argument is rather that EEGSA failed to correct its study.

537.	The Parties however have opposing views as to the circumstances in which the distributor should be considered as having failed to correct its study pursuant to Article 98 of the RLGE.

538.	In a nutshell, the Claimant submits that only those corrections upon which no disagreement existed, or those which, in case of disagreement, had been approved by the Expert Commission, had to be implemented.461

539.	In contrast, Guatemala’s position is that, pursuant to Article 98 of the RLGE, and because the Expert Commission’s conclusions have no binding effect, the distributor was obliged to implement all the CNEE’s observations, regardless of whether a disagreement existed.462

459	Restructuring the Power Sector in Guatemala: Analysis of Decentralization and Private Participation Mechanisms, Final Report, by Messrs. Bernstein and Descazeaux (Exhibit C-9), underlined by the Arbitral Tribunal.
460	Appendix to Statement RWS-1.
461	Claimant PHB, § 70.
462	Counter-Memorial, § 207.

540.	It should be noted, at this juncture, that whether there was a failure by EEGSA to correct its study has not been decided as a matter of Guatemalan law by the Constitutional Court.

541.	Although the Constitutional Court refers, in page 14 of its 24 February 2010 decision463, to the fact that the CNEE “realized” that EEGSA had incurred into an “omission”, and consequently decided to fix the tariff on the basis of its own independent study, neither EEGSA or the CNEE ever requested the Constitutional Court to decide whether such an “omission” existed pursuant to Article 98 RLGE.464 The mention, in the Constitutional Court’s decision, of an “omission” on the part of EEGSA to implement the corrections, therefore appears to be no more than a factual reference to the CNEE’s submissions.

542.	Likewise, when the Constitutional Court decided that the CNEE was entitled to apply a tariff calculated on the basis of the VAD established by its own independent study465, it only did so on the basis that, in Guatemalan law, an expert report cannot be binding and that the law reserves for the regulator the exclusive power to set the tariffs.466

543.	The Constitutional Court did therefore not opine on whether, pursuant to Article 98 of the RLGE, EEGSA indeed failed to correct its VAD report.

544.	As confirmed by Guatemala’s own submissions in the arbitration: “the Constitutional Court did not rely on the amended RLGE Article 98 to establish the lawfulness of the CNEE’s conduct.”467 Guatemala further submits that Article 98 “does not form the basis for the Court’s decision”468 and “had no influence on the Court’s decision.”469

545.	Nor did the Constitutional Court, as will be seen in further sections of this award, decide whether, despite the Expert Commission’s report not being binding, the CNEE nonetheless had the duty to consider it and provide reasons for its decision to disregard it. Such question will thus have to be decided by the Arbitral Tribunal.

546.	Whether the CNEE was entitled, pursuant to Article 98 of the RLGE, to apply a tariff based on its own independent VAD study raises the fundamental question of the role of the Expert Commission. Such question will now be addressed.

463	Exhibit C-345.
464	Ibid.
465	Exhibit C-331.
466	Ibid.
467	Respondent PHB, § 62.
468	Ibid., § 64.
469	Ibid., § 66.

c)	The role of the Expert Commission

547.	In brief, the Claimant avers that the Expert Commission’s determinations were binding and that the CNEE was therefore obliged to follow its conclusions.470

548.	It follows from that position that, by refusing to implement those of the CNEE’s observations on the Bates White study that were disputed and in respect of which the Expert Commission had not ruled in favor of the CNEE, EEGSA did not fail to correct its study pursuant to Article 98 of the RLGE. As a consequence, the CNEE was not entitled to fix the tariff on the basis of its own independent study.471

549.	The Respondent avers, to the contrary, that the Expert Commission’s role was merely advisory and that its conclusions were therefore not binding upon the CNEE.472

550.	The Respondent also submits that, according to the regulatory framework, the CNEE retains the exclusive power to fix the tariffs, and that EEGSA consequently had the obligation to implement all its observations. According to the Respondent, the Expert Commission’s role was limited to verifying that EEGSA had done so.

551.	The Respondent submits accordingly that: “given the consultant’s obligation under the regulatory framework to “incorporate” the corrections required by the CNEE such that the study would comply with the Terms of Reference (RLGE Article 98), the only discrepancies that could remain for consideration by the Expert Commission are: (i) whether the distributor made the corrections; or (ii) whether the corrections were properly implemented.”473

552.	This position is consistent with the position taken by the CNEE in its Resolution No. 144-2008 of July 29, 2008, whereby the CNEE considered, in order to approve the tariff based on its own independent study, that “according to what is set forth in current legislation, the National Electric Energy Commission, through Resolution CNEE-96-2008, recorded the discrepancies with the Tariff Study in writing and ordered the constitution of the Expert Commission, which remitted its decision on July twenty-five, two thousand eight, and after analyzing the same, it was confirmed that the Tariff Study presented by Empresa Eléctrica de Guatemala, Sociedad Anónima, through Note GG-060-2008, failed to perform all the corrections pursuant to the observations indicated in Resolution CNEE-63-2008.”474

470	Memorial, §§ 43, 213 et seq.
471	Ibid., § 192.
472	Counter-Memorial, § 502.
473	Rejoinder, § 380, see also Counter-Memorial, § 207.
474	Exhibit C-272.

553.	Respondent’s view is therefore that EEGSA had the duty to implement all the corrections requested by the CNEE, and that the Expert Commission’s role was limited to verifying that “the corrections were properly implemented.”475 As a consequence, in refusing to incorporate the corrections upon which there was a disagreement, EEGSA failed to implement the corrections pursuant to Article 98 of the RLGE and the CNEE was entitled to fix the tariff on the basis of its own independent study.

554.	The Respondent further took the view that the CNEE could reject the Bates White study because “EEGSA and Bates White were not cooperative during the tariff review process, which cast doubts on the reliability of the Bates White study”476, and because “the Expert Commission confirmed that the Bates White study was flawed” since “the database submitted by Bates White was […] not traceable and interlinked” and was “not accompanied by a supporting database.”477 As a consequence, because the CNEE could not “perform an audit of the model”, it “believed that the regulations not only allowed, but also required it to approve a tariff study that was reliable.”478

555.	In order to assess whether such arguments are correct, it is necessary to perform an analysis of the relevant provisions of the regulatory framework in light of the decisions made by the Constitutional Court.

556.	The relevant provisions of the LGE and the RLGE in this respect are Article 75 of the LGE and Article 98, third paragraph, of the RLGE.

557.	Article 75 of the LGE provides in its original Spanish language that: “La [CNEE] revisará los estudios efectuados y podrá formular observaciones a los mismos. En caso de discrepancias formuladas por escrito, la [CNEE] y las distribuidoras deberán acordar el nombramiento de una Comisión Pericial de tres integrantes, uno nombrado por cada parte y el tercero de común acuerdo. La Comisión Pericial se pronunciará sobre las discrepancias, en un plazo de 60 días contados desde su conformación.”479

475	Ibid.
476	Counter-Memorial, § 513.
477	Ibid., § 515.
478	Ibid., § 516.
479	English translation provided by the Claimant (Exhibit C-17): “The Commission [CNEE] shall review the studies performed and may make comments on the same. In case of differences made in writing, the Commission [CNEE] and the distributors shall agree on the appointment of an Expert Commission made of three members, one appointed by each party and the third by mutual agreement. The Expert Commission shall rule on the differences in a period of 60 days counted from its appointment”.

558.	The dispute arises in large part from a difference on the exact meaning of the Spanish term “se pronunciará” in the final sentence of Article 75. According to the Claimant, this term means that the Expert Commission had the powers of an adjudicator.480 As a consequence, the CNEE had the obligation to base the tariff on the Bates White study as amended in accordance with the determinations of the Expert Commission. According to the Respondent, this term means that the Expert Commission had to express a non-binding view, with the consequence that the CNEE had no obligation to defer to its conclusions.481

559.	As a threshold matter, the Arbitral Tribunal notes that the Constitutional Court made it very clear, in its decisions of November 18, 2009 and February 24, 2010, that the report of the Expert Commission would only have an “illustrative or informative” value, and that the Commission had no power to determine in a binding manner a dispute between the CNEE and EEGSA.482

560.	The Arbitral Tribunal considers that this is a point of interpretation of Article 75 of the LGE that is submitted to Guatemalan law, and in respect of which it is proper to defer to the decision made by the Constitutional Court.

561.	This being said, the Arbitral Tribunal notes that the Constitutional Court was not called to decide whether, in spite of the Expert Commission’s report having an “informative” value, the CNEE nevertheless had the obligation, under the regulatory framework, to give it serious consideration when establishing the tariff, or to give reasons for a decision to depart from it.

562.	Obviously, the Constitutional Court cannot have intended to say that the CNEE could arbitrarily and without reasons disregard the Expert Commission’s recommendations. In fact, at no point in either of its two decisions does the Constitutional Court say that fixing the tariff would be an entirely discretionary exercise on the part of the regulator. And such a conclusion would, for the reasons that will be explained below, be manifestly at odds with the regulatory framework.

480	Memorial, §§ 213 et seq.
481	Rejoinder, §§ 142 et seq.
482	Exhibit C-331, p. 14 (English version) and Exhibit C-345, pp. 16-17 (English version).

563.	It is clear that the regulator did not enjoy unlimited discretion in fixing the tariff. The entire regulatory framework is based on the premise that it would not be so. In this respect, the Constitutional Court noted in its decision of November 18, 2009 that it had not been called to assess the “rationality” of the adopted tariff.483 Such term can be understood both with respect to the content of the tariff and with the process leading to its establishment.

564.	What the Constitutional Court intended to say is clearly that, because the CNEE retains the exclusive power to fix the tariff, such power could not be delegated in all or part to the Expert Commission. This does not mean, however, that the Expert Commission’s report should not have been given serious consideration by the CNEE. It does not mean, either, that the CNEE had unlimited discretion to depart from it without valid reasons. In addition, the role of the Expert Commission was limited to the determination of the VAD, which is only an element of the tariff.

565.	The Arbitral Tribunal is of the view that, although the conclusions of the Expert Commission were not binding in the sense that it had no adjudicatory powers, the CNEE nevertheless had the duty, under the regulatory framework, to give them serious consideration and to provide valid reasons in case it decided to depart from them.

566.	This view is confirmed, as will be seen thereafter, by the considerable importance given to the Expert Commission in the LGE and in the RLGE, as well as in the behavior of the regulator and the distributor in the tariff review process.

567.	As an initial matter, the language used in Article 75 of the LGE clearly suggests that, in case of a disagreement between the CNEE and the distributor on the distributor’s VAD report, such disagreement would be resolved on the basis of a determination made by the Expert Commission.

568.	If the Expert Commission’s role had only been, as Respondent suggests, to make sure that the observations made by the CNEE had been fully implemented by the distributor, this sentence would make no sense whatsoever. It is clear in Article 75 of the LGE that the Expert Commission’s role was to provide a solution to disagreements between the CNEE and the distributor, not to act as the guardian of the regulator’s views.

483	Exhibit C-331, p. 20 (English version).

569.	Likewise, if the Expert Commission’s role was only that of an expert to the CNEE, there would have been no need whatsoever for a rule such as Article 75 of the LGE. According to Article 5 of the LGE, the CNEE could at any time contract experts as it saw fit.484 It is clear that the intervention of the Expert Commission was provided for the benefit of both parties, in the context of a bilateral cooperative process.

570.	The bilateral nature of expertise proceedings is confirmed by the language used in Article 98 of the RLGE, which provides that the fees of the third member of the Expert Commission are paid in equal shares by the CNEE and the distributor.

571.	Of even more relevance to the Arbitral Tribunal is the fact that the LGE intended the Expert Commission to be a neutral body. Article 75 of the LGE provides, to that effect, that the Expert Commission would be composed of three members, one appointed by each party and the third one by agreement of the parties.

572.	This constitution mechanism, similar to that of an arbitral tribunal, shows that the LGE intended to make sure that the Expert Commission, in pronouncing itself on the parties’ differences, would act in a neutral manner.

573.	The facts of the case show that the parties have devoted a considerable amount of care to the manner in which the Expert Commission would be constituted in order to make sure that it would act in a neutral manner. For example, the parties verified the absence of conflicts of interest of its members, which is exactly what would have been done for an adjudicating body.485

574.	The Arbitral Tribunal draws two conclusions from such facts.

575.	The first is that, contrary to Respondent’s contention, the role of the Expert Commission was not limited to verifying that all the CNEE’s observations were implemented in the distributor’s VAD study. The Expert Commission was not the guardian of the interest of the CNEE, but a neutral body whose task was to provide, in a non-binding manner, solutions to the disputes between the parties.

576.	The second is that the conclusions of the Expert Commission were meant to have a greater authoritative value than those of a consultant that the regulator could have

484	LGE, art. 5, penultimate paragraph: “The Commission may request professional counsel, consulting and experts that it requires for its functions”, English translation provided by the Claimant (Exhibit C-17).
485	Prior to agreeing with the CNEE that Carlos Bastos would be the president of the Expert Commission, EEGSA “revealed” to the CNEE that Mr. Bastos had in the past advised EEGSA in an unrelated matter, as well as the fees that EEGSA had paid in this occasion to Mr. Bastos.

contracted for its own benefit. If the regulator had the discretion to disregard the Expert Commission’s conclusions without providing any reasons, the regulatory framework would make no sense.

577.	It follows that the distributor could not have the obligation to implement corrections to its VAD report upon which a disagreement had properly been submitted to the Expert Commission.

578.	Because the Expert Commission’s role was to permit the resolution of disputes between the parties, it makes perfect sense to construe Article 98 of the RLGE, third paragraph, as subjecting the distributor’s obligation to make the corrections requested by the CNEE to the pronouncement of the Expert Commission in case of disagreement.

579.	It would in fact be entirely nonsensical for the regulatory framework to provide that, in case of a disagreement between the CNEE and the distributor on the distributor’s VAD study, a neutral Expert Commission would be constituted to pronounce itself (Article 75 of the LGE), and at the same time to oblige the distributor to immediately incorporate any such point of disagreement in its VAD study.

580.	It would be even more nonsensical to allow the regulator to unilaterally impose its own VAD study because observations upon which there were disagreements and that were subject to a pending pronouncement of the Expert Commission had not been immediately incorporated in the VAD study.

581.	The regulatory framework clearly provides otherwise. Pursuant to Article 75 of the LGE and Article 98 of the RLGE, once the distributor has submitted its VAD study, the CNEE makes its observations and, unless there is a disagreement properly submitted to the Expert Commission, the distributor has to correct the study accordingly. In case of a disagreement referred to the Expert Commission, however, the distributor has no obligation to immediately correct its VAD study until the Expert Commission has pronounced itself. Article 98 of the RLGE, third paragraph, provides to that effect that, once the regulator has made its observations “if discrepancies between the Commission and the distributor persist, the procedure stipulated in Article 75 of the Law shall be followed”.

582.

The regulatory framework is less clear as to the deference that the CNEE had to give to the Expert Commission’s report. As said above, although the Expert Commission had no adjudicatory powers and although its report was, in the words of the Constitutional Court, technically “informative”, the importance given to the Expert

Commission in the LGE and the RLGE, as well as the behavior of the parties to the tariff review process, show that the distributor was entitled to expect that the Commission’s conclusions be seriously considered and taken into account by the regulator in fixing the VAD.

583.	In view of the Arbitral Tribunal, the regulator could not decide to disregard the Expert Commission’s pronouncements without providing any reason. The obligation to provide reasons derives from both the regulatory framework and from the international obligations of the State under the minimum standard.

584.	Under the regulatory framework, it would be entirely inconsistent to provide for an expert determination mechanism while at the same time allowing the regulator to disregard the Expert Commission’s conclusions without any reasons. Admitting that the regulator could ignore the Expert Commission’s conclusions without providing any reason would be tantamount to assimilating the Expert Commission to a consultant contracted by the regulator in its own interest, which is clearly not what was intended by the LGE and the RLGE.

585.	First, the Parties would not have devoted so much care and attention to the expert determination process if the regulator had the right to entirely ignore the conclusions of the Expert Commission without providing reasons. Second, as said in earlier sections of this award, the Expert Commission was a neutral body, which was established by the regulatory framework in the interest of both parties.

586.	In addition, the obligation for the regulator to provide reasons derives from the regulatory framework itself. Article 75 of the LGE and Article 98 of the RLGE oblige the regulator to provide its observations on the distributor’s VAD study in writing. The distributor would otherwise be unable to explain why there is a disagreement on such observations and to refer such disagreement to the Expert Commission. It is in this respect undisputed that the observations made by the CNEE on Bates White’s VAD study were indeed made in writing and carefully reasoned.486 There is no reason not to apply the same principle to the regulator’s decision to depart from the Expert Commission’s pronouncements.

587.	Under the minimum standard, international law prohibits State officials from exercising their authority in an abusive, arbitrary or discriminatory manner. Article 10.5

486	See the CNEE’s observations of April 11, 2008 (Exhibit C-193), and Resolution No. 96-2008 of May 16, 2008, establishing the discrepancies (Exhibit C-209).

CAFTA-DR also obliges the State to observe due process in administrative proceedings. A lack of reasons may be relevant to assess whether a given decision was arbitrary and whether there was lack of due process in administrative proceedings. As renowned authors have put it: “if State officials can demonstrate that the decision was actually made in an objective and rational (i.e. reasoned) manner, they will defeat any claim made under the standard. If they cannot, the arbitrary conduct must be remedied.”487 It is particularly so in the context of a tariff review process that is based on the parties’ good faith cooperation, and in the context of which the parties had contemplated the intervention of a neutral body to resolve differences.

588.	In sum, the Arbitral Tribunal concludes that, although the conclusions of the Expert Commission were not technically binding upon the CNEE, the CNEE had the duty to seriously consider them and to provide its reasons in case it would decide to disregard them.

589.	The Arbitral Tribunal also concludes that, pursuant to Article 98 of the RLGE, the distributor was under no obligation to incorporate in its VAD study observations made by the CNEE in respect of which there was a disagreement properly submitted to the Expert Commission. Unless the regulator provided valid reasons to the contrary, it is only if and when the Expert Commission had pronounced itself in favor of the regulator that such an obligation would arise.

d)	Whether the distributor’s consultant and the Expert Commission could depart from the Terms of Reference

590.	Another point of disagreement between the Parties is whether the distributor’s consultant and the Expert Commission could depart from the Terms of Reference.

591.	Pursuant to Article of the 74 LGE, second paragraph, the CNEE had to establish terms of reference for each distributor’s VAD study. Accordingly, in January 2008, the CNEE established Terms of Reference to be followed by Bates White in the making of its VAD study.

592.	The Parties are essentially in disagreement on one important provision of the ToR, namely Article 1.10, which provides that “These ToR set forth the guidelines to follow in preparation of the Study, and for each one of its Stages and/or described

487

Grierson-Weiler and Laird referring to the Saluka Award, supra footnote 216, in “Standards of Treatment”, The Oxford Handbook of International Investment Law, Oxford University Press, 2008, pp. 284-285.

and defined studies. If there are changes in the methodologies set forth in the Study Reports, which must be fully justified, the CNEE shall make such observations regarding the changes as it deems necessary, confirming that they are consistent with the guidelines for the Study. These terms of reference do not constitute a legal or regulatory modification, and therefore, in case of a controversy between one of the provisions of these terms of reference and the Law or the Regulations, the provisions of the latter shall prevail, in all cases applying the principle of legal hierarchy. In addition, any omission of these terms of reference, relative to aspects defined in the Law and the Regulations for tariff matters, shall be understood to be incorporated into the TOR”.488

593.	The Claimant contends that Article 1.10 permitted the distributor’s consultant to depart from the Terms of Reference in order to ensure that the VAD study would comport with the regulatory framework.489

594.	The Respondent, to the contrary, contends that Article 1.10 had a restricted scope and that only those changes that would be consistent with the Terms of Reference themselves could be introduced.490

595.	As the Arbitral Tribunal sees it, Article 1.10 of the Terms of Reference establishes two clear principles.

596.	The first is that the Terms of Reference are “guidelines” (“lineamientos” in the original Spanish version), which term suggests a certain degree of generality and flexibility.491 In the Arbitral Tribunal’s view, such term would not have been used if the drafters of the Terms of Reference had not intended to preserve a certain degree of flexibility in its application by the distributor’s consultant and the Expert Commission.

597.	Guatemala avers, in this respect, that the Terms of Reference were “mandatory”.492 The Tribunal understands this submission in the sense that the Terms of Reference were binding upon the distributor and the Expert Commission. The Arbitral Tribunal can however only note that such term is not to be found in Article 1.10, and does not exist in the LGE and the RLGE.

488	Exhibit C-417, English translation provided by the Claimant.
489	Claimant PHB, § 122.
490	Respondent PHB, § 89.
491	Lineamientos are guidelines, general criterion.
492	Counter-Memorial, § 316(a).

598.	Article 1.10, a provision that was intensely negotiated with the distributor493, was precisely designed to define the extent to which the Terms of Reference would be binding, and it is against the provisions of Article 1.10 that the binding effect of the Terms of Reference needs to be assessed.

599.	The second principle established in Article 1.10 is that the possibility of variations was admitted. Article 1.10, first paragraph, provides the possibility of “changes in the methodologies set forth in the Study Reports”, which must then be “fully justified”. Such changes are changes to the methodologies proposed in the Terms of Reference.

600.	The last part of the first paragraph of Article 1.10 also provides that any such change needs to be consistent with “the guidelines for the study”. The meaning of this last sentence is unclear and has been discussed at length at the hearing.

601.	According to the testimony of the president of the CNEE, Carlos Colom Bickford, who was president of the CNEE at the time of the facts, the terms “guidelines for the study” at the end of the first paragraph of Article 1.10 are a reference to the Terms of Reference themselves.494 However, it seems rather circular to say that the Terms of Rerference are “guidelines” and that any variation from such guidelines needs to be consistent with the guidelines themselves.

602.	Mr Giacchino from Bates White, and a former member of the Expert Commission, testified that the terms “guidelines for the study” referred to the regulatory framework.495

603.	This matter has been specifically discussed by the Expert Commission in its report. The Expert Commission considered that “the duly justified deviations allowed by the Terms of Reference must lead to an application of a methodology in the tariff study that best reflects the requirements of the LGE and the RLGE”.496

604.	The Expert Commission thus opined that Article 1.10 permitted the distributor’s consultant, under the control of the Expert Commission, to depart from the Terms of Reference in order to ensure that the VAD study would comport with the regulatory framework.

493	Memorial, § 107; Counter-Memorial, § 315.
494	Transcript, Day 5, p. 1148, § 12- p. 1150, § 8.
495	Transcript, Day 5, p. 845, § 15 – p. 847, § 17.
496	Expert Commission’s Report, p. 14, English version (Exhibit R-87).

605.	As it is known, the CNEE did not, when it received the report, specifically object to such finding. It is only in the context of this arbitration that the Respondent developed an argument to the contrary.

606.	The Arbitral Tribunal sees no reason to revisit the Expert Commission’s finding in this respect. In fact, the Expert Commission’s interpretation of Article 1.10 seems entirely reasonable: if the Terms of Reference were guidelines that could - according to its own terms - be varied, it is perfectly acceptable to consider that such variations had to be consistent with the principles set forth in the LGE and the RLGE.

607.	Such finding of the Arbitral Tribunal is confirmed by the language of Article 1.10, second paragraph. Article 1.10, second paragraph, clearly establishes the principle that “in case of a controversy between one of the provisions of these terms of reference and the Law or the Regulations, the provisions of the latter shall prevail, in all cases applying the principle of legal hierarchy.”

608.	Guatemala objects that, in case of a divergence between the Terms of Reference and the regulatory framework, the only recourse open to the distributor was a judicial challenge against the Terms of Reference.497 The Arbitral Tribunal disagrees.

609.	Article 1.10 was designed precisely to allow the distributor’s consultant, under the control of the Expert Commission, to depart from the Terms of Reference in case the Terms of Reference would not comport with the regulatory framework, thus avoiding the delays and complications of a judicial challenge.

610.	This is of course not to say that the distributor or the Expert Commission had unfettered discretion to amend the Terms of Reference as they saw fit. Article 1.10 provides that any variation must be “fully justified” and be consistent with the regulatory framework.

2.	The alleged representations of the Respondent and Claimant’s legitimate expectations at the time of the investment

611.	TECO avers that Guatemala made specific representations that induced the Claimant to invest in the country’s electricity sector498, and then frustrated the legitimate expectations arising therefrom.499

497	Respondent PHB, § 84.
498	Claimant PHB, § 60.
499	Ibid., § 62.

612.	The representations allegedly made by the Respondent were (i) that the VAD would be calculated on the new replacement value of an efficient company asset base500, (ii) that EEGSA’s consultant would calculate the VAD501, and (iii) that disputes concerning the same would be resolved by an Expert Commission.502

613.	The Claimant’s arguments regarding the existence of representations made by Guatemala are essentially based on certain statements made in occasion of a presentation made by Guatemala in preparation for the privatization503, as well as in the Memorandum of Sale prepared at the time by Salomon Smith Barney as EEGSA’s financial consultant.504

614.	Page 19 of the presentation states that “any material change in tariff methodology must be supported by a study conducted by an internationally recognized independent consultant.”505 As for the Memorandum of Sale, it is more specific and states, in the relevant parts relating to the regulatory framework, that “VADs must be calculated by distributors by means of a study commissioned from an engineering firm, but the Commission may dictate that the studies be grouped by density. The Commission will review those studies and can make observations, but in the event of discrepancy, a Commission of three experts will be convened to resolve the differences.”506

615.	Attached to the Memorandum of Sale was an English-language draft of the future law of electricity, providing in Article 75 that “the Commission [CNEE] shall review the studies performed and may make comments on the same. In case of differences made in writing, the Commission and the distributors shall agree on the appointment of an Expert Commission made of three members, one appointed by each party and the third by mutual agreement. The Expert Commission shall rule on the differences in a period of 60 days counted from its appointment.”507

616.	The Respondent objects that any legitimate expectation can only belong to the entity having invested at the time of the privatization of EEGSA, and could not be transferred to the Claimant, who only acquired its shares in EEGSA in 2005.508 The

500	Ibid., §§ 63 et seq.
501	Ibid., §§ 70 et seq.
502	Ibid., §§ 70 et seq.
503	Memorial, § 55; Claimant PHB, § 61; Exhibit C-28.
504	Memorial, §§ 52 et seq.; Claimant PHB, § 61: Exhibit C-29.
505	Exhibit C-28.
506	Exhibit C-29.
507	Ibid.
508	See above, § 7.

Respondent also submits that legitimate expectations are not protected under the minimum standard of treatment.509 The Respondent further submits that the presentation and the Memorandum of Sale are in any event general and non-binding documents that could not, at the time, be understood as specific representations made by the State to the investor.510 Respondent finally objects that, in absence of a stabilization clause, the presentation and the Memorandum of Sale could not be understood as a representation that the regulatory framework would not change.511

617.	In the Arbitral Tribunal’s view, in a regulatory context, a distinction needs to be made between the expectations arising from a specific representation that the legal framework will not change in all or in part, and the general expectation that the legal framework will not be applied arbitrarily.

618.	The Arbitral Tribunal agrees with the Respondent that the presentation and the Memorandum of Sale did not include any specific representation that the regulatory framework would not evolve.

619.	Such question is in any event irrelevant. As will be seen in further sections of this award512, the State will not be found responsible based on a lack of stability of the regulatory framework. Indeed, the amendments introduced in 2007 to the RLGE did not alter the fundamental principles upon which the regulatory framework was based. The basis for the State’s responsibility is rather its repudiation of such fundamental principles and its breach of due process in administrative matters.

620.	The legitimate expectations upon which the Claimant relies are rather that the LGE and the RLGE would be applied in a fair and non-arbitrary manner.

621.	It is clear, in the eyes of the Arbitral Tribunal, that any investor has the expectation that the relevant applicable legal framework will not be disregarded or applied in an arbitrary manner. However, that kind of expectation is irrelevant to the assessment of whether a State should be held liable for the arbitrary conduct of one of its organs.513 What matters is whether the State’s conduct has objectively been arbitrary, not what the investor expected years before the facts. A willful disregard of the law or an arbitrary application of the same by the regulator constitutes a breach of the minimum standard, with no need to resort to the doctrine of legitimate expectations.

509	Rejoinder, § 172.
510	Counter-Memorial, §§ 558-560.
511	Ibid., §§ 562 et seq.
512	See below, § 629.
513	Non-Disputing Party Submissions of the Republic of El Salvador, §§ 13-14; the Dominican Republic, §§ 6, 7, 10; and the Republic of Honduras, §§ 9-10.

622.	There is therefore no need to dwell any further on the Parties’ arguments on representations and legitimate expectations. In particular, there is no need for the Tribunal to deal with the Parties’ arguments as to whether the Claimant is entitled to rely on the alleged expectations of the entity that invested in EEGSA in 1998.

3.	The Respondent’s behavior

623.	The Claimant alleges that Guatemala breached the minimum standard by (a) amending to its own advantage article 98 of the RLGE, (b) manipulating the Terms of Reference and failing to cooperate in good faith with EEGSA during the tariff review process, (c) dissolving the Expert Commission, (d) refusing to consider the Expert Commission’s report and fixing the tariff based on its own consultant’s VAD study and (e) retaliating against EEGSA.

a)	The amendments to RLGE Article 98

624.	Claimant first submits that Guatemala, in breach of its international obligations, amended Article 98 the RLGE to permit, in certain circumstances, the tariff to be fixed on the basis of the regulator’s independent study rather than on the distributor’s study.514

625.	In the RLGE as adopted in 1997, Article 98 provided that, in the event that the distributor did not submit its study or the corrections requested by the regulator, the previous tariff would remain in force on a provisional basis. Article 98, as amended in 2007, provides that, in the same circumstances, the CNEE is entitled to publish the tariff on the basis of its own independent study.

626.	As an initial matter, the Arbitral Tribunal agrees with the Respondent that Claimant’s claims are time barred insofar as they are based on such purportedly illegal amendment of Article 98.

627.	Article 10.18.1 of the CAFTA-DR provides that “[no] claim may be submitted to arbitration pursuant to this Section if more than three years have elapsed from the date on which the claimant first acquired, or should have first acquired, knowledge of the breach alleged […].”

514	Memorial, § 84; Reply, § 91.

628.	In the case at hand, the amendment in dispute was published in the Diario de Centro-America in March 2007515. As a consequence, the Claimant should have been aware of the amendment at that date or shortly thereafter. A claim that the Respondent, by adopting the amendment, breached its obligations under the treaty was therefore time-barred as from March 2010. As the Arbitral Tribunal sees it, and contrary to Claimant’s submission516, this is not a matter of jurisdiction but of admissibility. It is thus irrelevant that the Respondent517 failed to raise, in its Memorial of Jurisdiction and Admissibility, a jurisdictional objection in this respect.

629.	At any rate, this argument is ill-grounded. As rightly pointed out by the Respondent, Guatemala never agreed or represented that the regulatory framework would remain unchanged. In absence of a stabilization clause, it is perfectly acceptable that the State amends the relevant laws and regulations as appropriate.518 It is only if a change to the regulatory framework is made in bad faith or with the intent to deprive the investor of the benefits of its investment that it could entail the State’s international responsibility.

630.	In the case at hand, the Arbitral Tribunal does not find the amendment to Article 98 RLGE to be unfair or arbitrary. If properly interpreted, Article 98 of the RLGE as amended does not give unfettered discretion to the regulator to apply its own independent study. In fact, as explained in earlier sections of this award519, the amendment only permits the tariff to be based on the regulator’s own study in two limited circumstances.

631.	The first is when the distributor entirely fails to submit its study. In such a case, it is entirely understandable that the regulator would not be willing to freeze the previous tariff.

632.	The second is when the distributor fails to implement the corrections requested by the regulator. The Arbitral Tribunal agrees with the Claimant that, as interpreted by Guatemala (i.e. that a failure by the distributor to apply changes upon which there is a disagreement submitted to the Expert Commission allows the regulator to

515	Exhibit C-105.
516	Claimant PHB, § 116.
517	The Claimant refers erroneously to “the Claimant” rather than to “the Respondent” in the last sentence of § 116 of its Post-Hearing Brief.
518	El Paso Energy International Company v. Argentine Republic, ICSID Case No. ARB/03/15, Award, October 31, 2011, § 364; Mobil Investments Canada Inc. and Murphy Oil Corporation v. Canada, ICSID Case No. ARB(AF)/07/04, Decision on Liability, May 22, 2012, § 153.
519	See above §§ 524-526.

immediately fix the tariff on the basis of its own study) would lead to the absurd result of rendering the expert determination procedure meaningless and to grant to the regulator unfettered discretion to fix the tariff. However, the Arbitral Tribunal has determined that such is not the meaning of RLGE Article 98 as amended.520

633.	RLGE Article 98 as amended, in referring to a distributor’s failure to correct the VAD study, obviously applies to those corrections that are not in dispute, or in respect of which the Expert Commission found in favor of the regulator (or in respect of which the regulator would, after due consideration, have in good faith expressed reasons to disregard the report of the Expert Commission). The Arbitral Tribunal does not find it objectionable that, should the distributor fail to incorporate the corrections in such a situation, the regulator could decide to use its own independent study.

634.	In assessing whether the 2007 amendment to article 98 is open to criticism, the Arbitral Tribunal also finds it relevant that the Claimant did not at the time object to the amendment, either by way of an informal complaint or by way of a recurso de amparo.

635.	The second argument made by the Claimant regarding the alleged abuse of the State’s power relates to the introduction in the RLGE, on May 19, 2008, of an Article 98bis pursuant to which, in case of disagreement between the regulator and the distributor, the third member of the Expert Commission would be appointed by the Ministry of Energy.521

636.	It is however undisputed that Article 98bis of the RLGE did not apply to the 2008- 2013 tariff due to the principle of non-retroactivity in Guatemalan law.

637.	In the Arbitral Tribunal’s view, because the Claimant sold its interest in EGGSA in October 2010 and did not therefore participate in the 2013-2018 tariff review process, it has no interest to claim damages as a consequence of the potentially harmful consequences of that change.

638.	Based on the foregoing, the arbitral Tribunal rejects Claimant’s arguments related to the abuse of the State’s powers with respect to the amendments to article 98 of the RLGE.

520	See above, §§ 547-589.
521	Government Resolution No. 145-2008 (Exhibit C-212).

b)	The alleged manipulations of the Terms of Reference by the CNEE and the alleged lack of cooperation of the CNEE in the tariff review process

639.	The Claimant makes a series of allegations according to which the CNEE (i): attempted to include in the Terms of Reference a new Article 1.9 granting it unlimited discretion to declare EEGSA’s VAD study as not received522, (ii) inserted in the Terms of Reference an FRC formula that was inconsistent with the regulatory framework523, (iii) failed to cooperate in good faith to the tariff review process524 and (iv) tried to unduly influence the Expert Commission.525

640.	As to the argument relating to the attempt by the CNEE to include a new Article 1.9 in the Terms of Reference, it is undisputed that the CNEE agreed to replace the proposed new Article 1.9 with the current Article 1.8 of the Terms of Reference, which has not been objected by the Claimant.526 As a consequence, Claimant’s Article 1.9 argument is irrelevant.

641.	The Claimant makes a series of other allegations according to which the Terms of Reference “contained provisions that predetermine the results of the VAD study, in violation of LGE Article 74.”527 However, the Claimant also submits that, as a consequence of the introduction of such provisions, the Parties agreed on Article 1.10 of the Terms of Reference as a safeguard, and EEGSA withdrew its amparo.528 As a consequence, such allegations are also irrelevant.

642.	As to Claimant’s allegation that the Respondent acted in a “manifestly arbitrary manner by adding an FRC formula to EEGSA’s 2008-2013 Terms of Rerference that was inconsistent with the regulatory framework”529, it is inconsistent with Claimant’s position that the regulator accepted to introduce flexibility in Article 1.10 through the concept of guidelines and by opening the door to variations in order to ensure that the Terms of Reference would effectively comport with the regulatory framework.

643.	If the regulator accepted (as the Arbitral Tribunal found in earlier sections of this award) that the distributor’s VAD study could depart from the Terms of Reference on points where the Terms of Reference would not be consistent with the regulatory

522	Claimant PHB, §§ 118 et seq.
523	Ibid., § 130 et seq.
524	Ibid., §§ 136-138.
525	Ibid., § 148 et seq.
526	Ibid., § 119.
527	Ibid., § 120.
528	Ibid., § 121.
529	Ibid., § 130.

framework, the introduction in the Terms of Reference of an FRC formula which was allegedly at odds with the law could not have caused any harm because such discrepancy could in any event have been corrected by the distributor’s consultant itself under the control of the Expert Commission.

644.	The Claimant further submits that, in the course of the tariff review process, “the CNEE refused to hold any meaningful discussions with EEGSA and Bates White regarding EEGSA’s VAD study, despite EEGSA’s repeated requests.”530 The Arbitral Tribunal does not find support in the record for such a submission. Quite to the contrary, the facts show that the regulator had continuous and intensive contacts with the distributor. In addition, such an allegation, if proved, would not materialize a breach of the State’s obligations under the minimum standard in international law.

645.	The Claimant finally submits that the CNEE attempted to manipulate the tariff review process and to unduly influence the Expert Commission.

646.	The Claimant submits, first of all, that the CNEE abused its powers in the context of the establishment of the Expert Commission’s Operating Rules by unduly trying to introduce a provision stating that the Expert Commission’s report would not be binding upon the CNEE.531

647.	As an initial matter, the Arbitral Tribunal notes that neither the LGE nor the RLGE make any reference to the establishment of Operating Rules for the Expert Commission. As a consequence, although the regulator and the distributor attempted to establish such Operating Rules, there was no obligation on the part of the regulator to bring such discussions to a positive conclusion.

648.	The Parties are in disagreement as to whether the regulator and the distributor ultimately agreed on Operating Rules for the Expert Commission. Claimant relies on Mr Colom’s – the former president of the CNEE and a witness presented by Guatemala – testimony to aver that there was such an agreement on the Operating Rules, which Guatemala arbitrarily disavowed.532 To the contrary, Guatemala submits that, although there was an informal agreement on parts of the Operating Rules, a formal decision to adopt a full set of Operating Rules for the Expert Commission should have been made in writing and in compliance with the forms required by Guatemalan administrative law.533

530	Ibid., § 136.
531	Ibid., § 142.
532	Ibid., § 145; Transcript, Day 5, p. 1120, §§ 3-18.
533	Respondent PHB, § 170.

649.	The Arbitral Tribunal finds no evidence in the record that Operating Rules were ever agreed between the regulator and the distributor. The only basis for the Claimant’s averment that such an agreement existed is exhibit C-218, consisting of an e-mail from Mr. Calleja of EEGSA to Mr. Giacchino, forwarding draft Operating Rules and stating that they had been approved. However, Mr. Calleja’s mail was not copied to the CNEE and there is no evidence in the record that the CNEE ever agreed to what Mr. Calleja understood to be the final Operating Rules.

650.	The Arbitral Tribunal therefore rejects the Claimant’s arguments that the CNEE arbitrarily disavowed the agreed Operating Rules.

651.	The Claimant also submits that the CNEE tried to unduly influence the Expert Commission during the tariff review process by having ex parte contacts with its appointee, Mr. Riubrugent, while its own appointee, Mr. Giacchino, refrained from any such contacts.534

652.	The Arbitral Tribunal is not convinced that, in communicating with Mr. Riubrugent, the regulator acted improperly. The regulator may well have believed, in the absence of Operating Rules and in the absence of a legal framework applying in Guatemalan law to such expert proceedings, that each party could have contact with its own appointee in order to ensure the efficacy of the expert proceedings.

c)	The CNEE’s decision to dissolve the Expert Commission

653.	The CNEE received the Expert Commission’s report on Friday July 25, 2008 at 4:00 pm.535 On Monday July 28, 2008, the CNEE sent to EEGSA its Resolution No. 3121 dissolving the Expert Commission “by virtue of having met the purpose of its appointment.”536

654.	The Claimant submits that the CNEE “unilaterally dissolved the Expert Commission and threatened its own appointed expert in order to prevent the Expert Commission from reviewing and approving Bates White’s VAD study under rule 12”, and that by so doing “it undermined the very legal and regulatory framework that Guatemala had adopted to depoliticize the tariff review process and to encourage foreign investment in its electricity sector.”537

534	Claimant PHB, §§ 148 et seq.
535	Exhibit R-88.
536	Exhibit C-247.
537	Reply, § 158.

655.	The Arbitral Tribunal, however, found that the Expert Commission’s Operating Rules, including the proposed rule 12 providing that the Expert Commission would continue to operate after its report to verify its implementation, had not been approved by the CNEE. In addition, there is nothing in the LGE or the RLGE providing or suggesting that the Expert Commission would have the role of verifying whether and how its pronouncements had been incorporated in the VAD study.

656.	The Claimant avers that, because the Expert Commission “is appointed based upon the agreement of both parties, […] neither the CNEE nor the Distributor […] has the authority to dissolve [it] unilaterally.”538 However, what is relevant in the eyes of the Arbitral Tribunal is that the LGE and the RLGE only provide for the Expert Commission to pronounce itself on differences regarding the distributor’s VAD study and that no provision is made concerning the implementation of its own pronouncements.

657.	As a consequence, the Arbitral Tribunal finds that the CNEE was entitled, once its report had been submitted, to dissolve the Expert Commission. Clearly, the CNEE might have taken the view that keeping the Expert Commission alive was appropriate or useful in order to assist it in the implementation of its report. It nevertheless chose not to do so, and such choice does not constitute a manifest abuse of power or an arbitrary decision that would be in breach of the State’s international obligations under the minimum standard of treatment.

d)	The CNEE’s rejection of the Expert Commission’s report and decision to fix the tariff based on its own consultant’s VAD study

658.	On July 29, 2008, the CNEE adopted its Resolution No. 144-2008, whereby it decided to fix the tariff on the basis of the VAD report prepared by its own consultant Sigla.

659.	Resolution No. 144-2008 reads in its relevant parts as follows:

“That according to the methodology established in the Terms of Reference, in numeral 1.10 it was established that the National Electric Energy Commission was to verify any variations from what was established in such terms, and as

538	Ibid., § 167.

recorded in the administrative case file, during the stage of supervising the progress of such studies, and in accordance with article 74 of the General Law of Electricity, the Commission [CNEE] issued comments to the Distributor, pointing out that such variations were not justified according to the methodology and guidelines of the study.

CONSIDERING:

That through a note identified as GG-045-2008 dated March thirty-one, two thousand eight, Empresa Eléctrica de Guatemala, Sociedad Anónima remitted to this Commission [CNEE] the Tariff Study for it to be declared valid according to what was established in article 98 of the Regulations of the General Law of Electricity, and that on April eleven, two thousand eight, the National Electric Energy Commission, through Resolution CNEE-63-2008, declared such study to be invalid, making the corresponding observations, for the study to be corrected by the Distributor through its consulting company, requiring that it conform to the Terms of Reference.

CONSIDERING:

That on May five, two thousand eight, Empresa Eléctrica de Guatemala, Sociedad Anónima, through Note GG-060-2008, once again submitted to the National Electric Energy Commission the Tariff Study, failing to correct all of the observations made by the National Electric Energy Commission through said Resolution CNEE-63- 2008, as established by article 98 of the Regulations of the General Law of Electricity.

CONSIDERING:

That according to what is set forth in current legislation, the National Electric Energy Commission, through Resolution CNEE-96-2008, recorded the discrepancies with the Tariff Study in writing and ordered the constitution of the Expert Commission, which remitted its decision on July twenty-five, two thousand eight, and after analyzing same, it was confirmed that the Tariff Study presented by Empresa Eléctrica de Guatemala, Sociedad Anónima, through Note GG-060-2008, failed to perform all the corrections pursuant to the observations indicated in Resolution CNEE-63-2008.

CONSIDERING:

That based on article 98 and 99 of the Regulations of the General Law of Electricity, the National Electric Energy Commission, by legal mandate, is charged with approving a tariff study that is the basis for the setting of definitive tariffs.

THEREFORE:

The National Electric Energy Commission, based on the above considerations and the cited laws and regulations,

RESOLVES:

I. To definitively approve the Tariff Study prepared by the Association of companies made up of SISTEMAS ELÉCTRICOS Y ELECTRÓNICOS DE POTENCIA, CONTROL Y COMUNICACIONES, SOCIEDAD ANÓNIMA AND SIGLA, SOCIEDAD ANÓNIMA, which shall be the basis to issue and publish the tariff schedule corresponding to Empresa Eléctrica de Guatemala, Sociedad Anónima.

II. This resolution shall go into effect as of the date of its approval.”539

660.	According to the Claimant, EEGSA’s decision “to impose its own unreasonably low VAD on EEGSA reflects a willful and deliberate disregard of the legal and regulatory framework”.540

661.	The Respondent, to the contrary, avers that under the regulatory framework, and in particular pursuant to Article 98 of the RLGE, once it had received the Expert Commission’s report, the CNEE could either elect to correct the distributor’s VAD study itself or, if it found such study to be unsatisfactory, to use the report prepared by its own consultant.541

662.	Still according to the Respondent, once it received the Expert Commission’s report, the CNEE realized that it would have taken “up to five weeks to incorporate certain pronouncements into the study, which made it impossible to correct the study within the available time remaining, furthermore, given that the Bates White model was not “linked”, it was impossible to incorporate certain changes and carry out a sensibility analysis in an efficient manner”. In addition “Bates White’s refusal to provide [an auditable study for over seven months] created doubts about the integrity of the study and of the advisability of amending it.”542

539	English Translation provided by the Claimant (Exhibit C-272).
540	Claimant PHB, § 164.
541	Rejoinder, § 451.
542	Ibid., § 452.

663.	The Respondent also avers that, when it received the corrected Bates White study on July 28, 2008, “the Tariff Division concluded a preliminary review and verified that the models were neither supported nor linked and that the database was still a simple excel file without any automation to allow quick verification of the sources of efficient prices within the remaining two days.”543

664.	The Arbitral Tribunal disagrees with the Respondent for the reasons that will be explained below. In the Arbitral Tribunal’s view, in adopting Resolution No. 144- 2008, in disregarding without providing reasons the Expert Commission’s report, and in unilaterally imposing a tariff based on its own consultant’s VAD calculation, the CNEE acted arbitrarily and in violation of fundamental principles of due process in regulatory matters.

665.	In so doing, the CNEE in fact repudiated the two fundamental principles upon which the tariff review process regulatory framework is premised: the principle that, save in the limited exceptions provided by the LGE and the RLGE, the tariff would be based on a VAD calculation made by a prequalified consultant appointed by the distributor; and the principle that, in case of a disagreement between the regulator and the distributor, such disagreement would be resolved having regard to the conclusions of a neutral Expert Commission.

666.	As an initial matter, it is at this juncture necessary to summarize the Arbitral Tribunal’s findings regarding the interpretation of the regulatory framework.

667.	First, the Arbitral Tribunal found that, pursuant to Article 98 of the RLGE, the regulator is entitled to fix the tariff on the basis of his own VAD study only in two limited circumstances, i.e. when the distributor fails to submit its study and when the distributor fails to correct its study according to the observations of the regulator.544

668.	Second, the Arbitral Tribunal found that, because the regulatory framework provides that a neutral Expert Commission would pronounce itself on any disagreement regarding the observations of the regulator, RLGE Article 98 only mandates the distributor to implement such observations in respect of which (i) there is no disagreement, or (ii), in case of disagreement, the Expert Commission pronounced itself in favor of the regulator (unless the regulator expresses valid reasons to depart from the experts’ pronouncements).545

543	Ibid., § 453.
544	See above, §§ 524-526.
545	See above, § 589.

669.	Third, the Arbitral Tribunal found that the role of the Expert Commission was not, as Respondent contends, to verify that all the observations made by the regulator on the VAD study were implemented by the distributor’s consultant. The role of the Expert Commission was rather to pronounce itself on any disagreement regarding such observations546, which implies that the Expert Commission could make findings either in favor or against the regulator.

670.	The Arbitral Tribunal finally found that, although the findings of the Expert Commission are not technically binding in the sense that the Expert Commission has no adjudicatory powers, the regulator had the duty to give them serious consideration and to provide reasons in the case it decided to depart from them.547

671.	Based on those principles, the Arbitral Tribunal will now assess whether Resolution No. 144-2008 is arbitrary and constitutes a breach of the State’s international obligations under the minimum standard of treatment.

672.	As an initial matter, it is relevant that the Resolution was not based on the fact that the Expert Commission’s report did not comport with the regulatory framework. It is not based, either, on a failure by Bates White to incorporate in its report the Expert Commission’s pronouncements on the observations in dispute.

673.	Resolution 144-2008 is rather based on the fact that the distributor omitted to implement in its study “all of the observations made by the National Electric Energy Commission through […] Resolution CNEE-63- 2008”.

674.	Resolution 63-2008 is the April 11, 2008 decision whereby the regulator made its observations on the first version of the Bates White VAD study.

675.	As a consequence, the regulator’s decision to apply its own VAD study was based on the fact that the distributor had failed to incorporate in its report all the observations as made in April 2008. Such alleged failure was therefore irrespective of the fact that there was a disagreement on such observations, and that the same had been referred to the Expert Commission.

676.	The CNEE’s decision is consistent with the Respondent’s position that the role of the Expert Commission was limited to verifying that the distributor’s consultant had implemented all of its observations.

546	See above, § 574.
547	See above, § 588.

677.	Such position is however inconsistent with the regulatory framework, as interpreted by the Constitutional Court. The Constitutional Court made it clear that the Expert Commission had an advisory role, which implies that it had to provide its views in case of disagreement on the CNEE’s observations. Given that the regulatory framework establishes the Expert Commission as a neutral body, it is clear that such views could be in favor or against the regulator.

678.	Resolution 144-2008 shows, however, that the CNEE did not consider the report of the Expert Commission as the pronouncement of a neutral panel of experts which it had to take into account in establishing the tariff. The CNEE rather used the expert report to ascertain that some of the observations it had made in April 2008 had not been incorporated in the study, regardless of whether there was a disagreement, and irrespective of the views that had been expressed by the experts on such disagreements. In other words, the CNEE failed without any reasons to take the Expert Commission’s pronouncements into account.

679.	The Arbitral Tribunal also considers that the regulator’s decision to apply its own consultant’s study does not comport with Article 98 of the RLGE.

680.	As a matter of fact, in order for the regulator’s decision to comport with Article 98, it should have said that the distributor failed to correct its study according to the pronouncements of the Expert Commission, or explained why the regulator decided not to accept the Expert Commission’s pronouncements.

681.	The Arbitral Tribunal therefore concludes that Resolution No. 144-2008 is inconsistent with the regulatory framework. By rejecting the distributor’s study because it had failed to incorporate the totality of the observations that the CNEE had made in April 2008, with no regard and no reference to the conclusions of the Expert Commission, the CNEE acted arbitrarily and in breach of the administrative process established for the tariff review.

682.	In the Arbitral Tribunal’s view, both the regulatory framework and the minimum standard of treatment in international law obliged the CNEE to act in a manner that was consistent with the fundamental principles on the tariff review process in Guatemalan law.

683.	The CNEE, once it had received the Expert Commission’s report, should have analyzed it and taken its conclusions onboard in establishing a tariff based on the Bates White VAD study, unless it had good reasons to consider that such conclusions were inconsistent with the regulatory framework, in which case it had the obligation to provide valid reasons to that effect. However, no such reasons were provided.

684.	Guatemala avers that incorporating the Expert Commission’s pronouncements in the Bates White’s study would have taken too much time and would not have been compatible with the need to publish the tariff on August 1, 2008.548

685.	However, there is nothing in the regulatory framework obliging the CNEE to publish the tariff on the first day of the tariff period. Quite to the contrary, Article 99 of the RLGE provides that the tariff is published once it has been approved and no later than nine months after the beginning of the tariff period. As a consequence, the CNEE had until May 1, 2009 at the latest to publish the new tariff. Meanwhile, according to Article 99, the previous tariff could have remained in force with their adjustment formulas.

686.	According to Guatemala, the agreed delivery date for the Expert Commission’s pronouncement was set for mid-July 2008, specifically July 18.549 The CNEE subsequently agreed to extend such time limit “to the week of 24 July, 2008.”550 The Expert Commission complied in the extended time limit. The regulator was aware of the complexity of the issues raised and could not ignore that it would take more than a few days to consider the Expert Commission’s conclusions and implement them in the VAD study.

687.	In the Arbitral Tribunal’s view, in accepting that the Expert Commission would deliver its report the week of July 24, 2008 (or even by mid July 2008), the CNEE also had to accept that it would not be able to seriously consider the experts’ conclusions, correct the Bates White VAD study accordingly, and publish the tariff by August 1, 2008.

688.	By accepting to receive the Expert Commission’s report in the week of July 24, 2008, to then disregard it along with the Bates White study on the basis that such date did not leave enough time to publish the tariff by August 1, 2008, the CNEE acted in breach of the fundamental principles of due process as well as in a contradictory and aberrant manner.

689.	Respondent acknowledges that it only conducted a “preliminary review” of the revised July 28 Bates White’s study and concluded that, because the models were not linked and did not allow “quick verifications of the sources of efficient prices”, it could not be amended “within the two remaining days.”551

548	Rejoinder, § 452.
549	Counter-Memorial, § 388.
550	Ibid., §§ 388-389.
551	Rejoinder, § 453.

690.	In the Arbitral Tribunal’s view, both under the regulatory framework and under the minimum standard of treatment, the CNEE could and should have taken the time, after careful review of the Expert Commission’s report, to implement its conclusions in the Bates White’s study. The “preliminary review” that the CNEE performed in less than one day was clearly insufficient to discharge that obligation. The Arbitral Tribunal can find no justification, other than its desire to reject the Bates White study in favor of the more favorable Sigla’s study, for such a behavior.

691.	The arbitrariness of the regulator’s behavior is evidenced by the result of the “preliminary review”552 that it conducted over the weekend of 26-27 July of the Expert Commission’s report and of its likely consequences on the May 5, 2008 version of the Bates White study.

692.	The outcome of such review has been summarized in a document prepared by the CNEE itself553, where the regulator states its view that, if corrected in accordance with the pronouncements of the Expert Commission, the May 5 Bates Whites study would have led to a VNR of US$621 million (instead of the higher figure of US$1,053 million proposed in the revised Bates Whites study). In the same document, the CNEE mentions that the VNR proposed by Sigla, its own independent consultant, was only US$451 million.554

693.	The Arbitral Tribunal draws two conclusions from such fact.

694.	First, this preliminary review shows that the CNEE could, had it taken additional time, have corrected the Bates Whites study according to the conclusions of the Expert Commission.

695.	Second, the regulator knew at the time that correcting the Bates White study would have led to a higher VNR than the one proposed by Sigla.

696.	Guatemala acknowledges that the Sigla report did not reflect the Expert Commission’s pronouncements. Guatemala submits, in this respect, that the Claimant’s position that the Sigla report was “unjustified from a financial and engineering point of view […] is based upon a fundamental error, which is to assume

552	Ibid., § 441. The CNEE refers to both its review of the Expert Commission’s Report (which took place over the 26-27 July week-end) and of the Bates White 28 July study as having been “preliminar”.
553	Exhibit C-547.
554	Ibid., Chart at p. 8.

that the Sigla study had to reflect the Expert Commission’s pronouncements”. According to Guatemala “the Expert Commission was exclusively established for the purpose of verifying whether Bates White had incorporated the comments made by the CNEE into the tariff study so that it could comply with the Terms of Reference.”555

697.	The Arbitral Tribunal, however, has already explained why Guatemala’s view of the role of the Expert Commission is incorrect.556 The Expert Commission’s role was not to verify that the distributor’s consultant had accepted all the regulator’s comments, but to opine on whether such comments did comport with the regulatory framework in case of disagreement.

698.	As to Guatemala’s view that the regulator was at liberty to fix the tariff based on a VAD study that did not reflect the Expert Commission’s pronouncements, it is also incorrect. As a matter of fact, the regulatory framework only permits the CNEE to apply its own unilateral VAD study in two limited circumstances, which did not realize in the present case.557

699.	Guatemala also suggests that the difference between the VNR as proposed by Bates White and corrected by the CNEE and its preliminary study of the Expert Commission’s report (US$621 M vs. US$451M) can be explained by the fact that the Expert Commission breached the Terms of Reference, in particular in respect of the FRC. The Arbitral Tribunal disagrees.

700.	First of all, if the regulator disagreed with the Expert Commission’s conclusions on the depreciation, it should in good faith have expressed such disagreement in a reasoned manner upon receipt of the Expert Commission’s report.

701.	Second, the Arbitral Tribunal has determined that the Terms of Reference did allow the Expert Commission to depart from the Terms of Reference if needed to ensure that the VAD report comport with the regulatory framework.558 This is what the Expert Commission did in a reasoned manner in respect of the depreciation559. The Arbitral Tribunal sees no valid reason to revisit the Expert Commission’s views in this regard.

555	Rejoinder, § 465.
556	See above, §§ 575 et seq.
557	See above §§ 526 et seq.
558	See above §§ 606-607.
559	Expert Commission’s Report (Exhibit C-246), pp. 89 et seq.

702.	It is all the more so that Mr. Damonte, Guatemala’s own expert in calculating the losses suffered by EEGSA during the tariff period560, as well as the CNEE itself in fixing the tariffs applicable to DEORSA and DEOCSA561, have applied depreciation factors of less than 2, which are thus also not compliant with the formula established in the Terms of Reference. Such facts show, in the Arbitral tribunal’s view, that a depreciation factor of less than 2 cannot be inconsistent with the regulatory framework.562

703.	Finally, Guatemala avers that Bates White’s 28 July study “failed to incorporate all the pronouncements issued by the Expert Commission and produced overinflated results.”563

704.	As an initial matter, as said above564, the regulator’s decision to reject the Bates White study and apply the Sigla study was not based on an alleged failure by Bates White to incorporate the Expert Commission’s pronouncements.

705.	In addition, Guatemala’s contentions on such alleged failure is unconvincing. Guatemala avers that the substantial difference between the VNR calculated by Mr. Damonte and the one proposed by Bates White in the 28 July study shows that the latter was overinflated. However, such difference can at least in part be explained by the fact that the 28 July study applied the asset depreciation rate proposed by the Expert Commission (i.e. 8.3 percent), while Mr. Damonte applied a higher rate of 29.6 percent565. Guatemala also avers that the 28 July study failed to incorporate all the international reference prices required by the Expert Commission, and that certain prices were excessive.566 However, as pointed out by the Claimant567, the study contains explanations in this respect, which the Respondent has not established that there were unjustified or unreasonable. The Claimant also established that the 28 July study properly incorporated the Expert Commission’s finding with respect to certain legal fees568.

560	Report RER-2, §§ 193 et seq.
561	Report RER-2, § 192.
562	Mr. Damonte, in his rebuttal expert report (Report RER-5, § 382), also suggests that the depreciation applied by the Expert Commission would include a “conceptual error” because it would lead to an IRR of 12.3 percent and 12.5 percent for the next 30 and 25 years, i.e. significantly more than the one established by the regulatory framework. However, article 79 LGE provides for an IRR up to 13 percent. In addition, pursuant to article 79 LGE, the consequence of a higher IRR would only be its reduction to the maximum amount permitted.
563	Respondent PHB, § 192.
564	See above §§ 672-673.
565	Report RER-2, Table 11 “Comparison between the different FRCs and the f factor employed” (Presentation of Damonte for the Hearings, p. 17).
566	Respondent PHB, §§ 206 and 113.
567	Claimant Reply PHB, §§ 105, 106, and 115.
568	Respondent PHB, § 202; Claimant Reply PHB, § 107.

706.	Finally, Guatemala avers that “more information was needed” to correctly assess the 28 July study, which was still not an “auditable model”.569 Again, no such complaint was made by the regulator at the time. In addition, as said above570, the regulator could not in good faith expect the consultant to provide a perfect model in the few days remaining before the starting date of the new tariff period. Furthermore, as it appears, the Sigla study also had similar flaws571, which did not prevent the regulator from applying it.

707.	In sum, the Arbitral Tribunal finds that the CNEE decided to disregard the consultant’s VAD study and apply its own unilateral VAD study when none of the two circumstances permitting such a decision under RLGE Article 98 was present.

708.	The basis for the regulator’s decision is that the consultant had failed to incorporate all the comments made by it in April 2008. Such basis is manifestly inconsistent with the regulatory framework and amounts to ignoring without reasons the pronouncements of the Expert Commission.

709.	Because the regulator did not consider the Expert Commission as a neutral advisory body, but rather as the guardian of its own positions, the CNEE did not even consider the Expert Commission’s pronouncements when fixing the tariff.

710.	In doing so, the regulator has repudiated the two fundamental principles upon which the regulatory framework bases the tariff review process: first that, save in the limited cases provided in Article 98 RLGE, the tariff would be based on the VAD study prepared by the distributor’s consultant; and, second, that any disagreement between the regulator and the distributor regarding such VAD study would be resolved by having regard to the pronouncements of a neutral Expert Commission.

711.	The Arbitral Tribunal finds that such repudiation of the two fundamental regulatory principles applying to the tariff review process is arbitrary and breaches elementary standards of due process in administrative matters. Such behavior therefore breaches Guatemala’s obligation to grant fair and equitable treatment under article 10.5 of CAFTA-DR. As shall be seen in subsequent sections of this award, the Arbitral Tribunal finds that such breach has caused damages to the Claimant, in respect of which the Claimant is entitled to compensation.

569	Respondent PHB, § 194
570	See above §§ 686-687.
571	Claimant PHB, § 157.

e)	The alleged retaliation of Guatemala against EEGSA

712.	In its first Memorial, Claimant alleged that after having unilaterally set the electricity tariffs, the Respondent retaliated against the efforts of EEGSA to review the CNEE’s decisions by (i) purporting to arrest senior managers of EEGSA on baseless charges, and (ii) harassing the Manager of Planning, Control and Regulation of EEGSA, Mr. Calleja, who had to leave the country572.

713.	The Arbitral Tribunal, first of all, finds no evidence in the record that the arrest warrants issued in August 2008 against the managers of Mr. Maté and Mr. Gómez were such retaliatory measures. It rather appears that such arrest warrants were in connection with an unrelated dispute between EEGSA and a private company who filed the criminal charges. In addition, the warrants were subsequently suspended and annulled by the Court of Appeals of Guatemala573.

714.	As to the alleged harassment of Mr. Calleja, the Claimant submits that, after Mr. Calleja made declarations on the radio about the disputed actions of the CNEE, his car had been broken into and his laptop computer had been stolen. Claimant adds that “the break-in appeared to be the work of professionals and had required someone to follow him”574.

715.	There is however no evidence that such events are attributable to the Respondent. As a consequence, Claimant’s arguments in this respect are rejected.

IX.	DAMAGES

716.	The Claimant submits that it is entitled to two heads of damages. First of all, the Claimant seeks recovery for its portion of the cash flow lost by EEGSA from August 2008 until October 2010 (such date being the date of EEGSA’s sale to EPM) as a result of the application of a tariff based on the Sigla study (historical losses). Second, the Claimant seeks to be compensated for the depressed value at which it sold its shares in October 2010 (loss of value).

572	Memorial, §§ 205 et seq.
573	Counter-Memorial, §§ 457-458; Exhibit C-296; Statements CWS-6, §§ 66-72 and CWS-3, § 55.
574	Memorial, § 206; Statement CWS-3, § 55.

717.	On the first head of claim, the Claimant seeks US$21,100,552. On the second head of claim, the Claimant seeks US$222,484,783.575

718.	In support of its valuation, the Claimant relies on the expert evidence of Mr. Brent C. Kaczmarek of Navigant Consulting.576 The Respondent, on its side, relies on the expert evidence of Mr. Mario C. Damonte577, as well as of Messrs. Manuel A. Abdala and Marcelo A. Schoeters.578

719.	As an initial matter, both Parties agree on the methodology to be applied to both heads of damages, i.e. the difference between an actual scenario (actual cash flows during the historical period and EEGSA’s sale value to EPM) and a but for scenario (cash flows that would have been received during the historical period and the higher value to which EEGSA would have been sold to EPM in absence of breach).

720.	The experts also agree on the DCF model to calculate the but for scenario, but disagree on certain inputs.

721.	The Arbitral Tribunal will first (1) decide the points of disagreement between the Parties as to the inputs in the DCF model. Based on its findings, it will then (2) address the historical losses, and (3) the alleged loss of value in the sale to EPM. Finally, the Arbitral tribunal will address (4) interest and (5) costs.

1.	Valuation base and inputs

722.	The Parties are essentially in disagreement on three important aspects of the but for scenario: (b) the value of the VNR, (c) the proper FRC and (d) the level of capital expenditures.

723.	As an initial matter, the Arbitral Tribunal will decide the Parties’ disagreement on whether the proper base of valuation should be the Bates White 5 May, 2008 report as corrected by Mr. Damonte or the 28 July, 2008 report (a).

a)	Valuation base

724.	The first point of disagreement between the Parties is whether the but for scenario should be calculated, as Claimant contends, on the basis of the July 28, 2008 version of the Bates White study or on the basis of the May 5, 2008 version of such study, as corrected by Mr. Damonte based on the pronouncements of the Expert Commission.

575	Claimant PHB Reply, § 154.3; Report CER-5, §§ 135-141, Table 14. Claimant’s expert, Mr. Kaczmarek revised the calculation of damages according to some observations of Respondent’s expert, (adjusting the VNR from 2006 to 2008 and using the PPI instead of the CPI). This revision increased the valuation conclusions of Mr. Kaczmarek.
576	Reports CER-2 and CER-5.
577	Reports RER-2 and RER-5.
578	Reports RER-1 and RER-4.

725.	The Arbitral Tribunal considers that there should not be any difference between one or the other. In the Tribunal’s view, in order to be consistent with the regulatory framework, the valuation base should be the May 5, 2008 study, as amended in order to take into account the Expert Commission’s pronouncements, subject to, as the case may be, any inconsistency between such pronouncements and the regulatory framework to which the regulator could in good faith have objected to.

726.	It is however undisputed that, in correcting the Bates White May 2008 study, Mr. Damonte disregarded the Expert Commission pronouncements at least on one important question, i.e. the FRC.579 The Arbitral Tribunal, in earlier sections of this award580, has already decided that there is no reason to depart from the Expert Commission’s pronouncement on this question. The Expert Commission’s pronouncement on the FRC is in fact consistent with the regulatory framework and the regulator would have had no valid reason to object to it.

727.	Because the May 2008 study as corrected by Mr. Damonte departs from the Expert Commission’s pronouncement on this important question, the Arbitral Tribunal cannot usefully refer to it as a basis for assessing the but for scenario.

728.	As a consequence, the Arbitral Tribunal will work on the basis of the July 28, 2008 version of the study, and assess whether Respondent’s criticism to such study and the resulting but for scenario are reasonable on each of the three main areas of disagreement. The Tribunal considers that this approach will allow calculation of damages with a sufficient degree of certainty based on what the tariffs should have been had the CNEE complied with the regulatory framework.

b)	The VNR

729.	Essentially, the Claimant bases its but for scenario on an asset base of the company (VNR) of US$1,102 million as established in the Bates White 28 July study, while the Respondent adopts the lower figure of US$629 million proposed by Mr. Damonte.

579	Transcript, Day 6, p. 1557, § 22 – p. 1558, § 15.
580	See above, §§ 699-702.

730.	According to Messrs. Abdala and Schoeter581, the VNR proposed in the 28 July study is artificially high and does not incorporate all the corrections proposed by the Expert Commission. Mr. Damonte’s evidence is to the same effect582. Mr. Kaczmarek, to the contrary, opines that the VNR in force in 2008 (at the end of the previous tariff period) was US$744.2 million, and that a deduction of more than US$80 million on the VNR would not make sense583.

731.	After careful review of the evidence, the Arbitral Tribunal is not convinced that the Bates White 28 July study failed to incorporate the Expert Commission’s pronouncements or that there is any reason to depart from such pronouncements. The Respondent did not establish, other than by noting that there is an important difference between the accounting asset base and the regulatory asset base, that Bates White failed to properly incorporate the Expert Commission’s pronouncements in its 28 July study. The Respondent however accepts that the regulatory framework is not based on the accounting asset base and that the regulatory base can be different. Nor did the Respondent establish that the regulator would have had any valid reasons to disregard the pronouncements of the Expert Commission regarding the asset base.

732.	As a consequence, the Arbitral Tribunal will accept the VNR proposed by Mr. Kaczmarek.

c)	The FRC

733.	The difference between the Parties on the FRC is that the July 28 Bates White’s study is based, as proposed by the Expert Commission, on an FRC which incorporates a lower rate of amortization (i.e. 1,09), thus leading to a higher VAD, while Mr. Damonte corrected the Bates White May 5 study on the basis of a higher factor of amortization (i.e. 1,42), which effect is thus to lower the VAD584.

734.	The reason for this is that, according to the Respondent, “the scheme proposed by the EC overcompensates the investor”585 and is inconsistent with Bates White’s Terms of Reference586.

735.	The Arbitral Tribunal has however already decided587 that the decision of the Expert Commission on the FRC is reasonable and consistent with the regulatory framework. The Arbitral Tribunal has further decided that the regulator would have had no valid reason to disregard such decision588.

581	Reports RER-1, §§ 47 et seq., and RER-4, §§ 20 et seq.
582	Report RER-5, §§ 192 et seq.
583	Report CER-5, § 58 and Figure 3, Mr. Kaczmarek had calculated the VNR proposed by Damonte in US$ 661.1 million.
584	Report RER-5, Table 5.
585	Report RER-4, § 29.
586	Respondent PHB, § 184.
587	See above, § 726.
588	See above, §§ 699-702.

736.	As a consequence, the Arbitral Tribunal accepts the FRC proposed by Mr. Kaczmarek.

d)	Capital expenditures

737.	The Parties are in disagreement on the proper level of capital expenditure of EEGSA. Respondent avers that “Mr Kazmarek’s model projects investments far below the needs of the company (US$46.2 million per year). More importantly still, the projections are lower than those included in the Bates White model (US$76.5 million).”589

738.	The Claimant avers that, at the hearing, Respondent’s experts Mssrs. Abdala and Schoeters acknowledged that, because Mr. Kaczmarek corrected its but for investments, “there are no longer any significant differences between the parties as to the amount of investments EEGSA would have made.”590

739.	However, Mr. Abdala explained at the hearing591 that his statement was premised on the adoption of the lower VNR as proposed by Mr. Damonte, whereas the higher asset base proposed by Mr. Kaczmarek would necessary warrant a higher level of capital expenditures.

740.	The Arbitral Tribunal is not convinced that an increase of the regulatory asset base entails a proportional increase of the capital expenditures. It is in fact undisputed that the regulatory asset base may differ from the actual asset base592. In addition, as noted by the Claimant593, the amount of capital expenditures proposed by Mr. Kaczmarek is twice as high as EEGSA’s historical capital expenditures, which the Arbitral Tribunal finds reasonable.

741.	Based on the foregoing, the Arbitral Tribunal accepts the capital expenditures proposed by Mr. Kaczmarek.

589	Respondent PHB, § 337.
590	Claimant PHB, § 181; Report RER-4, § 2.
591	Transcript, Day 6, p. 1528, §§ 8 et seq.
592	Transcript, Day 1, p. 31, § 22 - p. 32, § 8; p. 286, § 13 – p. 287, § 3.
593	Claimant PHB, § 183; Transcript, Day 6, p. 1513, §§ 12-16; Report CER-5, Figure 4.

2.	Historical losses

742.	The Arbitral Tribunal finds that Respondent’s breach caused losses to the Claimant. Such damages amount to the (i) Claimant’s share of the higher revenues that EEGSA would have received had the CNEE observed due process in the tariff review, (ii) to run from the moment the high revenues would have been first received until the moment when the Claimant sold its share in EEGSA. The amount of such losses must be quantified in the “but for” scenario discussed by the Parties, on the basis of what the tariffs should have been had the CNEE complied with the regulatory framework. As said in § 728 above, such assessment is properly made on the basis of the Bates White’s July 28, 2008 study. The Arbitral Tribunal has accepted the Claimant’s views on the three issues that are in dispute in respect of that study (i.e. the VNR, the FRC and the CAPEX). As a consequence, the Arbitral Tribunal accepts the Claimant’s claim for its historical losses of US$21,100,552.

3.	Loss of value

743.	On October 21, 2010, DECA II (the holding company of EEGSA) was sold to EPM.

744.	The Claimant avers that the decision to sell EEGSA was driven by the substantial losses suffered by the company as a consequence of the imposition of a low tariff based on the Sigla study594, and that the sale price to EPM was substantially lowered as a consequence of such situation.595 The Claimant seeks US$222,484,783 corresponding to its share of the lost value in the sale to EPM.596

745.	The Claimant relies, in its submissions that it decided to sell DECA II as a consequence of the CNEE’s arbitrary actions, in the board of directors’ meeting of EEGSA held on October 14, 2010.597

746.	Respondent, on the contrary, submits that the minutes of such board of directors’ meeting were prepared after Teco had sent its notice of intent on January 9, 2009 and before this arbitration started, and therefore that they took into account the arguments that Teco would make in this arbitration.598 Moreover, the Respondent asserts that the fact that Teco did not try to sell its ownership stake for more than two years after

594	Memorial, §§ 220-227.
595	Ibid., § 227.
596	Report CER-5, Table 14.
597	Reply, § 222; Claimant PHB, § 202; Exhibit C-353.
598	Rejoinder, § 474.

the measures of the CNEE, and that it proceeded to sell only at the suggestion of its partner Iberdrola599 is sufficient to prove that the sale was not motivated by the CNEE’s measures but responded exclusively to corporate policies that had nothing to do with EEGSA’s tariff review process in 2008.600

747.	The minutes of the October 14, 2010 board of directors’ meeting of EEGSA state the following: “The proposed sale provides us with an opportunity to exit a minority position in a business where we perceive risk to have meaningfully increased. As discussed at previous Board meetings, the Guatemalan government regulator, acting outside the process prescribed in the Guatemalan electricity law, imposed a significant reduction of the tariff rate for distribution (VAD) on EEGSA in its rate case in August 2008, the subject of the CAFTA claim discussed below. We believe there is continued risk of government interference in EEGSA business.”601

748.	The Arbitral Tribunal has no reasons to doubt that, as reflected in the minutes, the decision to divest was taken primarily as a consequence of the breach by the CNEE of the regulatory framework. It is certainly true that, as pointed out by the Respondent, the tariff had been into force for two years at that time. However, judicial proceedings had been pending before the Guatemalan courts until 2010 and it is understandable that Teco waited until then to take a decision to divest. It is also true that other considerations might have come into play, such as Iberdrola’s own business decisions. However, this does not alter the fact that the breach by the CNEE of the regulatory framework has played an important role in Teco’s decision to divest.

749.	Nevertheless, as will be seen in further sections of this award, the Arbitral Tribunal finds no sufficient evidence of the existence and quantum of the losses that were allegedly suffered as a consequence of the sale.

750.	It is undisputed that DECA II was sold to EPM for US$605 million. The Parties are in slight disagreement on the share of the price that is attributed to EEGSA. According to Mr. Kaczmarek, such share is US$562.4 million602, while Messrs. Abdala and Schoeters submit that EEGSA’s value in the sale was between US$518 million and US$582 million603.

599	Respondent PHB, § 357; Transcript Day 2, p. 580, §§ 20 et seq.
600	Respondent Reply PHB, § 174; Exhibits R-132, R-130 and R-162.
601	Exhibit C-353.
602	Claimant PHB, § 168; Report CER-5, § 135, Table 13 (according to Mr. Kaczmarek the equity value of EEGSA becomes US$474.8 million once the net debt is subtracted).
603	Report RER-4, § 32.

751.	The Parties nevertheless differ substantially as to EEGSA’s but for value. The Claimant asserts a value of US$1,479.3 million604, while the Respondent proposes a value of US$594.9 million605.

752.	The Arbitral Tribunal accepts that the existing tariffs were taken into account in fixing the price of the transaction.

753.	In an interview to the press on October 23, 2010, the CEO of EPM Mr. Federico Restrepo made the following statements: “Q. The shareholders argued that there would be lower revenue and profitability due to the VAD. Despite this issue, you decided to buy? A. This is reflected in the value of the transaction. We bought on the basis that the current tariff model and layout is the one that exists. Clearly it has an impact on the final valuation and we had no expectation that it would be modified or changed. Q. You must start preparing for the VAD of the next five year period. Do you think it can improve with respect to the current one? A. Our valuation process of the company included various scenarios one of them being that the VAD – value received by distributors for the service – would not be modified. This is what we studied. Q. when you mention the valuation process, does it mean that the company would have costed more with another VAD? A. That is possible. For the same cost you receive more revenue, you have more cash of course.”606

754.	Such statements show that the existing tariff were considered as a relevant factor in determining the price of the transaction. There is however no sufficient evidence that, had the 2008-2013 tariffs been higher, the transaction price would have reflected the higher revenues of the company until 2013. The interview of Mr. Restrepo only mentions as a “possibility” that with a higher VAD for the rest of the tariff period, the transaction price would have been higher. And there no evidence in

604	Report CER-5, §140, Table 13 (according to Mr. Kaczmarek the weighted average enterprise value of US$1,479 is reduced to US$1,391 once the net debt of EEGSA is subtracted); Mr. Kaczmarek Presentation, slides 12 and 39).
605	Report RER-4, § 76.
606

Exhibit R-133, Tribunal translation, in original in Spanish: “P: Los accionistas argumentaban baja de ingresos y rentabilidad por el VAD. ¿Aún con ese tema decidieron comprar? R: Eso se refleja en el valor de la transacción, nosotros compramos sobre la base de que el modelo y esquema tarifario que hay hoy es el que está; y por supuesto, eso tiene una incidencia en la valoración final y no tenemos ninguna expectativa que vaya a ver (sic) modificaciones en otro sentido. P: Deben empezar a prepararse para el VAD del próximo quinquenio. ¿Creen que puede mejorarse respecto al actual? R: Nuestro proceso de valoración - de la empresa - incluía varios escenarios y entre ellos el que no se modificaba (el VAD - valor que cobran la distribuidoras por servicio – eso fue parte de lo que estudiamos. P: Cuando menciona el proceso de valoración ¿quiere decir que la empresa hubiera costado más con otro VAD? R: Es posible, para los mismos costos mayores ingresos genera; más caja, por supuesto.”

the record of how the transaction price has been determined. The Arbitral Tribunal therefore ignores what other factors might have come into play and cannot conclude with sufficient certainty that an increase in revenues until 2013 would have been reflected in the purchase price and to what extent.

755.	The Arbitral Tribunal also finds no evidence that, as submitted by the Claimant, the valuation of the company reflected the assumption that the tariffs would remain unchanged beyond 2013 and forever.

756.	In fact, while Mr. Restrepo says in his interview that the purchaser assumed that the tariffs were likely to remain the same for future tariff periods, he also says that such a scenario was only one of those which were considered by the purchaser.

757.	The Arbitral Tribunal agrees with the Respondent that the claim is in this respect speculative.607 The Respondent rightly points out that “it is actually impossible to know what will happen with the tariffs in the future.”608

758.	The regulatory framework permits EEGSA to seek adjustments of the tariffs, and the VAD is recalculated every 5 years. As a consequence, there was nothing preventing the distributor from seeking an increase of the tariffs at the end of the 2008-2013 tariff period. In this respect, no information has been provided to the Arbitral Tribunal regarding the establishment of the 2013-2018 tariffs. Likewise, there is no indication that the distributor will be prevented from seeking a change in the tariffs in 2018.

759.	Finally, the regulatory framework may change, with consequences on future tariff review processes as well as on the future level of the VAD.

760.	As a consequence, the Arbitral Tribunal cannot accept that the sale price to EPM was based on the assumption that tariffs would remain forever unchanged post-2013.

761.	As a consequence of the foregoing, the Arbitral Tribunal will reject the claim for loss of value.

4.	Interest

762.	The Claimant seeks simple and compounded interest at the rate of 8.8 percent from August 1st, 2008 (first day of the 2008-2013 tariff period) until full payment. The 8.8 percent interest rate corresponds to EEGSA’s WACC in October 2010.609

607	Counter-Memorial, § 38.
608	Respondent PHB, § 354.
609	Claimant PHB, § 202; Report CER-2, § 195.

763.	The Respondent does not object to the request for pre-award interest. The Respondent also does not object to the claim for compounded interest.

764.	In Respondent’s submission, however, the pre-award interest “must be adjusted to the WACC in effect before the TGH sale (since TGH even assumed an operating risk) and from 21 October onwards using an adjustment factor based on a risk-free rate, such as (for example) US 10-Year government bonds. On average, these bonds produced a yield of 3.3 percent during the period of August 2008-October 2010 and 2.8 during October 2010-December 2011.”610

765.	The Arbitral Tribunal considers that interest should only accrue from the date of the sale of EEGSA to EPM in October 2010. As a matter of fact, because the US$21,100,552 historical losses damages correspond to revenues that would have progressively flowed into EEGSA from August 2008 until October 2010, and because such amount has not been discounted to August 2008611, calculating interest on the entire amount of the historical damages as from the first day of the tariff period would result in an unjust enrichment of the Claimant. As a consequence, interest shall only accrue from October 21, 2010.

766.	The Arbitral Tribunal agrees with the Respondent that applying EEGSA’s WACC post-October 2010 would not make sense since the Claimant had sold its interest in EEGSA and ceased to assume the company’s operating risks. The Arbitral Tribunal thus agrees with the Respondent that a risk-free rate should be applied.

767.	Because the loss suffered by the Claimant corresponds to the cost of borrowing money in the United States, the Arbitral Tribunal agrees with Mr. Kaczmarek’s evidence612 that the proper interest should be based on the US Prime rate of interest plus a 2 percent premium in order to reflect a rate that is broadly available to the market.

768.	As a consequence, the Arbitral Tribunal finds that the damages granted to the Claimant will bear pre and post-award interest at the US Prime rate of interest plus a 2 percent premium from October 21, 2010 until full payment. Such interest shall be compounded on an annual basis.

610	Respondent Reply PHB, §175; Report RER-1, § 111.
611	Report CER-2, Appendix 3.A.
612	Report CER-2, § 222; Exhibit C-415.

X.	The Costs

769.	Article 61(2) of the ICSID Convention provides that “the Tribunal shall, except as the parties otherwise agree, assess the expenses incurred by the parties in connection with the proceedings, and shall decide how and by whom those expenses, the fees and the expenses of the members of the tribunal and the charges for the use of the facilities of the Centre shall be paid. Such decision shall form part of the award.”

770.	Rule 28 of the Arbitration Rules provides that “(1) Without prejudice to the final decision on the payment of the cost of the proceeding, the Tribunal may, unless otherwise agreed by the parties, decide:

(a) at any stage of the proceeding, the portion which each party shall pay, pursuant to Administrative and Financial Regulation 14, of the fees and expenses of the Tribunal and the charges for the use of the facilities of the Centre;

(b) with respect to any part of the proceeding, that the related costs (as determined by the Secretary-General) shall be borne entirely or in a particular share by one of the parties.”

771.	Rule 47(1)(j) of the Arbitration Rules also provides that the award should contain “any decision of the Tribunal regarding the costs of the proceeding”.

772.	According to the timetable agreed by the Parties, each party presented its submissions on costs on July 24, 2013, and reply to submissions on costs on August 7, 2013. The Respondent submitted an updated claim for expenses on November 18, 2013, to take into account the payment of the third advance of fees and costs.

773.	The Claimant submits that it incurred the following fees and expenses:

•	Legal fees and expenses: US$6,327,903.29

•	Expert and consultant fees and expenses: US$2,932,603.33

•	Arbitration expenses of TECO: US$17,087.24

•	ICSID costs: US$750,000

Total of incurred costs: US$10,027,593.86

774.	The Respondent submitted that it incurred the following fees and expenses:

•	Legal and expert fees: US$4,370,638.10

•	Costs of witnesses and government representatives: US$154,409.33

•	ICSID costs: US$725,000.00 (reflecting the Respondent’s payment of US$250,000.00 as requested in the Secretary’s letter of August 7, 2013, and confirmed by the Respondent in its letter of November 18, 2013).

Total of incurred costs: US$5,250,047.43

775.	The Arbitral Tribunal finds that such costs are justified and appropriate in view of the complexity of this case.

776.	Each party requested that the other be ordered to support the entirely of its costs and expenses. Both parties submitted that the Arbitral Tribunal should apply the principle that costs follow the event613. Both parties also agree that, in assessing and apportioning the costs, the Arbitral Tribunal can exercise discretion614.

777.	The Arbitral Tribunal agrees with the Parties that the costs should be apportioned based on the principle the costs follow the event.

778.	The Claimant has been successful in its arguments regarding jurisdiction, as well as in establishing the Respondent’s responsibility. However, the Respondent has been partially successful on quantum.

779.	Based on the foregoing, the Arbitral Tribunal decides that the Respondent will support the entirety of its costs and reimburse 75 percent of the costs supported by the Claimant, i.e.: US$7,520,695.39

613	Claimant submission on costs, § 4; Respondent submission on costs, § 4.
614	Claimant submission on costs, § 2; Respondent submission on costs, § 2.

DECISION

780.	The Arbitral Tribunal decides:

A.	That it has jurisdiction to decide on Teco’s claims under the CAFTA-DR;

B.	That Guatemala has violated its obligation to accord to Teco’s investment Fair and Equitable Treatment under Article 10.5 of the CAFTA-DR;

C.	That Guatemala shall pay US$21,100,552 to Teco as damages;

D.	That the amount mentioned in section C above will bear interest at the US Prime rate plus a 2 percent premium as from October 21, 2010 until the date of full payment;

E.	That interest shall be compounded on an annual basis;

F.	That Guatemala shall support the entirety of its costs and expenses and pay US$ US$7,520,695.39 to Teco on account of its legal costs and expenses;

G.	That all any other claims and pleas for relief are rejected.

Done in English and Spanish, both versions being equally authoritative.

William W. Park	Claus Von Wobeser

Arbitrator	Arbitrator

Date: 17 December 2013	Date: 10.12.13

Alexis Mourre

President of the Arbitral Tribunal

Date: 5.12.2013